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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 10, 2004.

Registration No. 333-          .

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPIRIT FINANCE CORPORATION
(Exact name of registrant as specified in governing instruments)

Maryland (State or other jurisdiction of incorporation or organization)	8910 E. Raintree Drive, Suite 100 Scottsdale, Arizona 85260 (480) 606-0820	20-0175773 (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Morton H. Fleischer, Chairman of the Board and Chief Executive Officer
Christopher H. Volk, President and Chief Operating Officer
Spirit Finance Corporation
8910 E. Raintree Drive, Suite 100
Scottsdale, Arizona 85260
(480) 606-0820
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Paul E. Belitz, Esq.
Michael J. Zieg, Esq.
Kutak Rock LLP
1801 California Street, Suite 3100
Denver, Colorado 80202
(303) 297-2400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

        If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock	37,404,862 shares	$10.00	$374,048,620	$47,392

(1)
In accordance with Rule 457(c), the aggregate offering price of our stock is estimated solely for calculating the registration fees due for this filing. The last sale of our common stock of which we are aware occurred on May 3, 2004 and was reported on the PORTALSM Market at a price of $10.00 per share.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until this registration statement shall become effective on such date as the commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 10, 2004.

Prospectus

37,404,862 Shares of Common Stock
SPIRIT FINANCE CORPORATION

        This prospectus relates to up to 37,404,862 shares of common stock of Spirit Finance Corporation that the selling stockholders named in this prospectus may offer for resale from time to time. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders, but will incur expenses in connection with the offering.

        No public market currently exists for our common stock. Our common stock is not currently listed on any national securities exchange or quotation system. Following our December 2003 common stock private offering transaction, most of our shares of common stock have been eligible for trading on The PortalSM Market, a subsidiary of the Nasdaq Stock Market, Inc. The shares of common stock resold using this prospectus will no longer be eligible for trading in The PortalSM Market.

        The selling stockholders from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. These sales may be made on any stock exchange or other exchanges on which shares of our common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

        See "Risk Factors" beginning on page 9 of this prospectus for various risk factors relevant to an investment in our common stock, including:

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  We were incorporated in August 2003, have a limited operating history and limited sources of liquidity;

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  The past performance of Franchise Finance Corporation of America, or FFCA, and our management is not an indicator or guarantee of our future results;

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  We rely on key personnel with long-standing business relationships, the loss of whom would impair our ability to operate successfully;

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  Our success will be dependent on our ability to successfully identify and invest in suitable properties;

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  We will need access to significant additional funding to adequately diversify our real estate portfolio;

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  In order to assist us in continuing to qualify as a REIT, our common stock has restrictions on its transfer that limit its ownership by any person to 9.8% of our total outstanding shares; and

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  If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

i

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any offer or sale of our common stock.

        References to the V-FormulaSM are to a unique financial analysis tool developed by Mr. Christopher H. Volk, our President and Chief Operating Officer. We have a royalty free, perpetual, non-exclusive right to use the V-FormulaSM. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

NOTE REGARDING MANAGEMENT'S EXPERIENCE

        Our senior management consists of former senior executive officers of Franchise Finance Corporation of America, or FFCA. The inclusion of information regarding FFCA does not imply or indicate in any manner that we will make investments comparable to those made by FFCA nor does it imply or indicate that you will receive dividends or returns comparable to those experienced by investors in FFCA. Please read carefully the "Risk Factors" section of this prospectus for a discussion of factors that may impact our business and your investment.

SUMMARY

        Because this is a summary, it does not contain all the information that may be important to you. Before you invest in our common stock, you should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes appearing elsewhere in this prospectus. In this prospectus, references to "we," "our," "us" and "Spirit Finance" refer collectively to Spirit Finance Corporation and its subsidiaries. References in this prospectus to "articles of incorporation" or "articles" are to our articles of incorporation as they may be amended or supplemented from time to time.

Spirit Finance Corporation

        We were formed in August 2003 to continue the successful real estate investment and corporate finance activities of our founders, Morton H. Fleischer and Christopher H. Volk. Our founders were the two most senior executive officers of FFCA. FFCA was formerly a New York Stock Exchange listed real estate investment trust, or REIT, until it was sold to GE Capital Commercial Equipment Financing, or GECC, in August 2001 for a total transaction value in excess of $2.1 billion.

        We have elected to be taxed as a REIT for federal income tax purposes, beginning with our taxable year ended December 31, 2003. We intend to continue to elect to be taxed as a REIT and distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the REIT distribution requirements of the Internal Revenue Code.

        We were formed with the primary intention of offering investors an interest in a pool of single tenant, operationally essential real estate leased on a long-term, triple-net basis to retail, distribution and service companies in order to provide attractive returns to our investors. Operationally essential real estate is real estate critical to the generation of our customers' sales and profits.

        We intend to be one of the limited sources of capital that provides comprehensive, customized financing solutions in significant dollar amounts (in excess of $25.0 million) to our customers. Our real estate financing solutions take the form of sale-leaseback transactions and mortgage loans and will, to a limited extent, include construction, equipment and corporate loans. It is our intention to become the preferred landlord for our customers by meeting their ongoing capital needs with financing products at competitive rates and with creative, flexible terms.

        We target established companies that provide goods and services to consumers through retail, distribution and service locations, such as restaurants, interstate travel plazas, discount retailers, movie theaters, supermarkets, pharmacies, automotive parts stores and services facilities, beverage distributorships and other similar businesses. The real estate we acquire is generally leased to our customers on a long-term, triple-net basis, such that all operating and maintenance costs, insurance premiums and property taxes are paid by the tenant.

        We capitalize on favorable market conditions and our senior management's extensive experience in the real estate business to source, underwrite and manage real estate related assets. Our senior management:

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  identifies prospective tenants and borrowers that are profitable, have superior management teams and operate in retail, distribution or service niches with strong underlying business fundamentals;

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  selectively and opportunistically seeks to invest in real estate with:

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  strong unit-level economics, meaning individual locations with profitable operations with the least likelihood of default;

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  desirable locations and improvements suitable for various tenants and uses; and

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    an acquisition or financing price at or below its replacement cost;

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  designs flexible long-term, triple-net leases or loans that offer favorable and attractive terms to us and our tenants or borrowers; and

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  monitors the performance of our tenants and borrowers and their businesses.

Experienced Management

        We capitalize on our senior management's combined experience successfully operating real estate finance companies to source, underwrite and manage our investments. Our senior management team, comprised of Morton H. Fleischer, Christopher H. Volk, Catherine Long, Jeffrey M. Fleischer and Gregg A. Seibert, has over 100 years of combined experience in the real estate investment and finance business. Our senior management team's strategy for successful investments relies on extensive relationships, research, underwriting and continuous portfolio management. Since 1980, members of our senior management have originated approximately $6.0 billion in sale-leaseback and mortgage financings. These investments were funded by a combination of investment grade debt, bank lines of credit, warehouse credit lines, mortgage loan sales and approximately $1.9 billion of investor capital.

        Before forming Spirit Finance, our senior management team worked together at FFCA from 1994 through 2001. FFCA was formed in 1994 through a merger of eleven real estate limited partnerships that had been created by Morton H. Fleischer, our Chairman and Chief Executive Officer, beginning in 1980. Our two most senior executives, Morton H. Fleischer and Christopher H. Volk, our President and Chief Operating Officer, held the top two executive positions at FFCA when it was sold to GECC. When FFCA was sold to GECC in 2001, FFCA was the nation's largest net lease REIT in terms of market capitalization.

        During its existence as a publicly traded REIT from June 1994 through August 2001, FFCA achieved (1) annual compounded financing growth (growth rate for new financings of sale-leasebacks and mortgages) of 32%, (2) cumulative financing activity of $4.9 billion, (3) annual compounded FFO (Funds From Operations calculated in accordance with the National Association of Real Estate Investment Trusts' definition at the point of measurement) per share growth of 9.4%, (4) annual compounded revenue growth rate of 17.8%, (5) annual compounded net income growth of 22.3%, (6) annual compounded dividend growth of 3.5%, (7) total dividends paid of $665.6 million, and (8) annual compounded rate of investor return, assuming reinvestment of dividends, of 12.2%.

        While the investment activities and operations of FFCA and our company have many common characteristics, our management's previous experience and performance at FFCA will not necessarily serve as a basis for evaluating the performance of our company. See "RISK FACTORS — Risks Related to Our Business — The past performance of FFCA and our management is not an indicator or guarantee of our future results."

Business and Investment Strategy

        Our strategy is designed to take advantage of current market conditions and adjust to changes in market conditions over time by providing our customers comprehensive, customized real estate financing solutions in significant dollar amounts. Our principal business objective is to increase cash flow through:

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  continued investment activity;

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  controlling expenses through operational efficiencies;

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  increasing rental and mortgage revenues with rent escalations based on gross sales of customers, inflation adjustments or specified payment increases; and

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  increasing use of internally generated cash flow for investments.

We seek to achieve growth in cash flow, while maintaining low portfolio investment risk, diligent adherence to tested underwriting criteria, investment diversification and a conservative capital structure.

        We believe that we will be able to offer our investors safe, stable income by pursuing investments primarily with large, publicly, privately or institutionally held companies that own significant amounts of real estate. We believe that these companies are the most appropriate customers for our financing programs because these established companies typically have sophisticated owners and investors who will recognize the capital efficiencies and incremental stockholder value created by our financing solutions. In addition, we believe that large companies prefer to execute fewer but larger transactions and to work with fewer landlords. We seek to provide significant dollar amounts of financing to each customer and thereby better serve the needs of our target market.

        We believe that it is important to develop a strong pipeline of investment opportunities from established retail, distribution and service companies that own real estate. Our senior management's extensive industry and financial institution relationships provide us with a substantial ability to source and selectively choose investment opportunities. In addition, we have entered into a sourcing arrangement with Banc of America Securities LLC, or BAS, that we believe will assist us, from time to time, in originating investment opportunities.

        Our senior management has a track record of successful real estate investment underwriting supported by a long-term commitment to research and analysis. We evaluate our potential investments by adhering to the tested underwriting process that our senior management has developed over the past 20 years and that has been profiled in Wall Street research reports and industry trade journals.

        We target our maximum leverage ratio to not exceed 65% of our total assets. We intend to obtain unsecured and secured debt financing through public and private markets. We will attempt to access various sources of capital, including lines of credit, bridge loans and other arrangements, through banks, financial institutions and institutional investors. We may also finance the acquisition of properties through the issuance of additional equity securities. We may acquire properties for the purpose of securitization or use similar structured finance alternatives.

        We plan to achieve our targeted equity returns by using leases with contractual lease escalations and through sustained new investment activity. If our cost of capital increases due to rising interest rates, we plan to, for new leases we enter into, increase tenant lease rates or increase tenant lease escalations, and increase the interest rates on our new loans in order to achieve our targeted equity returns. Our management team has an extensive track record of successfully achieving attractive returns to stockholders in periods of rising and falling interest rates. In addition to responding to varying interest rate environments in the origination of new investments, we plan to employ customary derivatives strategies designed to hedge the long-term financing costs on our portfolio.

        We believe that operating effectiveness and efficiency are important to our customers and to our stockholders. To complement our tested approach to investment underwriting, we use new outsourcing approaches for selective company operations to improve our efficiency. We outsource various administrative functions with experienced third party vendors. These administrative functions include real estate closings, legal services, selective portfolio servicing functions and information technology. As a result of this outsourcing, we both realize substantial savings and increase our operational flexibility to the benefit of our customers and stockholders.

Market Opportunity

        Market Overview.    Based on material published by PricewaterhouseCoopers LLP, the total value of commercial real estate in the United States was estimated to be $4.7 trillion as of October 29, 2003, of which approximately $1.8 trillion represented real estate owned by corporations. We focus on financing single tenant, operationally essential real estate owned by larger, publicly, privately or institutionally held corporations, specifically retail, distribution and service companies. We believe that the overall market of potential financings for these companies' real estate is in excess of $1.0 trillion. Based on our estimated size of this market, we believe that less than 1% of free standing, single tenant, operationally essential real estate is currently held by publicly traded REITs. We believe that the largest portion of these types of properties is owned by the companies that occupy the properties. Examples of the types of companies that own real estate in our initial target market include:

Automotive dealers	Health clubs or gyms
Automotive parts and service	Office supplies retailers
Beverage distributors	Movie theaters
Book stores	Photocopy or printing stores
Computer and software stores	Rental centers
Department stores	Restaurants
Discount retailers	Retail petroleum or convenience stores
Drugstores	Specialty retailers
Electronics retailers	Supermarkets
Educational facilities	Travel plazas or truck stops
Furniture stores	Video rental or sales stores
Hardware or home improvement stores	Warehouses or wholesale clubs

        Our target customers have historically invested substantial capital in the ownership of their real estate facilities. We believe that increased competition has generally reduced the equity returns of our target customers, thereby encouraging companies to seek improved operating efficiencies and alternative means of reducing the amount of capital invested in real property to increase stockholder value. Our real estate financing solutions are designed to reduce the amount of capital that our customers have invested in their real estate while allowing them to maintain operational control of their real estate. We provide our target customers with immediate access to capital to invest in their business, reduce debt or repurchase stock. We believe that the return on capital invested in their core businesses is higher than the return on capital for their real estate.

        Market Conditions.    We believe that the amount of capital available from traditional lending sources, such as banks, to finance long-term real estate assets in large amounts is insufficient to meet the needs of our target customers. In addition, we believe there are various other trends that support our investment strategy, including:

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  Financial institution consolidation:  We believe that consolidation in the banking and finance industries has resulted in reduced lending capacity available to larger companies operating multiple real estate locations;

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  Capital structure limitations:  We believe that most traditional banks and finance companies have regulatory restrictions and self-imposed risk limitations that limit their ability to offer long-term, fixed rate real estate financing to any single company or group of affiliated entities;

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  Commercial mortgage loans:  While there is a substantial market for the securitization of commercial mortgage loans, this market is generally limited to multi-tenant apartment, office, retail and industrial properties. As a result, we believe that there is limited capacity for single tenant financing in the commercial mortgage-backed securities market;

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  Off-balance sheet treatment:  Off-balance sheet structures such as synthetic leases and other complicated financing vehicles are increasingly viewed with disfavor. The Financial Accounting Standards Board issued an interpretation, FASB Interpretation No. 46, which impacts the accounting and reporting of some types of financing structures that previously received off-balance sheet treatment and provides further disincentives for complicated off-balance sheet structures. However, sale-leaseback financing currently remains an acceptable off-balance sheet financing alternative; and

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  Capital source diversity:  Companies that require significant real estate assets to conduct their business activities are generally large users of capital. For these companies, access to diverse capital sources is typically viewed positively by both stockholders and management because it promotes greater financial flexibility and improved capital structures. We believe that many of our target customers have not previously sourced capital from a REIT and therefore would be interested in the real estate financing products that we can offer.

Summary Risk Factors

        An investment in our common stock has risks. This prospectus contains a detailed discussion of the most important risks associated with our business, ownership of our common stock, our organization and structure and our REIT status, including the following:

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  we were incorporated in August 2003, have a limited operating history, limited sources of liquidity and may not be able to operate our business or implement our investment strategies successfully;

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  the past performance of FFCA and our management is not an indicator or guarantee of our future results;

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  we rely on key personnel with long-standing business relationships, the loss of whom would materially impair our ability to operate successfully;

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  our success will be dependent on our ability to successfully identify and invest in suitable properties, and a delay in investing in those assets may cause a delay in our ability to deliver returns, if any, to investors;

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  we will need access to significant additional funding to adequately diversify our real estate portfolio, and the failure to diversify our portfolio may result in increased risk due to industry or tenant concentration;

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  we may not have adequate access to funding to successfully execute our growth strategy and/or to effectively manage a rapidly growing portfolio;

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  we are subject to the risks of commercial real estate ownership that could reduce the value of our properties; and

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  If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution.

Please refer to the "Risk Factors" section for a more detailed discussion of these and other material risks.

Completed Acquisitions

        From the completion of our December 2003 private offering to June 7, 2004, we completed the following acquisitions:

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  a $40.8 million acquisition of a loan portfolio representing two borrowers, a regional restaurant chain and an auto parts retailer, on December 23, 2003;

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  a $37.5 million sale-leaseback transaction with a petroleum retailer on December 23, 2003;

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  a $2.0 million sale-leaseback transaction with a powersports vehicle dealership on February 23, 2004;

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  an $8.9 million sale-leaseback transaction with a regional family restaurant chain on March 31, 2004;

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  a $4.7 million acquisition of an electronics retail site on May 6, 2004; and

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  a $12.9 million acquisition of a national movie theater chain site on May 17, 2004.

Proposed Acquisitions

        As of June 7, 2004, we had entered into purchase agreements, letters of intent and commitment letters related to the pending acquisition of approximately $404.1 million of real estate. The properties covered by these agreements generally consist of chain restaurants, interstate travel plazas, dual branded restaurant and petroleum facilities, educational facilities, movie theaters and specialty retailers. These transactions are subject to customary closing conditions, negotiation of final documents and customary due diligence and may not ultimately be completed.

        In addition to the transactions described above, we had also identified for review, as of June 7, 2004, potential investments of approximately $1.3 billion, for a total pipeline of potential acquisitions of approximately $1.7 billion. These additional potential investments under review represent individual transactions ranging from approximately $3.0 million to $185.0 million in size. We consider investments as under review when we have signed a confidentiality agreement, we have exchanged financial information and/or we or our advisors are in current and active negotiations. Investments under review are subject to significant change and after further due diligence, we may decide not to pursue any or all of these transactions.

Credit Facility

        We are currently in the process of establishing a secured credit facility with Bank of America, an affiliate of BAS, for a potential maximum amount of $350.0 million. We are in the process of negotiating final documentation for the facility. The facility will allow us to borrow up to $250.0 million and request that Bank of America approve, in its sole discretion, an additional $100.0 million. Our borrowings under the facility will be secured by mortgages on specific properties we own or acquire in the future that we decide to pledge as collateral under the facility. We will be subject to various operating covenants customary for borrowings of this type. The facility is expected to have an initial term of one year, with the option of Bank of America to extend the facility for an additional year.

Private Offering and Formation Transactions

        We were formed in August 2003 by our founder and then sole stockholder, Spirit Finance Holdings, LLC. Spirit Finance Holdings was formed in January 2003 by Messrs. Morton H. Fleischer and Volk who each currently holds a 50% voting interest in Spirit Finance Holdings. Immediately before our December 2003 private offering, Spirit Finance Holdings owned 100%, or 1,200,000 shares, of our common stock. We have entered into a stockholders agreement, dated as of October 15, 2003, with Spirit Finance Holdings related to the 1,200,000 shares of our common stock owned by Spirit Finance Holdings on that date. The stockholders agreement requires us to repurchase shares of our common stock covered by this agreement for $.01 per share if specified conditions are not met.

        In December 2003, we completed the sale of 30,000,000 shares of our common stock in a private offering and sold an additional 6,000,000 shares of our common stock in January 2004, in connection with the exercise of the initial purchaser's overallotment option. These sales resulted in aggregate proceeds to us of approximately $334.8 million, net of initial purchaser's discount and placement fee and before offering expenses.

Use of Proceeds

        We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock being offered by this prospectus. We have agreed, however, to pay various expenses relating to registration of these shares of common stock.

Our REIT Structure

        We have elected to be taxed as a REIT beginning with our tax year ended December 31, 2003. As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income to their stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be prohibited from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income and other items. We have formed a wholly owned taxable subsidiary, Spirit Management Company, with the capacity to generate revenues from business activities that are not otherwise suitable for a REIT.

Corporate Governance and Alignment of Interests

        Our founders have extensive experience in corporate and fiduciary management and firmly believe in the importance and value of strong corporate governance. Accordingly, we have taken steps to implement appropriate corporate governance measures that we believe encourage and promote a proper alignment of interests with our investors, including a majority of independent board members, a non-classified board of directors, periodic meetings of our independent directors without members of our management present, a lead independent director, independent board committees and employment contracts with our senior officers. Following the date of this prospectus we intend to take additional steps to meet the current governance standards mandated by the NYSE. In addition, we abide by most of the recommendations of Institutional Shareholder Services, a leading authority on proxy issues and corporate governance.

        As a self-advised REIT, our officers have interests and responsibilities that are aligned with the interests of our stockholders. The formation of Spirit Management Company, our taxable REIT subsidiary, is expected to further this interest by providing us with the operational flexibility to engage in non-REIT business activities that are consistent with our business strategy. In addition, our two most senior executive officers, Messrs. Morton H. Fleischer and Volk, together have invested an aggregate of approximately $10.7 million in our common stock. The other members of our senior management team and our directors have collectively invested approximately $1.6 million in our common stock.

Institutional Trading of Our Common Stock

        Most of the shares of our common stock issued in our December 2003 private offering have been eligible for resale among qualified institutional buyers through The PortalSM Market, a subsidiary of the Nasdaq Stock Market, Inc. The last trade of shares of our common stock reported on The PortalSM Market of which we are aware was reported on May 3, 2004 at a price of $10.00 per share, which may not be indicative of the prices at which our common stock will trade in the future. Shares of our common stock resold using this prospectus will no longer be eligible for trading in The PortalSM Market.

Our Dividend and Distribution Policy

        Although we have not established a minimum dividend payment level, we intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our

REIT taxable income so as to avoid paying corporate level income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

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  90% of our REIT taxable income determined before the deduction for dividends paid and excluding any net capital gain, plus

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  90% of the excess of our net income from foreclosure property over the tax imposed on that income by the Internal Revenue Code, less

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  any excess non-cash income as determined under the Internal Revenue Code.

        The dividends will be authorized and paid as determined in the discretion of our board of directors. We may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries, to the extent allowable under the REIT provisions of the Internal Revenue Code. Our ability to pay dividends to you will depend on our actual results of operations, which are dependent on our receipt of payments from our leases and loans with respect to our properties. If we are unable to successfully execute our business plan, we may not have cash available to pay dividends.

Restrictions on Ownership of Our Common Stock

        In order for us to qualify as a REIT under the Internal Revenue Code, our articles of incorporation contain restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, common stock in excess of 9.8%, in value or number, whichever is more restrictive, of outstanding shares of our common stock. Our board of directors waived this ownership limitation for certain institutional investors in our December 2003 private offering and may waive it again in the future so long as these waivers do not affect our REIT qualification. These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in your best interest.

Our Principal Executive Office

        Our principal executive office is located at 8910 East Raintree Drive, Suite 100, Scottsdale, Arizona 85260-7027. Our telephone number is (480) 606-0820. Our website address is www.spiritfinance.com. The information on our website does not constitute a part of this prospectus.

RISK FACTORS

        Investment in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors below together with all of the other information included in this prospectus. Any of the following factors could harm, in a material and adverse way, our business and future results of operations and could result in a partial or complete loss of your investment. The risks described below are not the only ones facing our business. Additional risks not presently known to us or that we currently deem immaterial might also impair our business and future results of operations and could result in a partial or complete loss of your investment.

Risks Related to Our Business

        We were incorporated in August 2003, have a limited operating history, limited sources of liquidity and may not be able to operate our business or implement our operating strategies successfully.

        We were formed in August 2003 and have a limited operating history. We will be subject to all risks generally associated with any new business enterprise. Except for proceeds raised in our December 2003 private offering, we currently have limited external sources of financing. We may not be able to find suitable real estate investments, tenants and borrowers. Our failure to invest the remaining proceeds of our December 2003 private offering in properties and loans meeting our investment objectives could adversely impact the implementation of our operating strategies and reduce anticipated returns to investors. In addition, our tenants may not fulfill all of their lease obligations. If any loans we acquire or originate are defaulted on and are under-collateralized, our results of operations and anticipated returns will be diminished. The results of our operations will depend on many factors, including the availability of opportunities for the acquisition of assets or loans, the level and volatility of interest rates, readily accessible short- and long-term funding, conditions in the financial markets and general economic conditions. Our limited operating history makes it more difficult for you to evaluate the likelihood of our achieving our investment objectives.

        The past performance of FFCA and our management is not an indicator or guarantee of our future results.

        Neither the track record of our senior management while they were senior executive officers of FFCA, nor the performance of FFCA during that period, shall imply, predict (directly or indirectly) or guarantee any level of our future performance. Our performance is dependent on future events and market conditions, including, without limitation, varying business strategies, different local and national economic circumstances, different supply and demand characteristics relevant to buyers and sellers of our investments, varying degrees of competition and varying circumstances pertaining to the capital markets. Our strategy differs from FFCA's in that we expect the average dollar amount of each of our real estate transactions will be higher than the average dollar amount of the real estate transactions completed by FFCA, which could make our financial results, and the price of our common stock, more volatile. Additionally, all of the factors discussed in this "Risk Factors" section may impact our future results. Accordingly, you should not place reliance on the past performance of FFCA in making your investment decision.

        Our success will be dependent on our ability to successfully identify and invest in suitable properties, some of which you may disagree with, and a delay in investing in those assets may cause a delay in our ability to deliver returns, if any, to investors.

        As of June 7, 2004, we had executed purchase agreements, commitment letters and letters of intent for an aggregate of approximately $404.1 million of financing transactions. The agreements are subject to customary closing conditions and the letters of intent are subject to negotiation of binding purchase agreements, our due diligence and other customary closing conditions. We are also reviewing additional financing transactions for which we do not have any letter of intent or binding agreement to purchase.

We may determine not to enter into any or all of these transactions, or any of the subject companies may determine not to pursue the applicable transaction with us or at all. Therefore, these transactions, including the transactions covered by the purchase agreements, commitment letters and the letters of intent, may not ultimately close. Accordingly, there could be a substantial delay before we invest the remaining proceeds of our December 2003 private offering. These factors could cause a substantial delay in the time it takes for your investment to generate returns, if any.

        We rely on key personnel with long-standing business relationships, the loss of whom could materially impair our ability to operate successfully.

        Our future success depends, to a significant extent, on the continued services of Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer, Christopher H. Volk, our President and Chief Operating Officer, and other key members of our management team. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective customers is critically important to the success of our business. Mr. Fleischer and Mr. Volk, under their employment agreements with us, are required to spend substantially all of their professional time on matters relating to our company. Although we have employment agreements with Mr. Fleischer, Mr. Volk and other key executives, these agreements cannot guarantee that Mr. Fleischer, Mr. Volk or the other executives will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our corporate management team would harm our business and our prospects.

        We will be investing in industry sectors in which we have limited investment and underwriting experience.

        Our current strategy is to acquire assets across a variety of industry sectors in a variety of geographic locations. We have limited experience investing in some of the sectors we are targeting. Accordingly, we will be required to develop expertise, relationships and market knowledge across a broad range of industry sectors and will be subject to the market conditions affecting each industry sector in which we invest, including such factors as the economic climate, business layoffs, industry slowdowns, changing demographics, and supply and demand issues affecting each industry sector. This multi-sector approach could require more management time, support staff and expense than a company whose focus is dedicated to a greater extent on a single industry sector. If we are not able to efficiently and effectively manage a diverse multi-sector portfolio of properties and loans, our results of operations and returns to our stockholders will be adversely impacted.

        Our directors have approved broad investment guidelines for us and do not approve each investment we make.

        We are authorized to follow broad investment guidelines. We have substantial discretion within our broad investment guidelines in determining the types of assets we may decide are proper investments for us. Our directors will periodically review our investment guidelines and our investment portfolio; however, our board does not review each proposed investment. Instead, our board has authorized our senior management to make investments of up to $100.0 million in any single credit, or related group of credits, without board approval. Furthermore, transactions entered into by us may be difficult or impossible to unwind by the time they are reviewed by the board. Therefore, you will have to rely primarily on our senior management's judgment in making future investments.

        We may change our investment strategy without your consent, which may result in riskier investments than those we are currently contemplating.

        We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. You may disagree with any policy changes we make. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

        Initially, our investments will be heavily concentrated in a small number of customers and we may be unable to adequately diversify our real estate portfolio, which may result in increased risk due to industry, borrower or tenant concentration.

        Because we intend to make relatively large investments in each property or group of properties operated by a single tenant, our assets may be concentrated with a limited number of customers and we may not have sufficient capital to acquire a diverse portfolio of real estate. If we do not adequately diversify our real estate portfolio, our performance will be closely tied to the performance of each of our tenants and borrowers and the industry in which it operates. This increases the chance that a default by any single tenant or borrower will significantly reduce our results of operations and the amounts available to pay dividends to you. If we are unable to diversify our portfolio, we will also be affected by changing conditions in the industries in which our tenants and borrowers operate. Our exposure to this risk is further increased because we intend to focus only on single tenant, operationally essential real estate in the retail consumer industry. Without industry diversification, or diversification across different segments of an industry, the chance that a downturn in a particular industry or industry segment will adversely affect us increases significantly. In addition, if we are unable to adequately diversify our portfolio, our properties may be concentrated geographically. The inability to geographically diversify our portfolio increases the chance that a decline or adverse economic or other event in one region or in a particular real estate market will adversely affect the results of our operations.

        We may not have adequate access to funding to successfully execute our growth strategy.

        Our business strategy principally depends on our ability to grow the size of our real estate portfolio. Our business plan requires significant funds for property acquisition, loan origination, working capital, minimum REIT distributions and other needs. This strategy depends, in part, on our ability to access the debt and equity capital markets to finance our cash requirements. We will need access to significant additional funding to adequately diversify our portfolio and successfully execute our business strategy. An inability to effectively access these markets would have an adverse effect on our ability to make new investments and could adversely affect our ability to make dividend payments to you over time.

        We may not be able to effectively manage a rapidly growing portfolio.

        The successful implementation of our growth strategy depends, in part, on our ability to effectively manage rapid growth in our portfolio. Our ability to effectively manage rapid growth in our portfolio depends on our ability to successfully attract and retain additional qualified personnel. An inability to attract the necessary qualified personnel to properly manage and grow our portfolio could have an adverse affect on our business.

        We compete for acquisition of properties, tenants and borrowers, which could reduce the yields we are able to negotiate on our investments.

        We compete for the acquisition or financing of properties with financial institutions, real estate funds and investment companies, pension funds, private individuals and other REITs. We also face competition from institutions that provide or arrange for other types of commercial financing through private or public offerings of equity or debt or traditional bank financings. Many of our competitors have greater name recognition, resources and access to capital than we have. In particular, larger REITs may enjoy significant competitive advantages that result from a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage. We may have to increase our purchase price of properties, reduce the rent we require a tenant to pay or reduce the interest rates on loans we make in order to secure tenants or remain competitive. If this happens, our returns to stockholders may be adversely affected.

        The loss of a tenant or the failure of a tenant to pay rent, or our inability to re-lease a property, will reduce our revenues, which could lead to losses on our investments and reduced returns to our stockholders.

        Generally, each of our properties is operated and occupied by a single tenant; therefore, the success of our investments is materially dependent on the financial stability of each tenant. The success of our tenants is dependent on each of their individual businesses and their industries, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which neither they nor we have control. We intend to acquire properties from single tenants that operate multiple locations, which means we will likely own numerous properties operated by the same tenant. To the extent we finance numerous properties operated by one company, the general failure of that single tenant or a loss or significant decline in its business would have an adverse affect on us.

        A default of a tenant on its lease payments to us that would cause us to lose the revenue from the property would have an adverse effect on our operating results and financial condition and/or could cause us to reduce the amount of dividends we pay to you. In the event of a default, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. In addition, if a lease is terminated or not renewed, we may not be able to re-lease the property on favorable terms or sell the property without incurring a loss.

        Our loss of a tenant may further reduce our revenues because the net leases we may enter into or acquire may be for properties that are specially suited to the particular business of our tenants. With these types of properties, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant. In addition, in the event we are required to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions. These and other limitations may negatively affect our cash flow from operations or the proceeds from disposition of any such properties adversely affecting returns to our stockholders.

        The loss of a borrower or the failure of a borrower to make loan payments on a timely basis will reduce our revenues, which could lead to losses on our investments and reduced returns to our stockholders.

        Currently, each of our borrowers accounts for a significant portion of our total loan portfolio; therefore, the success of our loan investments is materially dependent on the financial stability of each borrower. The success of our borrowers is dependent on each of their individual businesses and their industries, which could be affected by economic conditions in general, changes in consumer trends and preferences and other factors over which neither they nor we have control. With respect to any individual borrower, we typically acquire and/or originate several loans, each secured by a different property. To the extent we finance numerous properties operated by one company, the general failure of that single borrower or a loss or significant decline in its business would have an adverse affect on us.

        A default of a borrower on its loan payments to us that would prevent us from earning interest or receiving a return of the principal of our loan would have an adverse effect on our operating results and financial condition and could cause us to reduce the amount of dividends we pay to you. In the event of a default, we may also experience delays in enforcing our rights as lender and may incur substantial costs in collecting the amounts owed to us and in liquidating any real estate collateral.

        Tenants and borrowers who are highly leveraged or do not have recognized credit ratings may be more likely to file for bankruptcy.

        We do not have any restrictions specifically prohibiting us from leasing properties to tenants that are highly leveraged. Tenants and borrowers that are highly leveraged may have a greater possibility of filing for bankruptcy during declines in business conditions and the economy. These tenants and borrowers may have reduced working capital due to high debt service payments, which could prevent them from remaining competitive in their respective industries and being able to make rental or mortgage payments to us. Additionally, our typical lease does not provide us any significant protection in the event that a tenant's credit quality significantly declines. Many of our tenants and borrowers do not have credit rating agencies evaluate or rank their debt or credit risk, which could make our underwriting evaluation of the tenant or borrower more difficult. Our long-term leases or loans with these tenants or borrowers may therefore pose a higher risk of default than would long-term leases or loans with tenants or borrowers whose credit potential has already been recognized by the market.

        Any bankruptcy filings by or relating to one of our tenants or borrowers could prevent us from collecting pre-bankruptcy debts from that tenant or borrower or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or borrower bankruptcy could delay our efforts to collect past due balances under the subject leases or loans, and could ultimately prevent full collection of these sums. If a lease were assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full; however, if a lease were rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. Additionally, we may not be able to terminate the subject lease and seek new tenants. We may recover substantially less than the full value of any unsecured claims, if anything, which would harm our financial condition.

        Decreased credit quality and tenant or borrower bankruptcies will expose us to the following risks:

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  the loss of lease or loan payments;

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  reduced revenues and cash flow;

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  a reduction in the value of our common stock;

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  an increase in the costs incurred to maintain the property; and

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  a decrease in dividends we pay to you.

        We are subject to the risks of commercial real estate ownership that could reduce the value of our properties.

        Our core business is the ownership of real estate that will be leased to retail, distribution and service companies on a triple-net basis; accordingly, our performance is subject to risks incident to the ownership and operation of commercial properties, including:

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  changes in the general economic and business climate;

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  illiquid nature of real estate compared to most other financial assets;

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  environmental risks related to the presence of hazardous or toxic substances or materials on our properties;

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  changes in consumer trends and preferences that affect the demand for products and services offered by our tenants;

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  changes in local real estate conditions, including the availability and demand for single tenant retail space;

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  changes in interest rates and the availability of financing;

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  real estate valuations are subjective and may change over time; and

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  changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

        Any of these risks could cause the value of our real estate to decline.

        We may incur unanticipated costs to finish build-to-suit properties, which could reduce the amounts we have available to pay dividends to you.

        We may acquire undeveloped or partially-developed land parcels for the purpose of owning to-be-built facilities for a prospective tenant. For to-be-built facilities, completion risk, cost overruns and on-time delivery will generally be the obligations of our prospective tenant. To the extent that the tenant or the third party developer experiences financial difficulty or other complications during the construction process we may experience significant delay in recognizing revenue from our investment and may be required to incur project costs to complete all or part of the project within a specified time frame. In the event of an excessive delay, we may lose the tenant that was expected to occupy the property. The incurrence of these costs or the non-occupancy by the tenant may reduce our return.

        Insurance on our real estate collateral may not adequately cover all losses.

        Our customers are required to maintain insurance coverage for the properties they operate. There are various types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Should an uninsured loss occur, we could lose our capital investment and/or anticipated profits and cash flow from one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. In that case, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. If this happens, it could reduce the amounts we have available to pay dividends to you.

        The costs of compliance with or liabilities under environmental laws may harm our operating results.

        The properties we acquire may be subject to known and unknown environmental liabilities. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

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  our knowledge of the contamination;

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  the timing of the contamination;

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  the cause of the contamination; or

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  the party responsible for the contamination of the property.

        There may be environmental problems associated with our properties of which we are unaware. We generally get or update Phase I environmental surveys on the properties we finance or acquire. The environmental surveys may not reveal all environmental conditions affecting a property; therefore, there could be undiscovered environmental liabilities on the properties we own. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based products or waste products that could create a potential for release of hazardous substances. Some properties may contain asbestos-containing materials. If environmental contamination exists on our properties, we could be subject to strict, joint and/or several liability for the contamination by virtue of our ownership interest.

        The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant's activities on the property, we could be subject to strict liability by virtue of our ownership interest, and we cannot be sure that our tenants will, or will be able to, satisfy their indemnification obligations under our lease, if any. The discovery of environmental liabilities attached to our properties could adversely affect a tenant's ability to make lease payments to us or otherwise affect our results of operations and financial condition and our ability to pay dividends to you.

        Our environmental liability may include property damage, personal injury, investigation and clean-up costs. These costs could be substantial. We generally only obtain environmental insurance on properties we own at which petroleum products are sold. Although we may obtain insurance for environmental liability for these types of properties, our insurance may be insufficient to address any particular environmental situation and we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future. If our environmental liability insurance is inadequate, we may become subject to material losses for environmental liabilities. Our ability to receive the benefits of any environmental liability insurance policy will depend on the financial ability of our insurance company and the position it takes with respect to our insurance policies. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

        Most of the environmental risks discussed above refer to properties that we own or may acquire in the future; however, each of the risks identified also applies to the owners (and potentially, the lessees) of the properties that secure each of our loans and any loans we may acquire or make in the future. Therefore, the existence of environmental conditions could diminish the value of each of the loans and the abilities of the borrowers to repay the loans, as well as adversely affect our results of operations and financial condition and our ability to pay dividends to you.

        Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediation of the problem.

        When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing along with awareness that exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected properties. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise. If we ever become subject to significant mold-related liabilities, our business, financial condition, liquidity, results of operations and ability to pay dividends could be materially and adversely affected.

        Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our ability to pay dividends to you.

        All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that the buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While our tenants are obligated by law to comply with the ADA provisions, and typically under our leases and financing agreements are obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to pay dividends to you.

        In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have an adverse effect on our ability to pay dividends to you. Additionally, failure to comply with any of these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. While we intend to only acquire properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements could be changed or new requirements could be imposed which would require significant unanticipated expenditures by us and could have an adverse affect on our cash flow and dividends paid.

        Our use of debt to finance acquisitions could restrict our operations, inhibit our ability to grow our business and our revenues, and adversely affect our cash flow.

        Some of our property acquisitions may be made by borrowing a portion of the purchase price of our properties and securing the loan with a mortgage on the property. In addition, we intend to obtain debt financing by placing secured mortgage loans on properties that we initially acquire for cash. We may acquire properties for the purpose of securitization or use similar structured finance alternatives. If we are unable to make our debt payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment, which in turn could cause the value of our shares and distributions to our stockholders to be reduced. We generally will borrow on a non-recourse basis to limit our exposure on any property to the amount of equity invested in the property. We have a target maximum leverage ratio not to exceed 65%, but there is no limitation on the amount we can borrow on a single property or the aggregate amount of our borrowings and we can change this policy at any time without stockholder approval.

        We may not be able to obtain debt financing at favorable rates. In addition, if interest rates increase, any variable rate borrowings we have would result in our expenses increasing. Further, if we have to re-finance our debt as it matures in a rising interest rate environment, our expenses will increase. An increase in our expenses would reduce the funds we have available to pay dividends to you.

        To the extent the agreements governing our borrowings contain financial and other covenants that we are required to comply with, our operating flexibility may be limited. This could cause us to have to forego investment opportunities, or may cause us to have to finance investments in a less efficient manner than if we were not subject to the covenants. In addition, the agreements governing our borrowing may have cross default provisions, such that a default on one of our borrowings would lead to a default on all of our borrowings.

        The risks of using debt to finance acquisitions is further increased for us because we intend to mortgage a substantial portion of the properties we acquire and use the proceeds to acquire additional properties, consistent with our overall leveraging strategy. We are currently in the process of finalizing a debt facility with Bank of America for a potential maximum amount of $350.0 million, which will be secured by mortgages on our properties pledged as collateral under the facility.

        Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

        We may seek to mitigate our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk; however these arrangements may not be effective in reducing our exposure to interest rate changes. In addition, the counterparties to our hedging arrangements may not honor their obligations. Failure to hedge effectively against interest rate changes relating to our adjustable-rate mortgages and floating-rate debt may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to you.

        Balloon payment obligations may adversely affect our financial condition.

        Some of our financings may require us to make a lump-sum or "balloon" payment at maturity. Our ability to make any balloon payment is uncertain and may depend on our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment, if at all. If the balloon payment were refinanced at a higher rate, it would reduce or eliminate any income from the property. If we fail to sell the property, we may default on our loan, which may trigger cross defaults in our other then outstanding indebtedness.

        If we participate in joint ventures, it could increase our risk.

        We may participate in joint ventures and purchase properties jointly with other entities, some of which may be unaffiliated with us. There are additional risks involved in these types of transactions. These risks include the loss of total operational control, the potential of our joint venture partner becoming bankrupt and the possibility of diverging or inconsistent economic or business interests of our partner and us. These diverging interests could result in exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition of rights of each owner in a jointly-owned property could reduce the value of each portion of the divided property. In addition, the fiduciary obligation that we may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

        Construction loans are riskier than loans on developed properties because the underlying property may not generate income and could encounter problems associated with construction.

        We may make loans to finance the development of new properties. These loans are generally made to fund the construction of one or more buildings on real property. These loans are riskier than loans secured by income producing properties because of increased risks during construction, and the fact that the property does not generate income until construction is completed, which reduces the funds the borrower has available to make payments on the loan. We may also be required to expend funds to complete construction of the property if the borrower defaults and does not complete construction.

        We may make loans that are not secured by any assets, which could lead to losses if borrowers default on those loans.

        In connection with a real estate financing, we may make general business loans that are not secured by real estate or any other assets. In these cases, we will not have a security interest in a specific asset, but will rely instead on a promise to pay from the borrower. If the borrower does not keep its promise to pay and defaults, we will not have the benefit of a lien on any specific asset on which to foreclose to collect the loan. If we do not have any collateral to repossess through foreclosure and sell, we may lose our entire investment on that loan.

        The collateral securing our real estate loans may not be sufficient to protect our investments in the event of a foreclosure, and a foreclosure on real estate loans could delay or reduce payments to us, which could reduce the amounts we have available to pay dividends to you.

        Foreclosure and other similar proceedings used to enforce payment of real estate loans are generally subject to principles of equity, which are designed to relieve the indebted party from the legal effect of that party's default. Foreclosure and other similar laws may limit our right to obtain a deficiency judgment against the defaulting party after a foreclosure or sale. To the extent we make loans secured by real estate, the application of any of these principles may lead to a loss or delay in the payment on loans we hold, which in turn could reduce the amounts we have available to pay dividends to you. Further, in the event we have to foreclose on a property, the amount we receive from the foreclosure sale of the property may be inadequate to fully pay the amounts owed to us by the borrower and our costs incurred to foreclose, repossess and sell the property which could adversely impact our results of operations and our ability to pay dividends to you.

        If we securitize loans, our financial performance could be affected by residual interests we retain in the securitization transactions.

        We may securitize loans and may retain subordinated interests in loans we securitize. These interests are in a "first loss" position relative to the more senior securities sold to third parties, and accordingly carry a greater risk as it relates to the nonpayment of the loans. The value of the subordinated interests will be marked to market each calendar quarter with material changes in value impacting our financial statements. These changes could, in the future, cause us to recognize changes that would result in a material reduction in the value of the subordinated interests and on our net income, stockholders' equity and total assets. In addition, some of these subordinated securities could be adversely impacted by prepayments of the underlying loans; therefore, if market conditions increase the level of prepayments, our results of operations may be adversely impacted.

Risks Related to Ownership of Our Common Stock

        The market price and trading volume of our common stock may be volatile following this offering.

        No public market currently exists for our common stock. Although we intend to apply to have our common stock listed for trading on either the NYSE or the Nasdaq National Market as soon as we meet the applicable listing standards, we do not currently meet the listing criteria of those exchanges. If we subsequently meet the listing standards and make an application to list our common stock, our listing application may not be accepted, and if accepted, an active trading market may not develop. Even if an active trading market for our common stock develops, the market price of our common stock may be highly volatile and may be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of shares of our common stock include:

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  actual or anticipated variations in our quarterly operating results or dividends;

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  changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

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  increases in market interest rates that lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of key management personnel;

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  actions by institutional stockholders;

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  speculation in the press or investment community;

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  changes in regulatory policies or tax guidelines with respect to REITs;

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  loss of a major funding source; and

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  general market and economic conditions.

        We have not established a minimum dividend payment level and we may not have the ability to pay dividends in the future.

        We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to adjustments, is distributed. As of May 31, 2004, we had not paid or declared any dividends since inception in August 2003. We have not established a minimum dividend payment level, other than the dividend level necessary to maintain our REIT status, and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We cannot predict our ability to pay dividends in the future.

        Future sales of shares of our common stock, including sales of our common stock by our senior management, may depress the price of our shares.

        There are currently 37,404,862 shares of our common stock outstanding and 337,595,138 shares remain available for issuance under our articles. We have reserved 2,100,000 shares of common stock for issuance to our officers, non-employee directors, employees and consultants under our 2003 Stock Option and Incentive Plan, or stock option plan, of which options to purchase 1,290,000 shares and 152,250 restricted shares have been granted and remain outstanding under the stock option plan. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

        Our board of directors may authorize the issuance of additional shares of stock that may cause dilution.

        Our articles of incorporation authorize the issuance of up to 500,000,000 shares of stock and further authorizes our board of directors, without your approval, to:

  •
  amend our articles to increase or decrease the aggregate number of shares of stock, or the number of shares of stock of any class or series, that we have the authority to issue;

  •
  authorize the issuance of additional shares of common or preferred stock in connection with future equity offerings, acquisitions of properties or other assets of companies; and

  •
  classify or reclassify any unissued preferred stock and to set the preferences, rights and other terms of the classified or reclassified stock, including the issuance of preferred shares of stock that have preference rights over our common stock with respect to dividends, liquidation, voting and other matters or shares of our common stock that have preference rights with respect to voting.

        The issuance of additional stock could be substantially dilutive to your shares.

        Restrictions on ownership of a controlling percentage of our stock might limit your opportunity to receive a premium on our stock.

        For the purpose of preserving our REIT qualification, our charter prohibits direct or constructive ownership by any person of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or any class or series of our outstanding preferred stock or other stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of a class of outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the class of outstanding stock, and subject the individual or entity to the ownership limit in our charter. Any attempt to own or transfer shares of our common stock or preferred stock in excess of the ownership limit without the consent of our board of directors will be void and may result in the shares being transferred by operation of law to a charitable trust. These ownership restrictions might inhibit market activity and opportunities for you to receive a premium for your shares if any person were to attempt to assemble a block of shares of our stock, which although in violation of these ownership restrictions, might be in your best interest.

        Future offerings of debt, preferred securities or other equity, which could be senior to our common stock in liquidation or for the purposes of dividend distributions, may harm the value of our common stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. If we were to liquidate, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common stock. We could also issue securities of our subsidiaries in connection with the acquisition of properties, which securities would effectively rank senior to our common stock as to any assets held by that subsidiary. Additional equity offerings by us may dilute your interest in our company or reduce the value of your shares, or both. Our preferred stock, if issued, could have a preference on dividend payments that could limit our ability to make a dividend distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, you will bear the risk of our future offerings reducing the value of your shares and diluting your interest in us.

        There are special considerations for pension or profit sharing trusts, Keoghs or IRAs.

        If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other retirement plan, IRA or benefit plan in our shares, you should consider:

  •
  whether your investment is consistent with the applicable provisions of ERISA or the Internal Revenue Code;

  •
  whether your investment will produce unrelated business taxable income, referred to as UBTI, to the benefit plan; and

  •
  your need to value the assets of the benefit plan annually.

        If our assets were considered to be plan assets, our assets would be subject to ERISA and/or Section 4975 of the Internal Revenue Code, and some of the transactions we may enter into with our affiliates could be considered "prohibited transactions" which could cause us to be subject to liabilities and excise taxes. In addition, we could be deemed to be a fiduciary under ERISA and subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA. A prohibited transaction could occur if we are a fiduciary (within the meaning of ERISA) with respect to a purchase by a benefit plan, and, therefore, unless an administrative or statutory exemption applies in the event we are a fiduciary with respect to your purchase, shares should not be purchased.

  Broad market fluctuations could harm the market price of our common stock.

        The stock market has experienced price and volume fluctuations that has affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performance. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our common stock.

        An increase in market interest rates may have an adverse effect on the market price of our common stock.

        One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend yield on our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties, interest earned on our mortgage loans and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions are likely to affect the market price of our common stock, and such effects could be significant. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise.

Risks Related to Our Organization and Structure

        Our organizational documents and Maryland law contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

        Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

  •
  There are ownership limits and restrictions on transferability in our articles of incorporation.  In order to qualify as a REIT, not more than 50% of the value of our outstanding shares of stock (in some cases, after taking into account options to acquire shares of stock) may be owned, beneficially or constructively, by five or fewer individuals and our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our articles of incorporation generally prohibit any stockholder from beneficially or constructively owning more than 9.8%, in value or voting power, whichever is more restrictive, of our outstanding shares of stock or owning more than 9.8%, in value or number, whichever is more restrictive, of our outstanding shares of common stock. This restriction may:

  •
  discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares of stock or otherwise be in the best interests of our stockholders; or

  •
  compel the transfer of shares of stock held by a stockholder who had acquired more than 9.8% of our shares of stock held by a trust and, as a result, to forfeit the benefits of owning the shares over 9.8%.

  •
  Our articles of incorporation permit our board of directors to issue preferred stock with terms that may discourage a third party from acquiring us.  Our articles of incorporation will permit our board of directors to issue up to 125,000,000 shares of preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our common stock might receive a premium for their shares over the then-prevailing market price of our common stock.

  •
  Our articles of incorporation and bylaws contain other possible anti-takeover provisions.  Our articles of incorporation and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. These provisions include advance notice requirements for stockholder proposals. Although we do not have a "poison pill" or similar rights at this time, we have reserved the right to adopt those measures in the future as we deem necessary for stockholder protection.

        In addition, Maryland law provides protection for Maryland corporations against unsolicited takeovers by providing, among other things, that the duties of the directors in unsolicited takeover situations do not require them to:

  •
  accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation;

  •
  authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders' rights plan;

  •
  make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act; or

  •
  respond because of the effect the response or lack of a response may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.

        Under Maryland law, the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

        Our rights and the rights of our stockholders to take action against our directors and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if the director performs the director's duties in good faith, in a manner the director reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our articles of incorporation, in the case of directors and officers, requires us to indemnify our directors and officers for actions taken by them in those capacities to the fullest extent permitted by Maryland law.

        Our executive officers have agreements that provide them with benefits in the event their employment is terminated following a change of control of our company.

        We have entered into employment agreements with the senior members of our management team, Morton H. Fleischer, Christopher H. Volk, Catherine Long, Jeffrey M. Fleischer and Gregg A. Seibert, that provide them with severance benefits if their employment ends under specified circumstances following a change in control of our company. These benefits could increase the cost to a potential acquirer of our company and thereby prevent or discourage a change of control of our company that might involve a premium price for your shares of our common stock or could otherwise be viewed as in your best interest.

Risks Related to Our REIT Status

        Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

        If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year we lost our REIT status. Failing to obtain, or losing our REIT status, would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability, and we would no longer be required to make distributions. We might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

        Qualification as a REIT is subject to the satisfaction of tax requirements and various factual matters and circumstances which are not entirely within our control and which will be evaluated in light of our future operations. New legislation, regulations, administrative interpretations or court decisions could change the tax laws with respect to qualification as a REIT or the federal income tax consequences of being a REIT. In addition, future tax laws related to other entities could reduce our tax-advantaged status relative to those entities, which could cause a reduction in the market price of our shares. Further, our future operations may, contrary to expectation, prohibit us from satisfying one or more conditions to qualifying as a REIT.

        Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely with the goal of maximizing profits.

        In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from "prohibited transactions." Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale to customers in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell properties at otherwise opportune times if we believe those sales could result in us being treated as engaging in a prohibited transaction.

        Complying with REIT requirements may force us to borrow to make distributions to our stockholders.

        As a REIT, we must distribute 90% of our REIT taxable income to our stockholders each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which specified distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years. From time to time, we may generate taxable income greater than our net income for financial reporting purposes from amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we may be unable to distribute 90% of our taxable income as required by the REIT rules or an amount sufficient to avoid federal income tax and the nondeductible excise tax. Thus, we could be required to borrow funds, sell a portion of our properties at disadvantageous times or prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts we have available to invest.

        The IRS may treat sale-leaseback transactions as loans, which could jeopardize our REIT status.

        The Internal Revenue Service may take the position that specific sale-leaseback transactions we will treat as true leases are not true leases for federal income tax purposes but are, instead, financing arrangements or loans. If a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT asset tests, the income tests or distribution requirements and consequently lose our REIT status effective with the year of re-characterization. The primary risk relates to our loss of previously incurred depreciation expenses, which could affect the calculation of our REIT taxable income, which could cause us to fail the REIT distribution test that requires a REIT to distribute at least 90% of our REIT taxable income.

        Recent changes in taxation of corporate dividends may adversely affect the value of our common stock.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was enacted into law on May 28, 2003, generally reduces to 15% the maximum marginal rate of tax payable by non-corporate United States taxpayers on dividends received from a regular taxable corporation, known as a "C Corporation." This reduced tax rate, however, will not apply to dividends paid to non-corporate United States taxpayers by a REIT on its stock, except for limited amounts. Although the earnings of a REIT that are distributed to its stockholders still generally will be subject to less federal income taxation than earnings of a non-REIT C Corporation that are distributed to its stockholders net of corporate level income tax, this legislation could cause non-corporate United States investors to view the stock of regular C Corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from non-REIT C Corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of price or relative to other investments.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus under the captions "Summary," "Risk Factors," "Dividend Policy and Distributions," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Spirit Finance Corporation" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other similar terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

  •
  changes in our industry, interest rates or general economic conditions;

  •
  completion of any of our acquisitions under contract or subject to a letter of intent;

  •
  general volatility of the capital markets and the market price of our common stock;

  •
  changes in our business strategy or development plans;

  •
  availability, terms and effective development of capital;

  •
  availability of suitable properties to acquire and our ability to rent those properties at favorable rates;

  •
  availability of qualified personnel and our ability to retain our key management personnel;

  •
  changes in, or the failure or inability to comply with, government regulation;

  •
  the degree and nature of our competition; and

  •
  other factors referenced in this prospectus, including those set forth under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Spirit Finance Corporation."

        These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations with regard to the statements or any change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of the shares of our common stock being offered by this prospectus. We have agreed, however, to pay expenses relating to registration of these shares of our common stock.

SELLING STOCKHOLDERS

        The following table shows information as of May 25, 2004, with respect to the beneficial ownership of our common stock by the selling stockholders that may be offered from time to time under this prospectus by the selling stockholders. The percentages of all shares of our common stock beneficially owned by the selling stockholders is based on 37,404,862 shares of our common stock outstanding as of May 25, 2004. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that the stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. The selling stockholders may offer all, a portion or none of the shares of our common stock owned by them. Shares may also be sold by donees, pledgees or other transferees or successors in interest of the selling stockholders and the term "selling stockholder" refers to all such transferees or successors.

        Unless described below, to our knowledge, none of the selling stockholders has had a material relationship with us or any of our affiliates within the past three years.

Selling Stockholder	Number of Shares of our Common Stock Beneficially Owned and Offered Hereby	Percentage of all Shares of our Common Stock Beneficially Owned Before Resale
Holders of Shares of Common Stock (unaffiliated with the Company)
All other holders of our common stock(1)	34,411,807	92.0%
Holders of Shares of Common Stock (Affiliated with the Company)(2)
Willie R. Barnes(3)	5,000	*
Julie N. Dimond(4)	15,870	*
Mary B. Fedewa(5)	10,000	*
Donna H. Fleischer(6)	75,268	*
Jeffrey M. Fleischer(7)	35,753	*
Morton H. Fleischer(8)	1,075,270	6.4	%(8)
The Fleischer Foundation(9)	172,043	*
Vaughn Dee Konegni(10)	4,188	*
Catherine Long(11)	36,000	*
Paula K. Loree(10)	1,000	*
Dennis E. Mitchem(3)	16,000	*
Paul F. Oreffice(3)	60,000	*
James R. Parish(3)	15,750	*
Catherine C. Pepperd(12)	13,200	*
Kenneth B. Roath(3)	26,000	*
Gregg A. Seibert(13)	29,301	*
Spirit Finance Holdings, LLC(14)	1,252,612	3.3%
Catherine L. Stevenson(15)	17,000	*
Casey J. Sylla(3)	25,000	*
Christopher H. Volk(16)	76,000	3.6	%(16)
Shelby Yastrow(3)	31,800	*
Subtotal	2,993,055	8.0%
TOTAL	37,404,862	100%

*
Less than 1%

(1)
We will identify additional selling stockholders by a supplement to this prospectus before those selling stockholders sell their common stock.

(2)
Includes shares of restricted stock held by our directors, officers and employees.

(3)
Messrs. Barnes, Mitchem, Oreffice, Parish, Roath, Sylla and Yastrow are independent members of our board of directors.

(4)
Ms. Dimond is our Vice President — Tax. The shares included for Ms. Dimond include 12,685 shares held directly, 2,685 shares held by Bradley S. Dimond, her husband, and 250 shares each held by Ms. Dimond as custodian for her two minor children.

(5)
Ms. Fedewa is our Vice President — Acquisitions.

(6)
Ms. Donna H. Fleischer is the wife of Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer.

(7)
Mr. Jeffrey M. Fleischer is our Senior Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer.

(8)
Mr. Morton H. Fleischer is our Chairman of the Board and Chief Executive Officer. Under the rules of the SEC, Mr. Fleischer is deemed to own the 75,268 shares of our common stock owned by his wife, Donna H. Fleischer and 1,252,612 of the shares of our common stock owned by Spirit Finance Holdings, LLC through his 50% voting control over that entity, all of which shares are separately reflected in the table and are included in the calculation of his percentage ownership.

(9)
Mr. Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer, serves on the board of trustees of the Fleischer Foundation.

(10)
Ms. Konegni and Ms. Loree are our employees.

(11)
Ms. Long is our Chief Financial Officer, Senior Vice President, Secretary and Treasurer. Includes 35,750 shares held directly and 250 shares for which Ms. Long is the custodian for a minor.

(12)
Ms. Pepperd is our Vice President — Information Technology.

(13)
Mr. Seibert is our Senior Vice President — Underwriting, Assistant Secretary and Assistant Treasurer.

(14)
Messrs. Morton H. Fleischer and Volk each hold 50% of the voting control of Spirit Finance Holdings, LLC.

(15)
Ms. Stevenson is our Vice President and Controller.

(16)
Mr. Volk is our President and Chief Operating Officer and a member of our board of directors. Under the rules of the SEC, Mr. Volk is deemed to own 1,252,612 of the shares of our common stock owned by Spirit Finance Holdings, LLC through his 50% voting control over that entity, all of which shares are separately reflected in the table and are included in the calculation of his percentage ownership.

CAPITALIZATION

        The following table sets forth our historical capitalization as of March 31, 2004. This table should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial information and related notes included in this prospectus.

Debt:	$—
Stockholders' Equity:
Preferred stock, $.01 par value per share, 125,000,000 shares authorized, no shares issued or outstanding	$—
Common stock, $.01 par value per share, 375,000,000 shares authorized, 37,405,612 shares issued and outstanding	374,056
Capital in excess of par value	334,905,434
Accumulated deficit	(346,126)
Unearned restricted stock compensation	(1,290,570)
Accumulated other comprehensive income	1,076

Total stockholders' equity	333,643,870

Total capitalization	$333,643,870

DIVIDEND POLICY AND DISTRIBUTIONS

        We intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income so as to avoid paying corporate level income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

  •
  90% of our REIT taxable income determined before the deduction for dividends paid and excluding any net capital gain, plus

  •
  90% of the excess of our net income from foreclosure property over the tax imposed on that income by the Internal Revenue Code, less

  •
  any excess non-cash income as determined under the Internal Revenue Code. See "Material United States Federal Income Tax Considerations."

        The dividends will be authorized by our board of directors and declared by us based on a number of factors, including:

  •
  the timing of investments;

  •
  our results of operations;

  •
  the timing of rents we receive from our tenants;

  •
  the ability of our tenants to meet their other obligations under leases we make;

  •
  the timing of loan payments we receive from our borrowers;

  •
  our obligation to pay debt service on our borrowings;

  •
  our taxable income;

  •
  the annual distribution requirement under the REIT provisions of the Internal Revenue Code;

  •
  restrictions under Maryland law;

  •
  our operating expenses; and

  •
  other factors that our board of directors deems relevant.

        We may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries, to the extent allowable under the REIT provisions of the Internal Revenue Code. Our ability to pay dividends to our stockholders will depend primarily on our receipt of payments from our leases and loans with respect to our properties.

        Distributions to stockholders will generally be taxable to you as ordinary income, although a portion of those distributions may be designated by us as long-term capital gain or may constitute a return of capital. We will furnish annually to you a statement setting forth distributions paid during the preceding year and their characterization for federal income tax purposes. For a discussion of the federal income tax treatment of our distributions, see "Material United States Federal Income Tax Considerations — Taxation of the Company" and "— Taxation of Holders of Our Common Stock."

        If we are unable to successfully execute our business plan, we may not have cash available to pay dividends.

        In the future, our board of directors may elect to cause us to adopt a dividend reinvestment plan which would allow our stockholders to apply their dividend payments to the purchase of additional shares of our common stock. Our articles of incorporation allow our board of directors to classify and issue preferred stock that could have a preference on distributions. We have no current intention to issue any preferred stock, but if we do, the dividend preference on the preferred stock could limit our ability to make a dividend distribution to the holders of our common stock.

SELECTED FINANCIAL INFORMATION

        The following table presents selected consolidated financial and operating data for our company for the three months ended March 31, 2004 and for the period from inception (August 14, 2003) to December 31, 2003. You should read the following selected financial data in conjunction with our consolidated financial statements and the related notes, as well as with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

	Three months ended March 31, 2004 (unaudited)	For the Period from inception (August 14, 2003) to December 31, 2003
Operations Data
Revenues:
Rentals	$977,788	$95,576
Interest income on mortgage loans receivable	936,441	89,187
Other interest income	639,049	101,713

Total revenues	2,553,278	286,476

Expenses:
General and administrative	1,239,036	1,198,177
Other expense	—	197,214
Depreciation	273,860	3,982
Related party interest expense	—	35,711
Stock-based compensation expense	228,351	9,549

Total expenses	1,741,247	1,444,633

Net income (loss)	$812,031	$(1,158,157)

Net income (loss) per common share:
Basic	$0.02	$(0.22)
Diluted	$0.02	$(0.22)
Weighted average outstanding common shares:
Basic	35,538,326	5,160,524
Diluted	35,668,996	5,160,524
Balance Sheet Data
Real estate investments, at cost	$48,480,038	$37,531,405
Real estate investments, net of accumulated depreciation	48,212,922	37,531,405
Mortgage loans receivable	40,678,526	40,765,840
Cash and cash equivalents	244,825,957	199,088,674
Total assets	334,678,033	277,875,035
Stockholders' equity	333,643,870	276,902,375

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a self-managed and self-advised REIT formed as a Maryland corporation on August 14, 2003. We were formed to acquire single tenant, operationally essential real estate leased to retail, distribution and service-oriented companies on a long-term basis. In addition, we selectively originate and acquire long-term mortgage loans or equipment loans that are integral to our strategy of providing a complete financing solution to our customers. We may also make a limited amount of corporate loans to our customers. We target companies that provide goods and services to consumers through retail, distribution and service locations throughout the United States, such as restaurants, interstate travel plazas, movie theaters, discount retailers, supermarkets, pharmacies, automotive parts stores and services facilities and other similar businesses.

        Management's discussion and analysis of financial condition, liquidity and capital resources and results of operations are more clearly understood when read in conjunction with the accompanying unaudited consolidated financial statements as of March 31, 2004 and our audited consolidated financial statements as of December 31, 2003 (for the period from inception, August 14, 2003, through December 31, 2003). Historical financial statements are not indicative of expected results of operations or financial conditions for a full year or any future periods.

Liquidity and Capital Resources

        On December 17, 2003, we completed a private offering of 30,000,000 shares of our common stock at a price of $10 per share. Proceeds, net of underwriter's discount and offering costs, totaled $277,540,431. On January 27, 2004, we issued an additional 6,000,000 shares of common stock and received $55,699,768 in proceeds, net of underwriter's discount and offering costs, as a result of the exercise of the underwriter's over-allotment option.

        In December 2003, we acquired four interstate travel plaza facilities for an aggregate purchase price of $37,531,405 and then leased the facilities back to the seller under a master operating lease. Also in December, we purchased mortgage loans on 67 restaurants and auto parts properties for an aggregate purchase price of $40,770,711. In the first quarter of 2004 we acquired a powersports vehicle dealership and nine restaurants for an aggregate purchase price of $10,948,633, bringing our entire portfolio of completed real estate investments, including mortgages loans receivable, as of March 31, 2004 to $89.3 million. Subsequent to March 31, 2004, we acquired two additional properties for an aggregate purchase price of $17,637,253. Our portfolio of real estate and mortgage loans as of June 7, 2004 totaled approximately $107.0 million and represented 83 properties located in 17 states throughout the country.

        As of June 7, 2004, we had entered into purchase agreements, letters of intent and commitment letters related to the pending acquisition of approximately $404.1 million of real estate. The properties covered by these agreements generally consist of chain restaurants, interstate travel plazas, dual branded restaurant and petroleum facilities, educational facilities, movie theaters and specialty retailers. These transactions are subject to customary closing conditions, negotiation of final documents and customary due diligence and may not ultimately be completed.

        In addition to the transactions described above, we had also identified for review, as of June 7, 2004, potential investments of approximately $1.3 billion, for a total pipeline of potential acquisitions of approximately $1.7 billion. These additional potential investments under review represent individual transactions ranging from approximately $3.0 million to $185.0 million in size. We consider investments as under review when we have signed a confidentiality agreement, we have exchanged financial information and/or we or our advisors are in current and active negotiations. Investments under review are subject to significant change and after further due diligence, we may decide not to pursue any or all of these transactions.

        Pending further investment in real estate, we invested the excess cash from the offering proceeds primarily in money market funds of a major financial institution consisting of highly rated money market instruments and other short-term investments. Cash and temporary investment securities totaled $244,825,957 as of March 31, 2004. These securities are expected to provide a lower net return than we expect to achieve from our intended long-term business strategy. We believe that our cash and cash equivalents on hand and cash provided by operating activities will be sufficient to meet our short-term liquidity needs.

        Once the proceeds of our December 2003 private offering have been fully invested, we plan to obtain debt financing secured by substantially all of our properties that we initially acquired for cash. We expect that these borrowings will allow us to raise funds to acquire additional properties. We intend to use a variety of debt financing methods to accomplish our goal of maintaining our borrowings at a targeted leverage ratio not to exceed 65% of our total assets. We intend to obtain unsecured and/or secured financing through various sources, including banks, institutional investors and other lenders. We may also obtain lines of credit, bridge loans and other debt arrangements or may incur debt in the form of publicly or privately placed debt instruments.

        We are currently in the process of establishing a secured credit facility with Bank of America, an affiliate of BAS, for a potential maximum amount of $350.0 million. We are in the process of negotiating final documentation for the facility. The facility will allow us to borrow up to $250.0 million and request that Bank of America approve, in its sole discretion, an additional $100.0 million. Our borrowings under the facility will be secured by mortgages on specific properties we own or acquire in the future that we decide to pledge as collateral under the facility. We will be subject to various operating covenants customary for borrowings of this type. The facility is expected to have an initial term of one year, with the option of Bank of America to extend the facility for an additional year. In addition to the capital to be provided under this debt facility, our business plan calls for significant future equity capital requirements in 2004 in order to meet what we believe to be equally significant investment opportunities within our target customer market.

        We generate our revenue and cash flow from the rental of real estate property and from income on our portfolio of mortgage loans. We expect that a significant portion of our investments will be in sale-leaseback transactions that are structured as operating leases under which rental revenue is recognized on a straight-line basis as earned. Under a sale-leaseback transaction, we acquire properties and lease the properties back to the seller or operator on a long-term basis, net of operating and maintenance costs, insurance premiums and property taxes. Since the tenant pays the property operating and maintenance costs, we do not anticipate requiring any funds for capital maintenance expenditures on the properties. We generally offer leases that provide for payments of base rent with periodic increases. Although we do not expect to make significant investments in mortgage loans, we may selectively acquire mortgage loans on favorable terms, as opportunities arise in the market. The real estate loans we make generally have terms up to 20 years, require monthly payments of principal and interest and are secured by single tenant, operationally essential real estate. We may offer other financing products where we can improve our investment returns or competitiveness.

        Aside from depreciation expense on the buildings and improvements in our real estate portfolio, our operating costs include the general and administrative costs of acquiring and managing our real estate investment portfolio, such as the compensation and benefit costs of our employees, professional fees such as legal and portfolio servicing costs and office expenses such as rent and other office operating costs.

        For the first quarter of 2004, cash from operating activities totaled $912,500. By the end of the second quarter of 2004, we anticipate having sufficient cash from operations to declare our first dividend. In subsequent quarters, we intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income to avoid paying corporate level income tax and excise tax on our earnings. Cash for future dividends is expected to be generated from operations, although we may also borrow funds to make distributions. Our ability to pay dividends will depend on, among other things, our actual results of operations, which are dependent on our receipt of payments from our leases and loans with respect to our real estate investments.

        Before the closing of our December 2003 private offering, our organizational, start-up and offering expenses were paid on our behalf by Spirit Finance Holdings, a related party, under an advance agreement. Spirit Finance Holdings, in turn, relied on one of its members, Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer, to finance its working capital needs. Upon completion of our December 2003 private offering, we issued 52,612 shares of our common stock to Spirit Finance Holdings in repayment of $489,291 of amounts advanced, with the balance of amounts advanced paid in cash in accordance with the agreement. Interest paid to Spirit Finance Holdings on the amounts advanced during 2003 totaled $35,205.

        In December 2003, options to purchase 1,230,000 shares of our common stock were granted to executive officers at an exercise price of $10 per share. During the first quarter of 2004, options to purchase an additional 60,000 shares were granted to employees. In December 2003, 75,000 restricted shares of our common stock were granted to executive officers and in 2004, an additional 78,000 restricted shares were granted to non-employee directors, officers and employees. The restricted shares and stock options vest over a three to five-year period.

Results of Operations

        We have only recently commenced operations; therefore, we do not have significant operating data to present.

        For the Three Months Ended March 31, 2004.    Our first quarter 2004 operations resulted in net income of $812,031, or $0.02 per share. Rental revenue totaled $977,788 for the quarter. The weighted average yield for the quarter, excluding straight-line rental revenue, was 9.5%. Approximately 98% of the first quarter rental revenue was generated by four interstate travel plaza facilities that were purchased by us in December 2003, and then leased back to the seller under a single master operating lease agreement. The balance of the first quarter revenue relates to sale-leaseback transactions completed during the first quarter of 2004. The leases generally provide for base monthly rentals with scheduled rent increases over their initial term ranging from 15 to 20 years and provide for optional renewal periods. Scheduled rental increases are accounted for on a straight-line basis over the term of the lease.

        Interest income on mortgage loans receivable, totaling $936,441 in the first quarter of 2004, was generated by the 67 mortgage loans that were purchased by us in December 2003. The weighted average yield for the quarter was 9.2%. These fixed-rate loans are collateralized by the underlying real estate of restaurants and auto parts properties. These loans represent two borrowers, with approximately half of the interest income for the period generated by each borrower.

        Other interest income, totaling $639,049 in the first quarter, represents income generated on temporary investment securities pending investment in real estate.

        During the first quarter of 2004, general and administrative expenses included employee-related expenses totaling $673,963, professional fees and outsourced services totaling $382,283 and office and other expenses totaling $182,790. Noncash restricted stock amortization totaled $228,351, depreciation expense on real estate investments totaled $267,116 and other depreciation expense totaled $6,744. As of the end of the quarter, we had 13 employees. We have outsourcing arrangements for the servicing of our lease and loan portfolio, for legal services and for certain information technology, human resources and stockholder services. In February 2004, Spirit Finance entered into a seven-year lease agreement with an unrelated third party for new corporate offices at a monthly rental of approximately $19,000. The relocation to the new office is anticipated to occur in the third quarter of 2004.

        For the period from inception (August 14, 2003) to December 31, 2003.    Before the completion of our December 2003 private offering, our sole operations consisted of organization and start-up activities and, as a result, we reported a net loss for the period of $1,158,157. Rental revenue, totaling $95,576 in 2003, was generated by four interstate travel plaza facilities that were purchased by us on December 23, 2003, and then leased back to the seller under a single master operating lease agreement. The lease is a triple-net lease (which provides that the tenant is responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance); therefore, we are not responsible for any repairs or other capital expenditures related to the properties. The lease provides for scheduled rent increases over its initial term of 15 years and provides for renewal options.

        Interest income on mortgage loans receivable, totaling $89,187, was generated from the 67 mortgage loans that were purchased by us on December 23, 2003. These fixed-rate loans are collateralized by the underlying real estate of restaurants and auto parts properties. These loans represent two borrowers, with approximately half of the interest income for the period generated by each borrower.

        Other interest income, totaling $101,713 in 2003, represents income generated on temporary investment securities pending investment in real estate.

        During 2003, general and administrative expenses included employee-related expenses totaling $527,670, professional fees and outside services totaling $403,234 and office and other expenses totaling $276,822. General and administrative expenses include the costs incurred in 2003 during our organization and start-up. Employee-related expenses include $9,549 of non-cash compensation recognized during 2003 related to restricted stock. Other expense, totaling $197,214, relates to a servicing termination fee we paid in conjunction with the purchase of the mortgage loans receivable.

        Related party interest expense, primarily related to interest we paid to Spirit Finance Holdings for the funding of our organization and offering expenses prior to the closing of our December 2003 private offering, totaled $35,711.

Significant Accounting Estimates and Critical Accounting Policies

        Our policies are determined in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and assumptions that are subjective in nature, and as a result, our actual results could differ materially from our estimates. Estimates and assumptions include, among other things, subjective judgments with regard to the useful lives of our properties for depreciation and lease classification purposes, the collectibility of receivables and the fair values of properties for lease classification and impairment analysis. Listed below are the more critical accounting policies that require management judgment and estimates in the preparation of our consolidated financial statements.

        Revenue recognition.    We lease real estate under long-term net leases that are classified as operating leases. Throughout the lease term, the leases may include scheduled rent escalations as well as contingent rentals based on a percentage of the lessee's gross sales or based on increases in the Consumer Price Index. We recognize contingent rentals as revenue when the change in the factor on which the contingent lease payment is based actually occurs. For leases with scheduled rent escalations, rental revenue from operating leases is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental revenue, calculated as the aggregate difference between the scheduled rents and rental revenue recognized on a straight-line basis, represents unbilled rent receivables that we will receive only if the tenant makes all rent payments required through the expiration of the initial term of the lease. In the event a lessee's monthly lease payments become more than 60 days past due, we will suspend revenue recognition on that lease until collectibility is reasonably assured.

        We recognize interest income on mortgage loans receivable using the effective-interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related mortgage loans receivable using the effective-interest method. A loan is placed on non-accrual status when the loan has become 60 days past due, or earlier, if in our opinion, full recovery of the contractual collection of principal and interest becomes doubtful. While on non-accrual status, interest income is recognized only when received.

        Provision for losses.    We review the collectibility of receivables related to rents and accrued loan interest on a monthly basis, taking into consideration changes in factors such as the lessee's/borrower's payment history, the financial condition of the lessee/borrower, business conditions in the industry in which the lessee/borrower operates and economic conditions in the area in which the property is located. In the event that the collectibility of a receivable with respect to any lessee/borrower is in doubt, a provision for uncollectible accounts will be established or a direct write-off of the specific receivable will be made.

        Real estate investments.    Investments in real estate are recorded at cost, including acquisition and closing costs. We are required to make subjective assessments regarding the useful lives of our investments in real estate for purposes of determining the amount of depreciation to record on an annual basis. Depreciation is computed using the straight-line method over an estimated useful life of 40 years for buildings and building improvements and 20 years for land improvements.

        Impairment of real estate investments.    We make subjective assessments in our periodic review of our real estate investments for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In general, if the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The carrying value of our real estate is one of the largest components of our consolidated balance sheets. If events should occur that required us to reduce the carrying value of our real estate by recording provisions for impairment losses, it could have a material impact on our results of operations and our financial condition.

        Loan impairment.    We periodically evaluate our mortgage loans receivable for collectibility by analyzing the underlying property-level economics and trends, collateral value and quality and other relevant factors in determining the adequacy of our allowance for loan losses. A loan is determined to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs.

        Stock-based compensation.    We use the intrinsic-value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for our stock-based compensation. Accordingly, no compensation expense has been recorded with respect to the options granted. If we had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," there would have been no net effect on the results of operations for the first quarter of 2004. This fair value method requires that we make certain assumptions regarding (i) the risk free rate of return, (ii) the expected dividend yield and (iii) the expected life of the options.

        On March 31, 2004, the Financial Accounting Standards Board issued an Exposure Draft addressing issues related to stock-based compensation. The proposed standard requires most companies to use a fair value-based method of accounting for stock-based compensation beginning in the first quarter of 2005. Companies will be required to recognize compensation expense for all equity-classified awards granted, modified, or settled after the effective date of the Exposure Draft. We are continuing to evaluate the impact of the Exposure Draft on our financial statements.

SPIRIT FINANCE CORPORATION

Overview

        We were formed in August 2003 to continue the successful real estate investment and corporate finance activities of our founders, Morton H. Fleischer and Christopher H. Volk, who were the two most senior executive officers of FFCA. FFCA was sold to GECC in August 2001 for a total transaction value in excess of $2.1 billion. At the time, FFCA was the largest publicly traded net lease REIT in terms of market capitalization. We were formed with the primary intention of providing attractive returns to our investors by investing in single tenant, operationally essential real estate leased on a long-term, triple-net basis to retail, distribution and service oriented companies. Single tenant, operationally essential real estate consists of properties that are free-standing real estate facilities that contain our customers' retail, distribution or service activities critical to the generation of their sales and profits.

        We intend to be one of the limited sources of capital that provides comprehensive, customized financing solutions in significant dollar amounts (in excess of $25.0 million) to our customers. It is our intention to become the preferred landlord to established companies by offering financing secured by real estate at competitive rates with creative and flexible terms. We intend to meet the ongoing capital needs of the nation's larger users of single tenant, operationally essential real estate assets with our creative, flexible financing products.

        We target established companies that provide goods and services to consumers through retail, distribution and service locations, such as restaurants, interstate travel plazas, discount retailers, supermarkets, pharmacies, automotive parts stores and services facilities and other similar businesses. The real estate is generally leased to our customers on a long-term, triple-net basis, such that all operating and maintenance costs, insurance premiums and property taxes are paid by the tenant. We also intend to provide a complete solution of financing products to our customers through the selective origination and/or acquisition of mortgage loans and to a limited extent, construction, equipment and corporate loans. We may also make a limited amount of corporate loans to our customers, subject to restrictions to permit us to qualify as a REIT.

        We use our senior management team's extensive investment experience and rigorous underwriting processes that have been developed over the past 20 years to:

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  identify prospective tenants that are profitable, have superior management teams and operate in retail, distribution or service niches with strong underlying business fundamentals;

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  selectively and opportunistically purchase real estate with:

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  strong unit-level economics, meaning profitable retail, distribution or service operations with the least likelihood of default;

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  desirable locations and improvements suitable for other tenants and uses; and

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  an acquisition or financing price at or below its replacement cost;

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  design flexible long-term, triple-net leases or loans that offer favorable and attractive terms to us and our tenants; and

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  monitor the performance of the tenants and businesses operating the real estate on an ongoing basis.

        We capitalize on the extensive experience of our senior management in sourcing, underwriting, investing and financing real estate related assets. We believe that this experience combined with new operational efficiencies and alliances will make us competitive and enable us to provide our stockholders with attractive returns. Our stockholder returns are driven by portfolio rents and interest income, together with the employment of efficient leverage and organizational structures. We intend to achieve these attractive returns by investing in real estate related assets characterized by consistent and stable income that increases over time as rents increase, debt is repaid and assets appreciate.

Organizational Chart

        The following chart shows our company and our principal operating subsidiaries.

*
Spirit Management Company is our wholly-owned taxable REIT subsidiary formed to give us the flexibility to engage in activities not suitable for a REIT.

**
Spirit Finance Acquisitions is our wholly-owned subsidiary formed for the purpose of acquiring and holding real estate and mortgage loans.

Competitive Advantages

        We believe that we have the following competitive advantages:

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  Experienced Management:  Our management team has an extensive track record in the origination and management of single tenant real estate assets, having invested approximately $6.0 billion in those asset types since 1980. In addition, our management has developed an expertise and the ability to specifically tailor financings to respond to client needs.

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  Flexibility:  Owners of single tenant, operationally essential real estate require financing flexibility that permits them to efficiently operate their businesses over a long period of time. We intend to offer our customers lease terms that provide operating flexibility and the potential for lease modifications. This operating flexibility might include the ability to substitute real estate locations in the event a business is sold or a tenant determines that a location is no longer strategic. It might also include the ability to sell, sublease or improve a property at a later date with financing provided by us. As a result of this flexibility, our customers will be able to execute their respective business strategies more effectively.

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  Financing Options:  We provide our clients with the convenience of having a "one-stop shop" for real estate financing needs, by offering sale-leaseback transactions and mortgage loans, and, where appropriate, construction loans, corporate debt and equipment financing.

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  Capacity to Fund Large Transactions:  We focus on larger financing opportunities for a single company, which are those transactions in excess of $25.0 million. We currently believe that financial institutions are not fully serving this financing need. While there are numerous lenders and several sale-leaseback companies providing real estate capital in smaller dollar amounts, we believe that there are limited providers of long-term real estate capital for larger multi-unit businesses.

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  Strong Industry Relationships:  Our senior management's extensive industry and financial institution relationships provide us with a substantial ability to source and selectively choose investment opportunities. In addition, we have developed a sourcing arrangement with BAS that we believe will assist us in originating and funding attractive investment opportunities.

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  Program Relationships:  We seek to establish program relationships with customers in need of sizeable amounts of long-term real estate capital and customers who prefer a single source for their long-term real estate capital needs. By establishing these relationships, we intend to become the preferred source of real estate financing for our customers. Additionally, our customers achieve a substantial reduction in transaction expenses and management time by using a single form of lease with a single finance provider for portfolios of properties.

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  Research Driven Investment Strategy:  One of our founders has developed a unique financial tool, the V-Formulasm, to analyze the benefits that our financing products provide for our customers. We distinguish ourselves from our competitors by carefully analyzing the financial performance of our customers and recommending financing solutions that improve their capital efficiency and create value for their stockholders.

Experienced Management

        We capitalize on our senior management team's more than 100 years of combined experience successfully operating real estate finance companies to source, underwrite and manage our investments. Historically, our management team's strategy for successful investments has relied on extensive relationships, in-depth research, rigorous underwriting and ongoing portfolio management. Since 1980, members of our senior management team have provided approximately $6.0 billion in sale-leaseback and mortgage financings. These investments were funded by a combination of investment grade debt, bank lines of credit, warehouse credit lines, mortgage loan sales and securitizations and approximately $1.9 billion of investor capital.

        Before forming Spirit Finance, our senior management team worked together at FFCA from 1994 through 2001. FFCA was formed in 1994 through a merger of eleven real estate limited partnerships that had been created by Morton H. Fleischer, our Chairman and Chief Executive Officer, beginning in 1980. Our two most senior executives, Morton H. Fleischer and Christopher H. Volk, our President and Chief Operating Officer, held the top two executive positions at FFCA when it was sold to GECC. When FFCA was sold to GECC in 2001, FFCA was the nation's largest net lease REIT in terms of market capitalization.

        During its existence as a publicly traded REIT from June 1994 to August 2001, FFCA achieved (1) annual compounded financing growth (growth rate for new financings of sale-leasebacks and mortgages) of 32%, (2) cumulative financing activity of $4.9 billion, (3) annual compounded FFO (Funds From Operations calculated in accordance with the National Association of Real Estate Investment Trusts' definition at the point of measurement) per share growth of 9.4%, (4) annual compounded revenue growth rate of 17.8%, (5) annual compounded net income growth of 22.3%, (6) annual compounded dividend growth of 3.5%, (7) total dividends paid of $665.6 million, and (8) annual compounded rate of investor return, assuming reinvestment of dividends, of 12.2%.

        While the investment activities and operations of FFCA and our company have many common characteristics, our management's previous experience and performance at FFCA will not necessarily serve as a basis to evaluate the performance of our company. See "RISK FACTORS — Risks Related to Our Business — The Past Performance of FFCA and our management is not an indicator or guarantee of our future results."

Business and Investment Strategy

        Our strategy is designed to take advantage of current market conditions and adjust to changes in market conditions over time by providing our customers with specifically tailored financing solutions such as sale-leaseback financing, mortgage loans, corporate loans, construction financing and equipment financing. Our principal business objective is to increase cash flow through:

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  continued investment activity;

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  controlling expenses through operational efficiencies;

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  increasing rental and mortgage revenues through payment escalations based on gross sales of customers, inflation or specified payment increases; and

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  increasing use of internally generated cash flow for investments.

We seek to achieve growth in cash flow, while maintaining low portfolio investment risk, through diligent adherence to tested underwriting criteria, investment diversification and a conservative capital structure.

        We believe that we will offer our investors safe, stable income by pursuing investments primarily with large, publicly, privately or institutionally held companies that we believe are financially sound, generally have annual revenues in excess of $50.0 million and own significant amounts of real estate. We believe that these companies are the most appropriate customers for our financing programs because these established companies typically have sophisticated owners and investors who will recognize the capital efficiencies and incremental stockholder value created by our financing solutions. In addition, we believe that large companies prefer to execute fewer, but larger, transactions and to work with fewer landlords. We seek to provide significant dollar amounts of financing to each customer, and thereby better serve the needs of our target market.

        We believe that it is important to develop a strong pipeline of investment opportunities with established retail, distribution and service companies that own real estate. We accomplish this by using our:

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  Senior Management's Industry Relationships:  Consistent with our management team's past practices, we directly source customers through the relationships our senior management has developed with hundreds of companies over the more than 100 years of combined experience in the real estate finance industry.

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  Senior Management's Financial Institution Relationships:  Our senior management has developed strong relationships with financial institutions over the past 20 years. These strong relationships provide us access to a variety of investment opportunities including the purchase of whole loan pools or participation in loan pools and the purchase or origination of net lease assets.

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  Sourcing Arrangement with Banc of America Securities:  To expand our internal origination capacity and to improve origination efficiency, we have developed a sourcing arrangement with BAS. BAS is a wholly owned subsidiary of Bank of America Corporation. According to publicly available information, Bank of America Corporation is one of the world's largest financial institutions that has relationships with 96% of the U.S. Fortune 500 companies and 82% of the Global

    Fortune 500. Under our sourcing arrangement with BAS, we have agreed to pay BAS an advisory fee with respect to any sale-leaseback, provision of financing by us or similar transaction with any party introduced to us by BAS. Under our sourcing arrangement, if we choose to pursue a transaction with any party introduced to us by BAS, BAS will act as our strategic advisor on the transaction by providing financial advice and assistance to us in our consideration and analysis of the transaction and helping us structure and negotiate the financial terms of the transaction. If the transaction is completed, we will pay to BAS an advisory fee of 1% of the subject transaction amount. We believe this arrangement will lead to referrals from BAS that will provide opportunities to market our products and services to clients of BAS. We are currently exploring opportunities referred to us by BAS. We have not yet completed any transactions that were referred to us by BAS. BAS is not contractually obligated to introduce any of its clients to us and BAS could cease making referrals to us. The referrals, if any, may not lead to any marketing opportunities or result in successful transactions. Based on BAS' broad client base, we believe that BAS is well positioned to identify clients whose capital structures could benefit from our real estate financing products.

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  Referrals:  In the regular course of our business, we receive referrals for transactions from various parties including lenders, brokers and other real estate industry participants. We have active relationships with real estate brokerage firms that specialize in representing tenants or third party landlords that desire to sell properties or portfolios of real estate in our target market. These brokerage firms typically have a fee arrangement with the seller of the real estate.

We believe that our investment expertise, combined with our industry and financial institution relationships and our sourcing arrangement with BAS, provides us with a substantial ability to source and be selective in choosing investment opportunities.

        Our management has a track record of successful real estate investment underwriting that is supported by a long-term commitment to research and analysis. We evaluate our potential investments by diligently adhering to the tested underwriting process that our senior management has developed over the past 20 years and that has been profiled in Wall Street research reports and industry trade journals.

        We plan to achieve our targeted equity returns by using leases with contractual lease escalations and through sustained new investment activity. If our cost of capital increases due to rising interest rates, we plan to, for new leases we enter into, increase tenant lease rates or increase tenant lease escalations, and increase the interest rates on our new loans in order to achieve our targeted equity returns. Our management team has an extensive track record of successfully achieving attractive returns to stockholders in periods of rising and falling interest rates. In addition to responding to varying interest rate environments in the origination of new investments, we plan to employ customary derivatives strategies designed to hedge the long-term financing costs on our portfolio.

        We believe that operating effectiveness and efficiency are important to our customers and to our stockholders. To complement our tested approach to investment underwriting, we use outsourcing approaches for selective company operations to improve our efficiency. We outsource various administrative functions with experienced third party vendors. These administrative functions include real estate closings, legal services, selective portfolio servicing functions and information technology. As a result of this outsourcing, we realize substantial savings and increase our operational flexibility to the benefit of our customers and stockholders. Key outsourcing resources that we use include the following:

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  Servicing:  Midland Loan Services, Inc. is a leading third party provider of loan servicing, asset management and technology for the commercial real estate finance industry. One of the nation's largest commercial loan servicers, Midland's portfolio totaled $86.4 billion in outstanding principal balances as of March 31, 2004. Midland holds the highest servicer and special servicer ratings from Fitch, Inc. and Standard & Poor's. Midland is a wholly owned subsidiary of The

    PNC Financial Services Group, Inc. (NYSE: PNC), a company with over $74.1 billion in assets as of March 31, 2004.

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  Real Estate Valuation:  Standard & Poor's Corporate Value Consulting, or CVC, a division of Standard & Poor's, has been objectively advising clients on valuation and corporate finance issues for over 30 years. CVC's real estate valuation and consulting services include real estate underwriting outsourcing (site, property, and market due diligence), valuation management, site location studies, due diligence, market feasibility studies, buy/sell consulting, and government consulting. CVC performs real estate valuations for a variety of purposes, including: CMBS conduit and large loan real estate, leveraged lease and structured finance transactions. Standard & Poor's is a division of The McGraw-Hill Companies, Inc. (NYSE: MHP), a company with over $4.9 billion in assets as of March 31, 2004.

Market Opportunity

        Market Overview.    Based on a publication by PricewaterhouseCoopers LLP, the total value of commercial real estate in the United States was estimated to be $4.7 trillion as of October 29, 2003, of which approximately $1.8 trillion was the value of real estate owned by corporations. We focus on the financing of operationally essential real estate owned by larger, publicly, privately or institutionally held corporations, specifically consumer retail, distribution and service companies. We believe that the overall market of potential financings for our target customers' real estate is in excess of $1.0 trillion. Based on our estimated size of this market, we believe that less than 1% of free-standing, operationally essential, single tenant real estate is currently held by publicly traded REITs. We believe the amount of capital available from traditional lending sources such as banks to finance long-term real estate assets in large amounts is insufficient. We also believe that the largest portion of operationally essential, single tenant properties is owned by the companies that occupy the properties. Examples of the types of companies that own real estate in our initial target market include:

Automotive dealers	Health clubs or gyms
Automotive parts and service	Office supplies retailers
Beverage distributors	Movie theaters
Book stores	Photocopy or printing stores
Computer and software stores	Rental centers
Department stores	Restaurants
Discount retailers	Retail petroleum or convenience stores
Drugstores	Specialty retailers
Educational facilities	Supermarkets
Electronics retailers	Travel plazas or truck stops
Furniture stores	Video rental or sales stores
Hardware or home improvement stores	Warehouses or wholesale clubs

        Our target customers have historically invested substantial capital in the ownership of their real estate facilities. We believe that increased competition has generally reduced the equity returns of our target customers, thereby encouraging companies to seek improved operating efficiencies and alternative means of reducing the amount of capital invested in real estate to increase stockholder value. Our real estate financing solutions are designed to reduce the amount of capital that our customers have invested in their real estate while allowing them to maintain operational control of their real estate. We provide our target customers with immediate access to capital to invest in their business, reduce debt, fund pension obligations or repurchase stock. We believe that the return on capital invested in our customers' core businesses is higher than the return on capital invested in their real estate.

        Market Conditions.    We believe that the amount of capital from traditional lending sources, such as banks, to finance substantial long-term real estate assets is insufficient to meet the needs of our target customers. In addition, we believe that various other trends support our investment strategy, including:

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  Financial institution consolidation:  We believe that consolidation in the banking and finance industries has resulted in reduced lending capacity available to larger companies operating multiple real estate locations;

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  Capital structure limitations:  We believe that most traditional banks and finance companies have regulatory restrictions and self-imposed risk limitations that limit their ability to offer long-term, fixed rate real estate financing to any single company or group of affiliated entities;

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  Commercial mortgage loans:  While there is a substantial market for the securitization of commercial mortgage loans, this market is generally limited to multi-tenant apartment, office, retail and industrial properties. As a result, we believe that there is limited capacity for single tenant financing in the commercial mortgage-backed securities market;

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  Off-balance sheet treatment:  Off-balance sheet structures such as synthetic leases and other complicated financing vehicles are increasingly viewed with disfavor. The Financial Accounting Standards Board issued an interpretation, FASB Interpretation No. 46, which impacts the accounting and reporting of some types of financing structures that previously received off-balance sheet treatment and provides further disincentives for complicated off-balance sheet structures. However, sale-leaseback financing currently remains an acceptable off-balance sheet financing alternative; and

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  Capital source diversity:  Companies that require significant real estate assets to conduct their business activities are generally large users of capital. For these companies, access to diverse capital sources is typically viewed positively by both stockholders and management because it promotes greater financial flexibility and improved capital structures. We believe that many of our target customers have not previously sourced capital from a REIT and therefore would be interested in the real estate financing products that we can offer.

Unique Customer Approach

        To evaluate the integrity of our long-term financing solutions, one of our founders developed a unique financial analysis tool called the V-Formulasm. The V-Formulasm combines asset, operational and capital efficiency into a single measure of performance. By focusing our investment approach on the V-Formulasm and the amount of stockholder value that we can create for our customers, we believe we are unique among real estate investment companies.

        We recommend and execute financial strategies for our customers that increase their returns through efficient deployment of their capital. We believe that increasing global competitiveness and compressing margins magnify the inefficiencies of real estate ownership by our target customers. We believe that real estate leases, because they have lower contractual payments and longer terms than traditional debt financing, can allow real estate intensive companies to use higher leverage without affecting their cost of capital or incurring borrowings (i.e. capital efficiency). Our focus on customer capital efficiency complements our customers' focus on achieving the highest return on their assets (i.e. asset efficiency) while also controlling their operating costs (i.e. operating efficiency). We believe that all three efficiencies are essential for our customers to succeed in today's highly competitive global economy.

Risk Evaluation

        Our management has a track record of successful real estate investment underwriting that is supported by a long-term commitment to research and analysis. We diligently adhere to the tested underwriting process that our senior management has developed over the past 20 years to evaluate our potential investments. The underwriting philosophy of our senior management has been profiled in Wall Street research reports and industry trade journals. Specifically, we attempt to mitigate overall investment risk through (1) new investment underwriting and documentation, (2) portfolio composition, and (3) portfolio management. All investment proposals have to be approved by at least four of the five members of our investment committee, which is comprised of the members of our senior management. Our investment committee has the authority to make investments up to $100.0 million in any single credit or group of related credits and additional investments of $20.0 million in that credit each subsequent year. Investment proposals that exceed $100.0 million in customer exposure or deviate from established underwriting guidelines are subject to the approval of our board of directors.

        Over the past 20 years, our senior management has developed a "credit pyramid" that analyzes unit-level economics, tenant credit underwriting and tenant management. These investment principles have been supported by research applied to management's historical investment activities. Once investments are made, we believe that risk can be further mitigated through portfolio management that emphasizes tenant and borrower covenant compliance and ongoing performance reviews of their business. To complement these aspects of risk mitigation, we intend to diversify our portfolio by geography and business sector to partially offset the impacts of losses resulting from a particular tenant, asset or sector.

        Credit Pyramid.    Our credit pyramid is comprised of the following:

  •
  Unit-level Economics:  We review unit-level financial performance and evaluate the spread between the operating profits and the rental and loan payments we expect to receive. Our research indicates that unit-level cash flows are more important than other traditional retail real estate metrics, such as foot traffic, "curb cuts," sales per square foot and demographics. We believe that unit-level cash flows are a key measure of risk, both in terms of default probability and long-term real estate value. In essence, store level operating cash flows are the first source of unit-level rent and debt service payments. We describe this as "bottom-up" credit analysis, because we first focus on the immediate cash flows derived from the properties in which we invest.

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  Tenant Credit Underwriting:  We perform an extensive credit review on our potential customers in order to evaluate their financial flexibility and their capacity to service lease and loan payments. The financial strength of our tenants and borrowers provides important secondary support to unit-level economics. Tenant financial strength is reflective of broader corporate risks, wherein a tenant can default even if the operations housed within the properties we finance are profitable. We seek to avoid investments in which tenant financial frailty increases corporate default probability. Instead, we favor investments in which tenants and borrowers realize additional profitability from stores not financed by us. These free cash flows are potentially available to support any losses realized from properties that we may hold.

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  Tenant Management:  We evaluate the quality and track record of each of our potential customer's management team to determine its ability to remain competitive in its marketplace. We strongly believe that a high quality management team is important to risk mitigation. Our leases and loans are generally extended with full recourse to multi-unit operating companies that exhibit strong management skills and operating experience. We believe that the management strength of our tenants and borrowers is an important qualitative indicator of risk.

        Our credit pyramid rests upon a strong foundation to create an integrated and disciplined approach to risk management. The foundation includes the following:

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  Sector Underwriting:  We conduct detailed sector research to evaluate the risks to long-term investments imposed by changing sector business fundamentals that may subject our customers to competitive pressures.

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  Fundamental Real Estate Analysis:  We engage independent third party valuation firms to conduct an appraisal or valuation of each real estate asset that we invest in or finance. The appraisals are conducted according to specific criteria based on our management's experience with similar investments. Our criteria emphasize a replacement cost approach; however, we also use other approaches as required by our investment structures and funding sources. Statistical reviews of past portfolios originated by our management have indicated that investments in real estate at values less than replacement cost can mitigate investment risk.

        Our real estate appraisals entail a review of physical conditions and contribute to our assessment of potential alternative uses and residual value. As necessary, we may engage structural engineering firms to determine the economic useful life of each building. Such a review would include the components of each building, such as the roof, the electrical wiring, the heating and air-conditioning system, the plumbing and various other aspects such as compliance with local, state and federal building codes.

        We generally address environmental risks through tenant and borrower indemnifications. We also obtain environmental insurance on properties where petroleum products are sold or where we deem it appropriate based on environmental site assessments. However, even with site assessments, hazardous substances or wastes (as defined by present or future federal or state laws or regulations) could affect a property and still remain undetected at the time of our investment.

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  Documentation:  We use financing documentation that may incorporate the use of master leases, lease and loan covenants, bankruptcy remote borrowers, cross collateralization and other financing provisions as important methods of reducing tenant credit risk. We believe that documentation is important to forge an alignment of interests between our customers and ourselves and is therefore an important component of risk mitigation.

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  Investment Funding Strategy:  Our senior management has had extensive experience with financial liability management strategies, including the use of unsecured credit lines, secured credit warehouse facilities, unsecured term note issuances, asset securitization and loan and asset sales. Our senior management has historically favored strategies that match-fund investments or that limit the potential to be "liability sensitive." Liability sensitivity is when annual debt maturities exceed free cash flows and expose us to reduced profitability as a result of interest rate increases. To limit liability sensitivity exposure, our senior management has historically employed term debt or securitization strategies, laddered maturities of single maturity term notes, and various interest rate hedging strategies. We believe that funding strategies can be employed that serve to limit investment risks and are an important component of our integrated approach to mitigate investment risk.

        Real Estate Portfolio Management.    After the acquisition of properties, we continue to monitor the performance of the tenants and businesses operating the real estate. Ongoing portfolio management permits us to be apprised of tenant and sector trends that are important in the evaluation of portfolio health and future investments. Portfolio management includes:

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  Tenant and Borrower Compliance:  We monitor the covenant compliance of each tenant and generally review unit-level performance to assess the ability of customers to meet lease and loan payment obligations from the operations of the properties that we own or have as collateral. We believe that early detection of customer financial stress can lessen default and loss probability.

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  Real Estate Review:  We review the physical condition of our investments and collateral as recommended by internal compliance review or as documentation dictates.

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  Management of Defaults:  If a problem is identified, we will take quick action in order to maximize investment recoveries by assessing alternative resolutions.

        Real Estate Portfolio Composition.    Portfolio composition is an important tool that mitigates investment risk. We evaluate the following characteristics:

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  Nature of Collateral:  We seek to acquire or finance single tenant properties in the retail, distribution and service sectors. Furthermore, we seek properties that are profit centers or essential to the ongoing operations of the customer, thereby reducing the risk of default by a customer due to its dependence on the property.

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  Investment Diversification:  We will attempt to have property investments diversified by geography, by industry sector and by tenant. By diversifying our investment portfolio, we will seek to protect investors from the adverse effects of an under-performing tenant or a downturn in any one particular region or industry. Investment diversity is expected to increase as we grow. With regards to diversification, our investment guidelines include the following:

  —
  Tenant/Borrower Diversity:    We will target maximum exposure to a single tenant to 10% of our revenues, based on our anticipated assets under management within three years.

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  Site Diversity:    We will target a maximum exposure to any single property of 2.5% of revenues, based on our anticipated assets under management within three years.

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  Business Sector Diversity:    We will target to achieve investments in diversified business sectors, with no more than 20% exposure to any single sector based on our anticipated assets under management within three years.

        Our investment diversity targets are guidelines and will be impacted by investment quality as measured by tenant/borrower credit quality, unit-level economics, real estate fundamentals and funding strategies, amongst other risk elements in our integrated approach to risk evaluation.

Product Lines

        We approach companies in our target market with responsive, specifically tailored and comprehensive solutions for their long-term financing requirements that are designed to enhance their stockholder returns. The terms of the leases and loans we provide customers are dictated by the expected remaining useful life of the assets and collateral and the needs of our customer. Our financing products include:

        Sale-Leaseback Transactions.    We expect that a significant portion of our investments will be in sale-leaseback transactions. Under a sale-leaseback transaction, we acquire properties and lease the properties back to the seller or operator under a triple-net lease. Under a triple-net lease, the tenant is responsible for all improvements and is contractually obligated to perform and pay all operating expenses of the property including insurance, real estate taxes, utilities and repair. We believe that sale-leasebacks generally offer the most efficient means of long-term real estate financing. The leases generally have a primary term of 15 to 20 years, with renewal options for additional periods. We also seek to obtain fixed or variable rent increases on a scheduled basis.

        Mortgages.    Although we focus on sale-leaseback transactions, we sometimes structure our investment in a particular property as a mortgage loan secured by the property in situations where a customary net lease transaction would have an adverse impact on the seller of a property or would otherwise be inappropriate for us. We anticipate that most of our lending transactions will be loans secured by commercial property. We attempt to structure mortgage loans in a manner that would provide us with an economic return similar to that which we could expect to receive had the investment been structured as a net lease transaction. Our commercial mortgage loans may participate in a portion of any real estate appreciation, sales or economic interest. Any real estate loans we make will likewise have loan terms up to 20 years. All of our mortgage loans have to be approved by our investment committee.

        Other Financing Products.    While we expect that the majority of our investments will be in sale-leaseback transactions and mortgages, we intend to offer other financing products where we can improve our returns or competitiveness. These financing products are likely to include construction financing for new properties, equipment financing for furniture and fixtures and general purpose financing. We believe that the availability of additional financing products that complement our principal real estate financing products will enhance competitiveness and stockholder returns. Our equipment or general purpose corporate loans may be either secured or unsecured. We do not intend to invest in equipment or make a corporate loan without a corresponding real estate investment in the same company or its affiliates. Loans made for general corporate purposes or to finance equipment will generally be for periods not to exceed 10 years. We expect that equipment or corporate loans will not represent more than 20% of our assets. Any financing provided by us to our tenants which is not secured by real estate will be subject to limitations required by the Internal Revenue Code in order to maintain our REIT status. Specifically, the loans to a single borrower that are not secured by real estate may not (1) represent more than 5% of the value of our total assets, (2) represent more than 10% of the value of the borrower's outstanding securities (excluding loans that qualify as "straight debt"), and (3) possess more than 10% of the total voting power of the borrower's outstanding securities.

        At this time, we are unable to estimate how much of our portfolio will be invested in real property and how much will be invested in mortgage loans. We expect that a majority of our investments will be structured as net leases. We anticipate that acquired property will be either improved or, if under development, near completion. Investments will not be restricted as to geographical areas, but we expect that all of our investments in real estate will be made within the United States.

Financing Strategy

        We target our maximum leverage ratio to not exceed 65% of our total assets using a variety of financing methods. Neither our articles of incorporation nor our bylaws require us to maintain a leverage ratio below 65% and we may exceed this target maximum without stockholder approval. We generally decide whether to use debt or equity financing to acquire a property by considering the most attractive interest rate, repayment terms and maturity dates available in the marketplace at the time, and customize our financing strategy for each individual transaction.

        We intend to obtain unsecured and/or secured financing through public and private markets. We will access various sources of capital, including banks, financial institutions and institutional investors through lines of credit, bridge loans and other arrangements. We may also finance the acquisition of properties through additional equity securities offerings, including offerings of preferred and/or common stock.

        Indebtedness may be recourse, non-recourse, unsecured, secured or cross-collateralized. If the indebtedness is recourse, our general assets may be included in the collateral. If the indebtedness is non-recourse, the collateral will be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties or refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties, for general working capital or to purchase interests in partnerships or joint ventures.

        For our initial stage of operations, we plan to mortgage substantially all of our properties and use the proceeds to acquire additional properties. We intend to continue this practice, consistent with our overall leveraging strategy, as long as it remains one of the most efficient costs of capital for us.

        We are currently in the process of establishing a secured credit facility with Bank of America, an affiliate of BAS, for a potential maximum amount of $350.0 million. We are in the process of negotiating final documentation for the facility. The facility will allow us to borrow up to $250.0 million and request that Bank of America approve, in its sole discretion, an additional $100.0 million. Our borrowings under the facility will be secured by mortgages on specific properties we own or acquire in the future that we decide to pledge as collateral under the facility. We will be subject to various operating covenants customary for borrowings of this type. The facility is expected to have an initial term of one year, with the option of Bank of America to extend the facility for an additional year.

Our Formation

        We were formed in August 2003 by our founder and then sole stockholder, Spirit Finance Holdings, LLC. Spirit Finance Holdings was formed and capitalized in January 2003 by Messrs. Morton H. Fleischer and Volk, who each currently holds a 50% voting interest in Spirit Finance Holdings. Immediately before our December 2003 private offering, Spirit Finance Holdings owned 100%, or 1,200,000 shares, of our common stock. We have entered into a stockholders agreement, dated as of October 15, 2003, with Spirit Finance Holdings related to the 1,200,000 shares of our common stock owned by Spirit Finance Holdings on that date.

        Under the terms of the stockholders agreement, 600,000 of the shares held by Spirit Finance Holdings are restricted and subject to repurchase by us for $.01 per share. Under this agreement, if we do not complete an initial public offering of our common stock with gross proceeds to us of at least $100.0 million before October 15, 2013, we will repurchase 300,000 of the shares of our common stock covered by the stockholders agreement. In addition, if we do not meet various annual performance criteria determined by the compensation committee of our board of directors, we will repurchase 60,000 of the shares of our common stock covered by the stockholders agreement for each year we do not meet the specified criteria on a cumulative basis, up to a total of 300,000 shares covered by the agreement. The shares of our common stock governed by the agreement are subject to adjustment in the event we declare any stock split, reverse stock split or any similar transaction affecting the number of shares of our stock outstanding.

        In December 2003, we completed the sale of 30,000,000 shares of our common stock in a private offering and sold an additional 6,000,000 shares of our common stock in January 2004, in connection with the exercise of the initial purchaser's over-allotment option. These sales resulted in aggregate proceeds to us of approximately $334.8 million, net of initial purchaser's discount and placement fee and before offering expenses.

Completed Acquisitions

        From the completion of our December 2003 private offering to June 7, 2004, we completed the following acquisitions:

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  a $40.8 million acquisition of a loan portfolio representing two borrowers, a regional restaurant chain and an auto parts retailer, on December 23, 2003;

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  a $37.5 million sale-leaseback transaction with a petroleum retailer on December 23, 2003;

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  a $2.0 million sale-leaseback transaction with a powersports vehicle dealership on February 23, 2004;

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  an $8.9 million sale-leaseback transaction with a regional family restaurant chain on March 31, 2004;

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  a $4.7 million acquisition of an electronics retail site on May 6, 2004; and

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  a $12.9 million acquisition of a national movie theater chain site on May 17, 2004.

Our Proposed Acquisitions

        As of June 7, 2004, we had entered into purchase agreements, letters of intent and commitment letters related to the pending acquisition of approximately $404.1 million of real estate. The properties covered by these agreements generally consist of chain restaurants, interstate travel plazas, dual branded restaurant and petroleum facilities, educational facilities, movie theaters and specialty retailers. These transactions are subject to customary closing conditions, negotiation of final documents and customary due diligence and may not ultimately be completed.

        In addition to the transactions described above, we had also identified for review, as of June 7, 2004, potential investments of approximately $1.3 billion, for a total pipeline of potential acquisitions of approximately $1.7 billion. These additional potential investments under review represent individual transactions ranging from approximately $3.0 million to $185.0 million in size. We consider investments as under review when we have signed a confidentiality agreement, we have exchanged financial information and/or we or our advisors are in current and active negotiations. Investments under review are subject to significant change and after further due diligence, we may decide not to pursue any or all of these transactions.

Investment Diversification

        Diversification by Property Type.    The following table shows information regarding the diversification of our real estate investments among different property types:

Real Estate Investments by Property Type as of June 7, 2004
Interstate travel plazas	$37,531,405	35%
Chain restaurants	29,225,332	27%
Automotive parts retailers	20,330,198	19%
Movie theaters	12,901,250	12%
Electronics retailers	4,736,003	5%
Specialty retailers	2,006,032	2%

Total:	$106,730,220	100%

        Geographic Diversification.    The following table shows the geographic distribution of our real estate investments located in each state.

Real Estate Investments by State as of June 7, 2004
Florida	$20,676,975	19%
Georgia	14,261,839	13%
Texas	14,116,379	13%
Arizona	12,901,250	12%
Kentucky	10,508,501	10%
Indiana	10,008,096	9%
Oklahoma	6,927,180	6%
Montana	4,736,003	4%
Mississippi	4,628,263	4%
Alabama	3,653,732	3%
Pennsylvania	845,730	1%
Missouri	764,410	1%
Louisiana	744,080	1%
Illinois	601,769	1%
Ohio	556,026	1%
Iowa	450,310	*
South Carolina	349,677	*

Total:	$106,730,220	100%

    *
    Less than 1%.

Lease Expirations

        The weighted average remaining initial lease term of our real estate investments at June 7, 2004 is 14.6 years. The following table shows a summary of the lease expirations. The table assumes that the tenants do not exercise any renewal options.

        Real estate investments with leases expiring in:

2017	$12,901,250	19%
2018	37,531,405	57%
2019	13,687,138	21%
2024	2,006,032	3%

Total	$66,125,825	100%

Loan Maturities

        The following table shows a summary of the scheduled principal maturities of our investments in 67 mortgage loans as of June 7, 2004.

2004	$154,930	0.4%
2005	355,674	1.0%
2006	541,230	1.4%
2007	645,523	1.6%
2008	723,440	1.8%
2009 and thereafter	36,881,763	93.8%

	39,302,560	100.0%

Premium on mortgage loans receivable	1,301,835

Investment in mortgage loans receivable	$40,604,395

        One loan matures in 2011 and three loans mature in 2016. The remaining loans have balloon payments totaling $13,601,576 in 2021.

REIT Structure

        We have elected to be taxed as a REIT, beginning with our tax year ending December 31, 2003. We are a self-administered REIT. An investment in a REIT's shares generally offers tax advantages to you. Generally, as a REIT, we will not have to pay federal corporate income tax on our REIT taxable income to the extent distributed to our stockholders. In order to be taxed as a REIT, we will be required to distribute a minimum of 90% of our REIT taxable income to you in the form of dividends. For many investors, dividends we pay to you will be taxable to you. We will also be required to meet asset and income tests that are consistent with our investment objectives and the requirements for REITs under the Internal Revenue Code. Our articles of incorporation require us to use our reasonable best efforts to take such actions as are necessary or appropriate to qualify as a REIT. In addition, if we determine that it is no longer in our best interests to qualify as a REIT, approval of a majority of our stockholders is required to terminate our REIT status.

Corporate Governance

        Corporate Governance Guidelines.    On the recommendation of the nominating and governance committee, our board of directors adopted corporate governance guidelines. The guidelines address matters such as board size, director qualifications, board and director responsibility, frequency of board meetings, director tenure, director compensation, communication with and among the directors, related party transactions, and continuing education.

        Lead Independent Director.    Our independent directors meet in regularly scheduled executive sessions without management present. Our board of directors has established the position of lead independent director and has elected Shelby Yastrow to serve in that position. In his role as lead independent director, Mr. Yastrow's primary duties and responsibilities include:

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  presiding over all executive sessions of our independent directors;

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  along with our chairman, setting the board of directors' meeting agenda and schedules;

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  ensuring the quality, quantity and timeliness of information flow to the independent directors; and

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  ensuring compliance and recommending revisions to our corporate governance guidelines.

        Code of Business Conduct and Ethics.    Our board of directors has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

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  protection of our assets including proprietary information;

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  honest and accurate recording and reporting of information;

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  prompt internal reporting of violations of the code to appropriate persons identified by management; and

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  accountability for adherence to the code and our internal controls.

        Any waiver of the code of business conduct and ethics for executive officers or directors may be made only by our board of directors or a committee of the board and will be promptly disclosed as required by law. Other waivers must be approved by a member of senior management, in accordance with any applicable company policy, and must be promptly reported in writing to our disclosure committee.

        Public Availability of Corporate Governance Documents.    Our key corporate governance documents, including our corporate governance guidelines, code of business conduct and ethics and the charters of our audit committee, compensation committee and nominating and governance committee are available on our website, www.spiritfinance.com. Our website does not constitute part of this prospectus.

Policies With Respect to Certain Activities

        If our board of directors determines that additional funding is required, we may, without stockholder approval, raise funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

        In the event that our board of directors determines to raise additional equity capital, it has the authority to cause us to issue additional common stock or preferred stock in any manner and on such terms and for such consideration it deems appropriate. We have authority to issue our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in those activities in the future.

        We may borrow funds through bank borrowings and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders and securitizations, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in our assets. The indebtedness may be recourse to all or any part of our assets or may be limited to the particular asset to which the indebtedness relates.

        We do not intend to make loans to individuals. Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in debt and equity securities of other REITs, other entities engaged in real estate activities or debt and equity securities of other issuers, including for the purpose of exercising control over those entities. We will not underwrite the securities of other issuers.

        Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. After the date of this prospectus, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

        There are no limitations on the types of mortgages in which we intend to invest, including first and second mortgages, and we do not expect them to be guaranteed or insured in any way. We are also uncertain as to the proportion of assets that may be invested in each type of mortgage or in any single mortgage.

        We do not own any undeveloped property and we do not intend to acquire any undeveloped property in the immediate future.

        Our board of directors may change any of these policies without your vote and without advance notice to you.

Competition

        We compete in acquiring properties with financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors. The commercial lending market is a multi-billion dollar market including competitors with greater economies of scale, many of which are larger, have access to more resources and have greater name recognition than we do.

Employees

        We use outsourcing arrangements and vendors in order to efficiently manage our operations. As a result, we expect our operations to require a lower number of full-time employees than a company that performs all of its operating functions internally. As of June 7, 2004, we had 16 full-time employees. In the next year, we expect to hire approximately seven to 15 additional employees in various capacities as our operations grow.

Facilities

        Our principal offices are located at 8910 East Raintree Drive, Suite 100, Scottsdale, Arizona 85260. We currently occupy approximately 3,500 square feet of space leased by Fleischer Ranches, LLC. Fleischer Ranches, LLC is wholly owned by Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer. We reimburse a substantial portion of the rent paid on our office space under the terms of an intercompany expense sharing agreement. We have entered into a lease for a new corporate headquarters location consisting of approximately 9,700 square feet of space in Scottsdale, Arizona to be leased from an unaffiliated third party. We expect to move into our new office space during the third quarter of 2004. We believe that our new facilities will be adequate for our present and future operations and that adequate additional space will be available if needed in the future.

Legal Proceedings

        We are not a party to any material legal proceedings.

REGULATION

Compliance With the Americans With Disabilities Act of 1990

        Our properties are required to meet federal requirements related to access and use by disabled persons as a result of the ADA. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations of those properties, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. Although our tenants are responsible for all maintenance and repairs of the property, including compliance with the ADA, we could be held liable as the owner of the property for a failure of one of our tenants to comply with the ADA.

Environmental Matters

        Some of the terms used in this discussion of environmental matters may be defined by federal, state or local statute or regulation and may have specific meanings under those laws. These terms as used in this prospectus are not limited to any one federal, state or local definition. Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by those parties in connection with the actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral, and may adversely impact our investment in that property.

        Federal regulations require building owners and those exercising control over a building's management to identify and warn, through signs and labels, of potential hazards posed by workplace exposure to installed asbestos containing materials and potentially asbestos containing materials in their building. The regulations also have employee training, record keeping and due diligence requirements pertaining to asbestos containing materials and potentially asbestos containing materials. Significant fines can be assessed for violation of these regulations. As a result of these regulations, building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos containing materials and potentially asbestos containing materials. The regulations may affect the value of a building containing asbestos containing materials and potentially asbestos containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos containing materials and potentially asbestos containing materials when those materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for improper handling or a release into the environment of asbestos containing materials and potentially asbestos containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos containing materials and potentially asbestos containing materials.

        Before completing any property acquisition, we generally obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environmental concerns at the property. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property's chain of title and review of historical aerial photographs and other information on past uses of the property. For some properties, we may not obtain environmental assessments. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicate possible contamination or where our consultants recommend we perform the additional procedures.

        Generally, our leases provide that the lessee will indemnify us for any loss or expense we incur as a result of the presence, use or release of hazardous materials on our property. If an environmental occurrence affects one of our properties, our lessee may not have the financial capability to honor its indemnification obligations to us. We may obtain environmental insurance policies to insure against these losses. We determine whether to obtain environmental insurance on a case by case basis depending on the type of property, the availability and cost of the insurance and various other factors we deem relevant. Our ultimate liability for environmental conditions may exceed the policy limits on any environmental insurance policies we obtain, if any. If we are unable to enforce the indemnification obligations of our lessees or if the amount of environmental insurance we carry is inadequate, our results of operations would be adversely affected.

MANAGEMENT

Directors and Executive Officers

        Our current executive officers and their respective ages and positions are as follows:

Name	Age	Title
Morton H. Fleischer	67	Chairman of the Board and Chief Executive Officer
Christopher H. Volk	47	President, Chief Operating Officer and Director
Catherine Long	47	Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Jeffrey M. Fleischer	36	Senior Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer
Gregg A. Seibert	40	Senior Vice President — Underwriting, Assistant Secretary and Assistant Treasurer
Catherine C. Pepperd	36	Vice President — Information Technology
Julie N. Dimond	33	Vice President — Tax
Mary B. Fedewa	38	Vice President — Acquisitions
Catherine L. Stevenson	47	Vice President and Controller

        Our directors are elected for a term of one year and hold office until their successors are elected and qualified. The following individuals currently comprise our board of directors:

Name	Age	Title
Morton H. Fleischer	67	Chairman of the Board and Chief Executive Officer
Christopher H. Volk	47	President, Chief Operating Officer and Director
Willie R. Barnes	72	Director
Dennis E. Mitchem	73	Director
Paul F. Oreffice	75	Director
James R. Parish	57	Director
Kenneth B. Roath	68	Director
Casey J. Sylla	61	Director
Shelby Yastrow	67	Director

        The principal occupation and business experience for the last five years for each of our directors and executive officers are as follows:

        Morton H. Fleischer.    Mr. Morton H. Fleischer is one of our founders and has served as our Chairman of the Board and Chief Executive Officer since our formation in August 2003. Mr. Fleischer previously served as the President, Chief Executive Officer and a director of FFCA, a NYSE listed company, prior to its acquisition in 2001, and its predecessor companies since Mr. Fleischer formed those companies in 1980. Mr. Fleischer was FFCA's Chairman of the Board and Chief Executive Officer at the time FFCA was acquired by GECC in 2001. FFCA was listed on the NYSE from 1994 to 2001, and was sold to GECC in August 2001 for a total transaction value in excess of $2.1 billion. Mr. Fleischer has served as a director of Flying J Inc., a privately-held company, since August of 2003. Mr. Fleischer is also a trustee of the American Enterprise Institute for Public Policy Research, Washington, D.C. Mr. Fleischer received his Bachelor of Arts from Washington University in Saint Louis, Missouri from which he was awarded its Distinguished Business Alumni Award in 1993. Mr. Morton H. Fleischer is the father of Mr. Jeffrey M. Fleischer, our Senior Vice President — Acquisitions.

        Christopher H. Volk.    Mr. Volk is one of our founders and has served as President, Chief Operating Officer and a director since our formation. Mr. Volk has an extensive background in finance and asset management. Prior to forming us, Mr. Volk served for over 16 years in numerous capacities with FFCA and its successor, GE Franchise Finance, or GEFF, including President and Chief Operating Officer and a member of the company's board of directors. Mr. Volk continued with GEFF until December 2002, serving as Chief Operating Officer of GEFF. Mr. Volk has been widely published in the areas of finance, credit analysis and valuation and has frequently served as a guest lecturer and conference speaker. Mr. Volk received his Bachelor of Arts from Washington and Lee University and his MBA from Georgia State University.

        Catherine Long.    Ms. Long joined us as our Chief Financial Officer, Senior Vice President, Secretary and Treasurer in August 2003. Ms. Long has a broad background in accounting, finance and asset servicing. Prior to joining us, Ms. Long served for over 12 years in various capacities with FFCA and its successor, GEFF. During much of her career at FFCA, Ms. Long was the Principal Accounting Officer and worked closely with FFCA's audit committee. As Senior Vice President — Finance, Ms. Long developed and implemented FFCA's accounting, reporting and internal control policies and procedures, including those related to the servicing of loan and lease payments and the reporting of loan securitization transactions. Ms. Long supervised the cash management, monthly payment servicing and investor reporting of approximately $5.9 billion in originated loans and leases. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She received her degree in accounting from Southern Illinois University and has been a certified public accountant since 1980.

        Jeffrey M. Fleischer.    Mr. Jeffrey Fleischer joined us as Senior Vice President — Acquisitions in August 2003. Before joining us, Mr. Fleischer was Managing Director of Trefethen & Company, an investment banking firm providing services for mergers, acquisitions and financial restructuring for multi-unit retail operators. From 1993 to 2002, Mr. Fleischer was a senior officer at FFCA and its successor, GEFF, with responsibility for lending and commercial real estate investments. Prior to joining FFCA, Mr. Fleischer was employed by The Chase Manhattan Bank, N.A. with responsibility for middle market commercial loan and retail residential loan underwriting and origination. Mr. Fleischer received a Bachelor of Arts in Economics and a minor in Philosophy from Boston University, and earned an MBA in finance from Washington University in St. Louis, Missouri. Mr. Jeffrey M. Fleischer is the son of Mr. Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer.

        Gregg A. Seibert.    Mr. Seibert joined us as Senior Vice President — Underwriting in September 2003. Prior to joining us, Mr. Seibert served for over nine years in various capacities with FFCA and its successor, GEFF. Mr. Seibert's positions ranged from senior underwriter, vice president, director of underwriting and most recently, Senior Vice President. Prior to his employment with FFCA, Mr. Seibert was a vice president with Bank of America from 1989 to 1994 in the commercial real estate lending group. Mr. Seibert was also an investment analyst with the Travelers Insurance Company from 1988 to 1989. In the past ten years, Mr. Seibert has been involved with over $2.0 billion in real estate financings. Mr. Seibert received a Bachelor of Science degree in Business Administration from the University of Missouri in 1986 and an MBA in Finance from the University of Missouri Graduate School of Business in 1987.

        Catherine C. Pepperd.    Ms. Pepperd joined us as our Vice President of Information Technology in August 2003. Before joining us, Ms. Pepperd was Director of Information Technology at a global educational program provider, Cultural Experiences Abroad, where she was responsible for all software application development and network systems for their world-wide operations. From 1997 to 2001, Ms. Pepperd was the Vice President of Application Development at FFCA and its successor, GEFF. While at FFCA, Ms. Pepperd supervised the development and design of a proprietary contract and property management system and also designed and implemented all accounting system custom applications. Prior to joining FFCA, Ms. Pepperd was employed by Xerox Corporation from 1990 to 1996. Ms. Pepperd has over 13 years of professional experience in information technology. Ms. Pepperd received a Bachelor of Science in Management Information Systems from State University of New York at Geneseo.

        Julie N. Dimond.    Ms. Dimond joined us as Vice President — Tax in December 2003. Ms. Dimond served as Vice President — Tax for FFCA for three years until FFCA's acquisition by GECC in August 2001. At FFCA, she was responsible for all tax matters for the parent company, its qualified REIT subsidiaries and numerous related partnership and corporate entities. Ms. Dimond was engaged as a consultant to GEFF following FFCA's acquisition until she joined us in December 2003, continuing to focus on corporate, partnership and REIT tax matters. Prior to her employment with FFCA, Ms. Dimond was a manager with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She received her degree in accounting from the University of Illinois and has been a Certified Public Accountant since 1992.

        Mary B. Fedewa.    Ms. Fedewa joined us in February 2004. Ms. Fedewa is currently Vice President — Acquisitions. Before joining us, Ms. Fedewa was a Vice President at GE Capital, where she spent 12 years. Within GE Capital, Ms. Fedewa held leadership positions in several GE Capital divisions. Most recently, she was in GE Capital's Commercial Finance division, leading the integration of GE Capital's acquisition of FFCA. Ms. Fedewa has over a decade of financial services experience.

        Catherine L. Stevenson.    Ms. Stevenson joined us as Vice President and Controller in December 2003. From March 2002 until she joined us, Ms. Stevenson had been working as a consultant assisting various companies in accounting and reporting, evaluating and documenting internal control policies and procedures and various operational projects. From 1987 through February 2002, Ms. Stevenson served in various capacities with Viad Corp (NYSE: VVI), a company providing payment services and tradeshow and convention and event services to businesses. From April 1999 to February 2002, Ms. Stevenson served as Vice President — Controller for Viad where she was its Principal Accounting Officer responsible for the development and implementation of accounting, reporting and internal control policies and procedures. From 1984 to 1987, Ms. Stevenson was the Chief Financial Officer for Paragon Homes, a residential home builder in the Phoenix, Arizona area. Prior to that, Ms. Stevenson was an audit manager with the international public accounting firm of Arthur Andersen in Phoenix. She received the degree of Bachelor of Science in Business Administration (Accounting Major) from the University of New Mexico and has been a certified public accountant since 1981.

        Willie R. Barnes, Esq.    Mr. Barnes has been a partner at the law firm of Musick, Peeler & Garrett LLP since 1992. He is also a director and secretary of American Shared Hospital Services (AMEX: AMS) where he has served on the audit committee and compensation committee of the board of directors. Mr. Barnes was also a Director of FFCA from 1994 until its sale to GECC in 2001. Mr. Barnes is a member of the Section of Business Law of the American Bar Association and a member of the following committees: the Federal Regulation of Securities Committee, the State Regulation of Securities Committee, and the Futures Regulation Committee. In addition to a general transactional and securities practice, Mr. Barnes was appointed and served as the Commissioner of Corporations for the State of California from 1975 to 1979 and he was a member of the California Senate Commission on Corporate Governance, Shareholder Rights and Securities Transactions from 1986 to 1991. From 1979 to 1988, he was a senior partner of Manatt, Phelps, Rothenberg & Phillips and served as Chairman of its Corporate and Securities Department. Mr. Barnes was a partner at Wyman Bautzer Kutchel & Silbert from January 1989 until its dissolution in March 1991 and a partner of Katten Muchin Zavis & Weitzman from March 1991 to January 1992. Mr. Barnes received his Bachelor of Arts degree from the University of California at Los Angeles in 1953 and his law degree from the UCLA Law School in 1959.

        Dennis E. Mitchem.    Mr. Mitchem has been the Director of Corporate Relations, Northern Arizona University since October 1998. Mr. Mitchem has also served as Executive Director of Habitat for

Humanity, Valley of the Sun, from April 1996 to October 1998, and prior to that time was an independent management consultant for privatization and financial services projects. Mr. Mitchem was also a director of FFCA from 1996 until its sale to GECC in 2001. From March 1994 to December 1995, Mr. Mitchem worked in Moscow serving as a consultant to establish Russian Privatization Centers. From July 1992 to February 1994, he was managing director of a joint venture between a national accounting firm and a private business entity that provided accounting services to the Resolution Trust Corporation and also managed the Denver, Colorado, financial processing center of the Resolution Trust Corporation. From 1954 to June 1993, he was employed by the international accounting firm of Arthur Andersen, where he became a partner in 1967 and retired as a senior partner in June 1993. From 1959 to 1992, Mr. Mitchem served as committee chairman, officer or director of local, state or national certified public accountant organizations. For seven years he represented the State of Arizona on the governing counsel of the American Institute of Certified Public Accountants. Mr. Mitchem is a past chairman of the Arizona Society of Certified Public Accountants, and has served that organization, among other things, as chairman of the Professional Ethics committee, Auditing Standards committee and Accounting Principles committee. Mr. Mitchem is a Life Member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants. Mr. Mitchem received the degree of Bachelor of Science in Business Administration (Accounting Major) from the University of Nebraska.

        Paul F. Oreffice.    Mr. Oreffice is currently Chairman of the Board and one of the principal owners of Fairfield Homes of Arizona. He is on the International Advisory Board of Marsh & McLennan Companies (NYSE: MMC), a trustee of Thunderbird American School of International Management, and Co-Chairman of the Board of the National Parkinson Foundation. He is also on the Board of Visitors of MD Anderson Cancer Center. Mr. Oreffice is also a trustee of the American Institute for Public Policy/Research, Washington, D.C. Mr. Oreffice retired as Chairman of the Board of The Dow Chemical Co. (NYSE: DOW) in 1992 after almost 40 years with the company. Mr. Oreffice joined Dow in 1953 following service in the US Army and was named Chief Financial Officer in 1970. He was elected to the board of directors and the Executive Committee in 1971. In 1975 he became President of Dow USA, and in 1978 he took over as President and Chief Executive Officer of The Dow Chemical Co. In 1986 he was also named Chairman of the Board. Mr. Oreffice also previously served on the boards of the CIGNA Corporation (NYSE: CI) (1979 - 1998), The Coca Cola Company (NYSE: KO) (1984 - 2003), Morgan Stanley (NYSE: MWD) (1987 - 1995), and Nortel Networks Corporation (NYSE: NT) (1983 - 1998). Mr. Oreffice received the degree of Bachelor of Science in Chemical Engineering from Purdue University in 1949.

        James R. Parish.    Since 1991, Mr. Parish has been a principal of Parish Partners, Inc., an investment, advisory and consulting firm and provides executive level strategic expertise to a wide range of restaurant industry executives in quick, casual full and fine dining areas. Mr. Parish also presently serves on the board of directors or advisory boards of five privately held restaurant or restaurant industry provider companies. Mr. Parish has served as Chairman and Chief Executive Officer of Sfuzzi, Inc. and Z'Tejas, Inc. Mr. Parish has also served as a member of the audit committee of the board of directors of Taco Bueno Inc. since 2001. Prior to forming Parish partners in 1991, Mr. Parish was Executive Vice President, Chief Financial Officer, Director and member of the Executive Committee of Brinker International (NYSE: EAT), the successor company to Chili's, Inc., now one of the largest multi concept companies in the restaurant industry. Mr. Parish received a Bachelor of Science in Journalism and an MBA in Finance from Drake University.

        Kenneth B. Roath.    Mr. Roath is currently the Chairman of the Board of Health Care Property Investors, Inc. (NYSE: HCP), a REIT organized in 1985 to invest, on a net lease basis, in health care properties. Mr. Roath joined Health Care Property Investors, Inc. at its inception in 1985, and served as the company's Chief Executive Officer until May 2003, when he retired. Mr. Roath was a director of Arden Realty, Inc. (NYSE: ARI), a REIT that operates commercial real estate in Southern California, from 1996 to 2003. Mr. Roath was a member of the executive committee of the National Association of Real Estate Investment Trusts, Inc., or NAREIT, from 1987 to 1997 and was the Chairman of NAREIT from 1994 to 1995. Mr. Roath is an Ex-Officio member of the Board of Governors of NAREIT. Mr. Roath was also a director of FFCA from 1994 until its sale to GECC in 2001. Mr. Roath received a Bachelor of Science in Accounting from San Diego State University.

        Casey J. Sylla.    Mr. Sylla is the Chairman of the Board and President of Allstate Financial, a principal division of the Allstate Insurance Company engaged in the business of life insurance, annuities and other related retirement and savings products. Mr. Sylla is also a member of the senior management team of Allstate Insurance Company. The Allstate Corporation (NYSE: ALL) serves as the holding company for Allstate Insurance Company. Mr. Sylla joined Allstate in 1995 and served until 2002 as its Chief Investment Officer where he was responsible for the management of over $86.0 billion. From 1992 until July 1995, Mr. Sylla was an Executive Officer and Vice President and head of the Securities Department of The Northwestern Mutual Life Insurance Company. Mr. Sylla was also a director of FFCA from 1994 until its sale to GECC in 2001. Mr. Sylla received a Bachelor of Science Social Science degree from the University of Wisconsin-Eau Claire in 1966 and a Master of Science Economics degree from the University of Missouri in 1969.

        Shelby Yastrow, Esq.    Mr. Yastrow has been an attorney and counsel to the law firm of Gallagher & Kennedy in Phoenix, Arizona since 2001. He joined McDonald's Corporation (NYSE: MCD) in 1978 as Vice President, Chief Counsel of Litigation and Assistant Secretary. He was appointed Vice President, General Counsel of McDonald's in 1982 and Senior Vice President in 1988, before being named Executive Vice President in 1995. He retired from McDonald's in April 1998. As general counsel of McDonald's, he was responsible for all legal functions, including real estate, franchise and franchisee relations, marketing and advertising, securities and litigation. In addition to his legal responsibility, Mr. Yastrow was the senior officer responsible for insurance, governmental relationships, environmental matters, internal control systems, transportation and non-restaurant real estate matters. Mr. Yastrow was the sole senior officer responsible for corporate governance and ethics. Mr. Yastrow was also a senior officer of McDonald's for its corporate governance and ethics program. Mr. Yastrow was a director of FFCA from 1997 until its sale to GECC in 2001. Mr. Yastrow also currently serves as a director of a private franchising company. Mr. Yastrow received his law degree from Northwestern University in 1959.

Duties of Officers and Directors

        Our bylaws provide that our officers and directors do not have a responsibility to devote their full time managing our affairs. Our bylaws further provide that our officers and directors may have business interests and engage in business activities similar to or in addition to or in competition with the business activities that we conduct. Therefore, some of our officers and directors could be engaged in other business activities, some of which could be competitive with our operations. Our officers and directors have a duty under Maryland law to act in good faith, in a manner they reasonably believe is in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our employment agreements with Messrs. Morton Fleischer, Volk, Jeffrey Fleischer and Seibert and Ms. Long will require those individuals to devote substantially all of their professional time working for us.

Committees of the Board

        Audit Committee.    Our board of directors' audit committee currently consists of three independent directors, Messrs. Mitchem, chairman, Oreffice and Parish. Our board has determined that all three members of the audit committee qualify as audit committee financial experts as defined in applicable SEC and NYSE regulations. The audit committee has adopted an audit committee charter, which defines the audit committee's primary duties to include:

  •
  serving as an independent and objective body to monitor and assess our compliance with legal and regulatory accounting requirements, our financial reporting processes and related internal control systems and the performance generally of our internal audit function;

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  overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our outside auditors, who will report directly to the audit committee;

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  providing an open means of communication among our outside auditors, accountants, our senior management, our internal auditors and our board of directors;

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  resolving any disagreements between our management and the outside auditors regarding our financial reporting;

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  meeting at least quarterly with senior executives, internal auditors and independent auditors; and

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  preparing the audit committee report for inclusion in our annual proxy statement for our annual stockholders meeting.

Our audit committee charter also mandates that our audit committee approve all audit, audit related, tax and other non-audit services conducted by our independent accountants.

        The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The audit committee serves in a board level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee's members in business, financial and accounting matters.

        Compensation Committee.    Our board of directors' compensation committee currently consists of two independent directors, Messrs. Roath, chairman, and Oreffice. Our compensation committee has adopted a compensation committee charter which defines the compensation committee's primary duties to include:

  •
  annually establishing guidelines, objectives and standards for determining the compensation of our executive officers;

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  set the compensation level for our Chief Executive Officer;

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  evaluating the performance of our Chief Executive Officer and other senior executives;

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  reviewing our executive compensation policies;

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  approving any new employment agreements;

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  recommending to our board of directors compensation for our senior executive officers;

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  developing and administering and implementing our existing and future equity incentive and 401(k) plans;

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  determining the number of shares underlying, and the terms of, restricted common stock awards and stock options to be granted to our directors, executive officers and other employees under equity incentive plans;

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  preparing a report on executive compensation for inclusion in our annual proxy statement for our annual stockholders meeting; and

  •
  seeking input from the full board on the foregoing matters.

        Nominating and Governance Committee.    Our board of directors' nominating and governance committee currently consists of two independent directors, Messrs. Barnes, chairman, and Sylla. The nominating and governance committee has adopted a nominating and governance committee charter which defines the nominating and governance committee's primary duties to include:

  •
  generally overseeing all board governance matters;

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  establishing standards for service on our board of directors;

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  reviewing and evaluating the role of the board of directors, its committees and each member;

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  identifying individuals qualified to become members of our board of directors and recommending director candidates for election or re-election to our board;

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  considering and making recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting directors;

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  reviewing and updating our code of business conduct and ethics, which will include our conflicts of interests policies; and

  •
  monitoring our corporate governance principles and practices.

        Executive Committee.    The executive committee of our board of directors currently consists of three directors, Messrs. Morton Fleischer, chairman, Volk and Yastrow. The executive committee will perform the duties and exercise the powers delegated to it by the board of directors. The executive committee meets only when board action on a significant matter is required and it is impractical or not feasible to convene a full meeting of the board.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves on the compensation or similar committee of any other entity.

Director Compensation

        Any member of our board of directors who is also our employee will not receive any additional compensation for serving on our board. Our non-employee directors each receives an annual retainer of $25,000 in cash, paid quarterly in advance. We also pay our independent directors the following additional fees, as applicable:

Annual retainer for lead independent director	$10,000
Annual retainer for audit committee chairman	$7,500
Annual retainer for compensation committee chairman	$6,000
Annual retainer for other committee chairman	$5,000
Fee for each board meeting attended	$1,000
Fee for each committee meeting attended	$750

We also reimburse our non-employee directors for their reasonable travel expenses incurred in connection with their attendance at board meetings.

        Upon initial election to our board, each of our independent directors receives a grant of 5,000 restricted shares of our common stock. Each of our independent directors also receives annual grants of restricted stock with a value of $15,000. These restricted stock grants are made under our 2003 Stock Option and Incentive Plan.

Executive Compensation

        The following table sets forth the salary and other compensation paid to our Chief Executive Officer and each of our other four most senior executive officers for the fiscal year ended December 31, 2003. Because we were only recently formed in August 2003, no information is applicable for periods before 2003. Except as noted, no employee received more than $100,000 in base salary and bonus during 2003. The amounts included in the table include both compensation directly paid or accrued by us, as well as compensation paid on our behalf by our affiliates. The salaries presented do not represent a full year of operations and the individuals listed in the table each entered into an employment agreement with us on December 15, 2003; therefore, the base salary paid to these individuals will be higher for 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)
Morton H. Fleischer Chairman of the Board and Chief Executive Officer	2003	17,067	—	—	—	480,000	—
Christopher H. Volk President and Chief Operating Officer	2003	17,067	—	—	—	480,000	—
Catherine Long Chief Financial Officer, Senior Vice President, Secretary and Treasurer	2003	132,603	—	—	249,750	90,000	—
Jeffrey M. Fleischer Senior Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer	2003	90,949	—	—	249,750	90,000	—
Gregg A. Seibert Senior Vice President — Underwriting, Assistant Secretary and Assistant Treasurer	2003	38,649	—	—	249,750	90,000	—

Option Grants in 2003

		Percent of Total Options Granted to Employees in 2003				Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term(3)
	Number of Securities Underlying Options to be Granted (#)
Name			Exercise Price per Common Share
					Expiration Date	5%	10%
Morton H. Fleischer Chairman of the Board and Chief Executive Officer	480,000	39.0%	$10	(1)	December 17, 2013	$3,019,200	$7,651,200
Christopher H. Volk President and Chief Operating Officer	480,000	39.0%	$10	(1)	December 17, 2013	$3,019,200	$7,651,200
Catherine Long Chief Financial Officer, Senior Vice President, Secretary and Treasurer	90,000	7.3%	$10	(2)	December 17, 2013	$566,100	$1,434,600
Jeffrey M. Fleischer Senior Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer	90,000	7.3%	$10	(2)	December 17, 2013	$566,100	$1,434,600
Gregg A. Seibert Senior Vice President — Underwriting, Assistant Secretary and Assistant Treasurer	90,000	7.3%	$10	(2)	December 17, 2013	$566,100	$1,434,600

(1)
The option will become exercisable in five equal annual installments beginning on December 17, 2004, the first anniversary of the grant date.

(2)
The option will become exercisable in three equal annual installments beginning on December 17, 2004, the first anniversary of the grant date.

(3)
Based on an assumed grant date price of $10.00 per share.

Employment Agreements

        We have entered into employment agreements with Morton H. Fleischer, Christopher H. Volk, Catherine Long, Jeffrey M. Fleischer and Gregg A. Seibert. The employment agreements are for a three year term that began December 15, 2003 and provide the annual base salaries and maximum bonuses shown in the table below:

Name and Title of Executive Officer	Annual Base Salary	Maximum Bonus(1)
Morton H. Fleischer Chairman of the Board and Chief Executive Officer	$375,000	$375,000
Christopher H. Volk President and Chief Operating Officer	$375,000	$375,000
Catherine Long Chief Financial Officer, Senior Vice President, Secretary and Treasurer	$200,000	$160,000
Jeffrey M. Fleischer Senior Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer	$200,000	$160,000
Gregg A. Seibert Senior Vice President — Underwriting, Assistant Secretary and Assistant Treasurer	$200,000	$160,000

(1)
Actual bonuses will be paid based on performance criteria and targets set by the compensation committee of our board of directors. The compensation committee of our board of directors has the discretion to award additional bonus amounts as it deems appropriate based on the performance of each officer.

        The employment agreements for Ms. Long and Messrs. Jeffrey Fleischer and Seibert provide that base salaries and maximum bonuses will be increased on January 1 of each year by a minimum increase equal to the increase in the Consumer Price Index. The employment agreements of Messrs. Morton Fleischer and Volk do not provide for minimum annual increases. The compensation committee of our board of directors has the discretion to increase any or all of the base salaries and bonuses in additional amounts as it deems appropriate. These agreements provide that the executive officers agree to devote substantially all of their professional time to our operations. At the end of the three year term, the employment agreements will automatically extend for one additional year unless either party terminates the agreement not later than 60 days before expiration.

        These employment agreements permit us to terminate the executives' employment, with appropriate notice, with or without "cause." "Cause" is generally defined to mean:

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  conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing criminal liability on a strict liability basis due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of our board of directors);

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  a breach of the executive's duty of loyalty which is materially detrimental to us;

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  a failure to perform or adhere to explicitly stated duties that are consistent with the executive's employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by our board, or the failure to follow the lawful directives of our board provided such directives are consistent with the terms of the executive's employment agreement, which continues for a period of 30 days after written notice to the executive; and

  •
  negligence or misconduct in the performance of the executive's duties that have a material adverse effect on us.

        Under the employment agreements, the executive officers receive three weeks of paid vacation annually and various other customary benefits. The employment agreements referred to above provide that the executive officers are eligible to participate in our stock option plan and are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of the benefit plans as in effect from time to time. If the executives' employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate the executives' employment without cause, or if the executive officers terminate employment with good reason as defined in the agreement, we will be obligated to pay (1) a lump sum payment of severance equal to two times, in the case of Morton H. Fleischer and Christopher H. Volk, or one and a half times in the case of Catherine Long, Jeffrey M. Fleischer and Gregg A. Seibert, the annual salary and annual maximum bonus payable under the agreement, (2) the incentive bonus prorated for the year in which the termination occurred, (3) payment of premiums for certain group health coverage, and (4) other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than for cause, or if the executive terminates employment with good reason, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of two years in which to exercise all vested options.

        If a change in control of our company occurs, the executive officers will become fully vested in their options and restricted shares. In general terms, a change of control occurs:

  •
  if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

  •
  if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

  •
  upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent; or

  •
  if a majority of the independent members of our board of directors votes in favor of a resolution stating that a change in control has occurred.

        If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements that we intend to enter into will require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

        For a 24-month period in the case of Messrs. Morton Fleischer and Volk, and 12 months in the case of Ms. Long and Messrs. Jeffrey Fleischer and Seibert, after termination of an executive's employment for any reason except for cause, the executive will agree not to compete with us by working with or investing in (subject to limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive's employment with us. In the event the executive is terminated for cause, the executive will agree not to compete with us for a 12-month period.

Stock Option and Incentive Plan

        General.    Our 2003 Stock Option and Incentive Plan provides for the ability to make grants of incentive stock options and non-qualified stock options and awards of restricted common stock. The stock option plan also provides for the ability to make grants of share appreciation rights, performance units, dividend equivalents and other equity-based awards.

        The stock option plan authorizes the issuance of awards related to up to an aggregate of 2,100,000 shares of common stock, subject to adjustment as described in the stock option plan. The maximum number of shares of common stock that may be subject to grants to any individual in any calendar year is 500,000 shares of common stock. As of June 7, 2004, awards relating to 657,750 shares of common stock were available for issuance under the stock option plan.

        If any grant terminates, expires or is forfeited without having been exercised or is cancelled without the delivery of shares of common stock, the common stock covered by such grant will again be available for issuance under the stock option plan, as well as any shares of common stock that are delivered by the grantee or withheld by us upon the exercise of the option or other award under the stock option plan in payment of the exercise price. In connection with certain extraordinary events, the compensation committee of our board of directors is able to make adjustments to the total number of shares of common stock offered under the stock option plan, the maximum number of shares of common stock that may be awarded to an individual in a calendar year, the number and kind of shares of common stock covered by outstanding awards and the purchase prices specified in outstanding grants as may be determined to be appropriate.

        Administration.    The compensation committee of our board of directors has the sole authority to determine who will receive awards, the types of awards that will be granted and the number of shares of common stock subject to each such award. The compensation committee also interprets the stock option plan and award agreements and sets the terms and conditions for each grant. The compensation committee is not able to amend the terms of any previously granted option to reprice, replace or regrant the option through cancellation or by lowering the exercise price of the previously granted option, unless our stockholders provide prior approval. The determinations of the compensation committee are made in its sole discretion and are final, binding and conclusive.

        Eligibility for Participation.    Grants under the stock option plan may be made to our employees and consultants and to those employees and consultants of our subsidiaries and affiliates and to any non-employee member of our board of directors. The compensation committee determines which employees, consultants and non-employee members of our board receive grants under the stock option plan.

        Stock Options.    The compensation committee may grant options intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code or so-called "non-qualified stock options" that are not intended to so qualify, or NQSOs, or any combination of ISOs or NQSOs. Grants of NQSOs under the stock option plan may be made to any of our employees and consultants and those employees and consultants of our subsidiaries and affiliates and to any non-employee member of our board. Grants of ISOs under the stock option plan may be made only to our employees and employees of our 50% or more owned subsidiaries.

        The compensation committee will fix the exercise price per common share on the date of grant. The exercise price for NQSOs and ISOs may not be less than the fair market value of the underlying shares of common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding shares of common stock or our subsidiaries, the exercise price per share of an ISO must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs must be treated as NQSOs.

        The compensation committee will determine the term of each option; provided, however, that the exercise period for ISOs may not exceed 10 years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding shares of common stock or our subsidiaries, the term may not exceed five years from the date of grant. The vesting period for options will commence on the date of grant and end on date as is determined by the compensation committee, in its sole discretion, which is specified in the award agreement. The compensation committee may provide in an award agreement that an option may become exercisable prior to the date the option becomes exercisable and if the option is exercised prior to such vesting date, the grantee will receive restricted shares that vest over the remaining vesting period of the option.

        A grantee may exercise an option by delivering notice of the exercise to us and by paying the exercise price, plus any withholding tax due, (1) in cash or certified check, (2) with approval of the compensation committee: (A) by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price, (B) surrendering of shares of common stock issuable upon exercise of the option, (C) engaging in a broker-assisted exercise or (D) any combination of the permitted exercise methods or by such other method the compensation committee may approve that is permitted by applicable law.

        Restricted Shares.    The compensation committee may grant restricted shares to anyone eligible to participate in the stock option plan. The compensation committee may require that grantees pay consideration for the restricted shares and may establish conditions under which restrictions on the restricted shares will lapse over a period of time or according to such other criteria as the compensation committee determines appropriate. The compensation committee will determine the number of shares of common stock subject to the grant of restricted shares and the other terms and conditions of the grant. Unless the compensation committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the restricted share grant and to receive any dividends or other distributions paid on such shares of common stock, subject to any restrictions determined to be appropriate by the compensation committee.

        Performance Units.    Performance units may be granted under the stock option plan. The compensation committee may grant units to anyone eligible to participate in the stock option plan. Each unit provides the grantee with the right to receive an amount based on the value of the unit, which will be determined by the compensation committee, if performance goals established by the compensation committee are met. Units will be based on the fair market value of the shares of common stock or such other measurement base that the compensation committee determines to be appropriate. The compensation committee will determine the number of units that will be granted, the requirements applicable to the units, the performance period during which performance will be measured, the performance goals applicable to the units and such other conditions as the compensation committee determines appropriate. The applicable performance goals may relate to our financial performance or that of our subsidiaries, the performance of the shares of common stock, the grantee's performance or such other criteria that the compensation committee determines appropriate. If the performance goals are met, units will be paid to the grantee in cash, in shares of common stock or a combination of cash and shares of common stock, as determined by the compensation committee.

        Dividend Equivalents.    The compensation committee may grant dividend equivalents in connection with options granted under the stock option plan. The compensation committee may grant dividend equivalents to anyone eligible to participate in the stock option plan. Dividend equivalents are payable in cash or shares of common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the compensation committee.

        Other Equity-Based Awards.    The compensation committee may grant other types of stock-based awards (including the grant of unrestricted shares of common stock), cash-based awards or other equity-based awards under the stock option plan. The compensation committee may grant other equity-based awards to anyone eligible to participate in the stock option plan. Equity-based awards are payable in cash, shares of common stock or other equity determined by the compensation committee. The terms and conditions of other equity-based awards are determined by the compensation committee.

        Qualified-Performance Compensation.    The stock option plan permits the compensation committee to impose and identify specific performance goals that must be met with respect to grants of options, stock appreciation rights, restricted shares, units, dividend equivalents and other equity-based awards. The compensation committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the compensation committee. Prior to, or soon after the beginning of, the performance period, the compensation committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.

        The performance goals will be based on one or more of the following measures related to our operations: pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions or savings and/or such other identifiable and measurable performance objectives determined by the compensation committee.

        Deferrals.    The compensation committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with an award under the stock option plan. The compensation committee will establish the rules and procedures applicable to any deferrals.

        Change of Control.    If a merger, consolidation, sale, transfer, exchange or other disposition of all or substantially all of our assets or other event occurs that affects the shares of common stock, the compensation committee may take any of the following actions to provide: (1) for the purchase of any outstanding award for the payment of an amount of cash equal to the amount that would have been attained upon the exercise of such award or realization of the grantee's rights (net of any required payments by the grantee) had such award been currently exercisable, payable, fully vested or the restrictions lapsed or replace such award with other rights or property selected by the compensation committee, (2) that the award cannot be exercised after such event, (3) for a specified period of time prior to such transaction or event such award will be fully exercisable, (4) that the award will be assumed by the successor or surviving corporation, or a parent or subsidiary thereof or substituted for similar awards, (5) that the restrictions on restricted shares will be terminated, or (6) for such further provisions or limitations as the compensation committee deems appropriate and in our best interests, including adjustments in the number or type of shares subject to the award.

        Amendment and Termination of the Stock Option Plan.    Our board of directors or the compensation committee may amend or terminate the stock option plan at any time, subject to stockholder approval if required to comply with applicable law, regulation or rule. Unless sooner terminated, the stock option plan will terminate on December 15, 2013.

        The following table shows information related to the stock options that have been granted and the number of shares remaining available for grant under our stock option plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	1,290,000	$10.00	657,750
Equity compensation plans not approved by stockholders	—	—	—

Total	1,290,000	$10.00	657,750

(1)
Our 2003 Stock Option and Incentive Plan was approved by our then sole stockholder on December 15, 2003.

401(k) Plan

        We adopted a defined contribution savings plan, or "401(k) Plan," to provide retirement income to our employees, including our executive officers. The 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code and incorporates features permitted under Section 401(k) of the Internal Revenue Code.

        The 401(k) Plan covers all employees who have completed six months of service with us. The 401(k) Plan allows participants to elect to contribute up to 100% of annual compensation on a pre-tax basis with a maximum pre-tax contribution of $13,000 for 2004. In addition, the 401(k) Plan allows individuals who are at least 50 years of age by the end of the tax year to make additional contributions, known as catch-up contributions, in the maximum amount of $3,000 for 2004. We provide a matching contribution in cash, equal to 100% of each participant's elective deferral that does not exceed 3% of compensation, plus 50% of the elective deferral that exceeds 3% of compensation but does not exceed 5% of compensation, which matching contributions vest immediately.

        Any additional company matching contributions or any profit sharing contributions by us are subject to a vesting schedule and will be 100% vested after three years of service. Participant contributions are fully vested at all times and all contributions are invested as directed by each participant in investment funds available under the 401(k) Plan. At the termination of employment, the distribution will be based on the total account balance that is vested and will be payable in a lump-sum as soon as practical or at a later date elected by the participant or the participant's beneficiary.

Spirit Management Company

        We have formed a wholly owned taxable subsidiary, Spirit Management Company, to have the capacity to generate revenues from business activities that are not otherwise suitable for a REIT. REITs are subject to numerous business activity rules that generally restrict investments principally to real estate and mortgages that are held for a long term. We and Spirit Management have jointly elected to treat Spirit Management as a taxable REIT subsidiary. As a result, Spirit Management will be permitted to engage in non-REIT activities that may include short-term gains from opportunistic real estate sales, advisory and management fee income and other sources of revenues not suitable for a REIT. Because Spirit Management will be a taxable REIT subsidiary, we will have the operational flexibility to engage in non-permissible REIT activities that are consistent with our customer mission. Because Spirit Management will be wholly owned by us, it will allow our stockholders to benefit from the associated revenues from those activities to the extent the revenue is distributed to us. Spirit Management has not generated any revenues to date.

        Because Spirit Management will be a taxable REIT subsidiary, Spirit Management's net income will be taxed at regular corporate rates. We currently share substantially all of our officers and employees with Spirit Management. We pay the payroll costs of all of our and Spirit Management's employees and our and Spirit Management's other overhead expenses. Spirit Management then reimburses us for the payroll expense of its employees for the time those employees spend performing services for entities other than us and the other overhead expenses incurred by Spirit Management. Spirit Management will have at least one director on its board of directors that is not an employee, officer or director of our company.

Corporate Governance and Alignment of Interests

        Our founders have had years of experience in corporate and fiduciary management and believe strongly in the importance and value of strong corporate governance. Accordingly, we have taken steps to implement appropriate corporate governance measures that we believe encourage and promote a proper alignment of interests with our investors. The steps we have taken or intend to take will meet the current governance standards mandated by regulatory authorities such as the NYSE and we abide by substantially all of the recommendations of Institutional Shareholder Services, a leading authority on proxy issues and corporate governance. We are further committed to abide by any new regulations that may, from time to time, be imposed by regulatory authorities that oversee publicly traded companies listed on the NYSE. The corporate governance steps that we have taken include the following:

  •
  Independent Board Members:  Our board of directors has determined that seven of the nine members of our board are independent as defined by current NYSE rules and the Corporate Governance Guidelines adopted by our board. Most of our independent directors were previously independent directors of FFCA and have an understanding of our investment approach. Combined, our independent directors have extensive business, management, public company, financial and corporate governance expertise that is required for investor representation.

  •
  Independent Board of Director Meetings:  The independent members of our board of directors meet regularly without the presence of any inside directors or our senior management. Our board has also appointed a lead independent director, Mr. Shelby Yastrow, who is, among other duties, charged with organizing and preparing agendas for these meetings.

  •
  Board of Director Committees:  Our board has established three committees, Audit, Compensation and Nominating and Governance, that are comprised solely of independent directors. All three committees are chaired by directors who have prior experience as members or chairs of similar committees. Our Audit Committee includes a "Financial Expert" as defined under SEC rules.

  •
  Corporate Governance Policies:  Our board of directors has adopted Corporate Governance Guidelines that detail various governance issues related to the management of our board of directors. Our board has also adopted a Business Code of Conduct and Ethics that details various policies regarding the ethical conduct of our business and operations that applies to all of our officers, directors and employees. Copies of these policies are posted on our website, www.spiritfinance.com. Our website is not part of this prospectus.

  •
  Anti-Takeover Measures:  Our board members serve only one year terms and will be subject to re-election each year. In addition, we do not have any "poison pill" or stockholder rights protection that investors may view as pro-management. However, our board may adopt anti-takeover measures if it believes that they are in our best interests. This action would also take into account the recommendations of financial advisors who might be engaged to represent us or the independent directors.

  •
  Employment Contracts:  Our five most senior executive officers have entered into employment contracts that restrict their abilities to compete with us and require them to devote substantially all of their professional time to fulfill their responsibilities to us. The employment agreements of our senior management also have change in control provisions, which may make a potential acquisition of our company more costly and discourage a takeover.

  •
  Alignment of Interests:  Our two most senior executive officers have together invested an aggregate of approximately $10.7 million in our common stock in connection with our formation and our December 2003 private offering. In addition, the other members of our senior management team and our directors collectively invested approximately $1.6 million in our common stock. As a self-advised REIT, our officers have interests and responsibilities that are aligned with the interests of our stockholders. The formation of Spirit Management Company, our taxable REIT subsidiary, is expected to further this interest by providing us with the operational flexibility to engage in non-REIT business activities that are consistent with our central customer mission.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

        Maryland law permits us to include in our articles a provision limiting the liability of our directors and officers to us and our stockholders for money damages except for liability resulting from (a) actual receipt of an improper personal benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our organizational documents limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under Maryland law. We also carry a directors and officers liability insurance policy. The Maryland General Corporation Law requires us (unless our articles provide otherwise, which our articles do not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she was made a party by reason of his or her service in that capacity. The Maryland General Corporation Law and our articles permit, and our bylaws require, our present and former directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following is established:

  •
  an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the prescribed standard of conduct is not met. However indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        Our articles and bylaws also obligate us to advance reasonable expenses to a director or officer upon receipt of (a) written affirmation of a director's or officer's good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by such officer or director to repay the amount paid or reimbursed. Any indemnification, advancement of expenses or any agreement to hold harmless is recoverable only out of our assets and not from our stockholders.

        Our articles also authorize us, to the maximum extent permitted by Maryland law, to indemnify any director or officer who, at our request, serves another corporation or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

        These provisions do not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholders' ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or our stockholders.

        The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in dividends resulting from our payment of premiums associated with insurance.

        The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors and officers will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

  •
  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

  •
  the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

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  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

        Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

  •
  approves the settlement and finds that indemnification of the settlement and related costs should be made; or

  •
  dismisses with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

SECURITY OWNERSHIP

        The following table contains information as of May 25, 2004, regarding beneficial ownership of our common stock by (1) each person know to us to be the beneficial owner of more than five percent of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers, and (4) all directors and executive officers as a group. As of May 25, 2004, we had 37,404,862 shares of our common stock issued and outstanding. The persons as to whom information is given have sole voting and investment power over the shares beneficially owned, unless otherwise noted in the footnotes following the table.

	As of May 25, 2004
Name	Aggregate Number of Shares Beneficially Owned(1)		Percent of Class(2)
Directors and Executive Officers:
Morton H. Fleischer(3)	2,403,150	(4)	6.4%
Christopher H. Volk(3)	1,328,612	(5)	3.6%
Catherine Long(6)	36,000		*
Jeffrey M. Fleischer	35,753		*
Gregg A. Seibert	29,301		*
Willie R. Barnes	5,000		*
Dennis E. Mitchem	16,000		*
Paul F. Oreffice	60,000		*
James R. Parish	15,750		*
Kenneth B. Roath	26,000		*
Casey J. Sylla	25,000		*
Shelby Yastrow	31,800		*
Directors and executive officers as a group (16 persons)	2,815,824		7.5%

*
Less than 1.0%

(1)
All shares not outstanding but which may be acquired by the stockholder within 60 days by the exercise of any stock option or any other right are deemed to be outstanding for the purposes of calculating beneficial ownership and computing the percentage of the class beneficially owned by the stockholder, but not by any other stockholder. Includes shares beneficially owned by the individual's spouse.

(2)
All percentages are rounded to the nearest tenth of a percent.

(3)
As of May 25, 2004, Spirit Finance Holdings owned 1,252,612 shares of our outstanding common stock. Messrs. Fleischer and Volk each own 50% of the voting control of Spirit Finance Holdings. Under the rules of the SEC, Messrs. Fleischer and Volk are each deemed to be the beneficial owners of Spirit Finance Holdings' shares.

(4)
Mr. Fleischer owns 1,075,270 shares directly, 1,252,612 shares through his voting power over Spirit Finance Holdings and is deemed to own 75,268 shares owned by his wife, Donna Fleischer.

(5)
Mr. Volk owns 76,000 shares directly and 1,252,612 shares through his voting power over Spirit Finance Holdings.

(6)
Ms. Long owns 35,750 shares directly, and is the custodian for 250 shares held by a minor.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        From time to time our senior management may be presented with various investment opportunities related to our business. In order to mitigate potential conflicts, if one of our affiliates has an investment opportunity that fits within our investment objectives and a majority of our independent directors determines that it is in our best interests, we will permit our affiliates to make that investment. Generally, we will permit our affiliates to make these investments if:

  •
  the investment does not fit our investment objectives;

  •
  the investment would create too great a concentration of our investments in a single tenant, a single type of tenant, a particular geographic area, a particular property or a particular property type;

  •
  the investment would cause us, or would potentially cause us, to fail to qualify as a REIT;

  •
  the investment would require us to incur debt greater than our targeted leverage ratio; or

  •
  a majority of our independent directors determines that the investment is not an appropriate investment for us for any other reason.

        We currently occupy approximately 3,500 square feet of space leased by Fleischer Ranches, LLC. Fleischer Ranches, LLC is wholly owned by Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer. We reimburse a substantial portion of the rent paid on our office space under the terms of an intercompany expense sharing agreement. For the fiscal year ended December 31, 2003 and the three months ended March 31, 2004, we collectively reimbursed Fleischer Ranches $110,855 for rent paid on our office space. We have entered into a lease for a new corporate headquarters from an unaffiliated third party and expect to move into our new office space in the third quarter of 2004.

        Mr. Morton H. Fleischer is a director of Flying J Inc. On December 23, 2003 we entered into a $37.5 million sale-leaseback transaction with Flying J. We also have a letter of intent with Flying J to acquire an additional $100.0 million of Flying J properties.

        James R. Parish, a member of our board of directors, is a director of Taco Bueno, Inc. On December 23, we acquired a portfolio of mortgage loans on which Taco Bueno or its affiliates are borrowers for a purchase price of $20.4 million.

        We do not intend to sell properties to or buy properties from affiliated REITs or any other of our affiliates. In addition, we do not intend to loan money to, borrower money from, or make any investments in our affiliates, including affiliated REITs that our founders may form.

COMMON STOCK AVAILABLE FOR FUTURE SALE

        As of May 25, 2004, we had outstanding 37,404,862 shares of common stock. The shares resold under this prospectus, upon resale, will be freely transferable without restriction or further registration under the Securities Act, subject to the ownership limitations contained in our charter, and except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act. All shares held by our directors, officers and employees will be "restricted securities" as defined in Rule 144.

Rule 144

        In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from us or any of our "affiliates," as defined in Rule 144, the acquiror or subsequent holder is entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding common stock or the average weekly trading volume of the common stock during the four calendar weeks before the date on which notice of the sale is filed with the SEC. Sales under Rule 144 also are subject to the manner of sale provisions, notice requirements and the availability of current public information about us that will require us to file periodic reports under the Exchange Act. If two years have elapsed since the date of acquisition of restricted shares from us or our affiliates, and the acquiror or subsequent holder is deemed not to have been our affiliate at any time during the three months before the sale, that person would be entitled to sell the shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Registration Rights Agreement

        Under our registration rights agreement with the holders of shares of our common stock purchased in our December 2003 private offering, we filed with the SEC the registration statement, of which this prospectus is a part, registering for resale under the Securities Act the shares of common stock they purchased in the private offering.

        We have agreed to maintain the effectiveness of the resale registration statement until the earlier of:

  •
  two years have elapsed following the effective date of the resale registration statement, not including days we have prohibited the selling stockholders from selling shares;

  •
  the date on which all shares covered by the resale registration statement have been sold by the selling stockholders; or

  •
  the date on which all shares covered by the resale registration statement can be sold by the selling stockholders under Rule 144(k) under the Securities Act without registration.

2003 Stock Option and Incentive Plan

        We have adopted the 2003 Stock Option and Incentive Plan, which provides for the ability to make grants of incentive stock options and non-qualified stock options and awards of restricted common stock. The stock option plan also provides for the ability to make grants of share appreciation rights, performance units, dividend equivalents and other equity-based awards.

        The stock option plan authorizes the issuance of awards related to up to an aggregate of 2,100,000 shares of our common stock, subject to adjustment as described in the stock option plan. As of March 31, 2004, 1,290,000 stock options and 152,250 shares of restricted stock had been granted under the plan and remained outstanding. Awards relating to 657,750 shares of common stock were available for issuance under the stock option plan as of March 31, 2004. We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under the stock option plan in the future. Shares of common stock covered by that registration statement, including shares of our common stock issuable on the exercise of options, upon the effective date of that registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements

        In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, on December 17, 2003, all of our executive officers, directors and other persons associated with us entered into agreements with Banc of America Securities LLC in its capacity as the initial purchaser in our December 2003 private offering, under which each of these individuals agreed that he or she will not, without the prior written approval of Banc of America Securities LLC, directly or indirectly (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock or make any demand for or exercise any right with respect to the registration of the foregoing under the Securities Act, or (b) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of common stock owned by the individual (other than as a bona fide gift or as a transfer to a family member, provided that the recipient thereof agrees in writing to be bound by the December 17, 2003 lock-up agreement) for a period commencing on December 17, 2003 and ending 180 days after that date and another 180 day period immediately following the initial stock exchange listing of our shares. At the conclusion of the 180 day period immediately following our initial stock exchange listing, the shares of common stock covered by these lockup agreements may be sold.

DESCRIPTION OF OUR CAPITAL STOCK

        The following is a summary description of our stock. For a complete description, you are urged to review our articles of incorporation and our bylaws in their entirety, which are filed as exhibits to the registration statement of which this prospectus forms a part, and the Maryland General Corporation Law.

General

        Our articles of incorporation provide that we may issue up to 375,000,000 shares of common stock, $.01 par value per share, and up to 125,000,000 shares of preferred stock, $.01 par value per share. Our board of directors has the power, without your approval, to amend our articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. As of May 25, 2004, 37,404,862 shares of common stock, and no shares of preferred stock, were issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of that stockholder's status as a stockholder.

Common Stock

        All shares of common stock offered by this prospectus are duly authorized, fully paid and non-assessable. Stockholders are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. You are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our articles of incorporation regarding restrictions on transfer of our stock.

        Subject to our articles of incorporation restrictions on transfer of our stock, each outstanding share of common stock entitles you to one vote on all matters submitted to a vote of stockholders, including the election of directors. Under restrictions contained in our articles of incorporation, Bank of America Corporation and its affiliates, including BAS, may not vote the shares of common stock they currently hold or shares they acquire in the future. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at the meeting in which directors are being elected. This means that the holders of a majority of the outstanding shares of common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our capital stock. Subject to our articles of incorporation restrictions on transfer of stock, all shares of common stock will initially have equal dividend, liquidation and other rights.

        Under Maryland law and our articles of incorporation, we generally cannot dissolve, amend our articles of incorporation, merge, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter.

Power to Reclassify Shares of Our Stock

        Our articles of incorporation authorize our board of directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, the board is required by Maryland law and by our articles of incorporation to set, subject to our articles of incorporation restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for your shares or otherwise be in your best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without your approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our capital stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for your shares or otherwise be in your best interest. In addition, our issuance of additional shares of stock in the future could dilute your shares.

Meetings and Special Voting Requirements

        An annual meeting of our stockholders will be held in July of each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only at the request of a majority of our directors, the chairman of the board, the chief executive officer, the president or at the written request of stockholders holding at least 10% of the outstanding shares entitled to be voted at such meeting in accordance with the procedures established by our bylaws. The presence of a majority of the outstanding shares either in person or by proxy at a meeting of stockholders will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a director and a majority of the votes entitled to be cast is required to approve certain extraordinary matters such as mergers, amendments to our articles of incorporation or the sale of all or substantially all of our assets. Cumulative voting of shares is not permitted.

REIT Qualification

        Our articles of incorporation require our board of directors to use its reasonable best efforts to take such actions as are necessary or appropriate for us to qualify as a REIT; however, if the board of directors determines that it is no longer in our best interests to continue to be qualified as a REIT, the board of directors shall take such actions as are required to cause the matter of termination of our REIT qualification to be submitted to a vote of our stockholders. The affirmative vote of the holders of not less than a majority of the shares outstanding and entitled to vote thereon shall be required to terminate our status as a REIT.

Restrictions on Transfer

        For us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year.

        Our articles of incorporation contain restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8%, in value or in voting power, whichever is more restrictive, of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock. Our board of directors waived this ownership limitation for certain institutional investors in our December 2003 private offering and may waive it again in the future so long as these waivers do not affect our REIT qualification.

        Our articles of incorporation further prohibit:

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  any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and

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  any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons.

        Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust described below, is required to give us immediate notice and provide us with information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT and a majority of our stockholders approve that determination.

        Our board of directors, in its sole discretion, may exempt a person from these limits. However, the board may not exempt any person whose ownership of our outstanding stock would result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board for exemption, a person also must not own, directly or indirectly, an interest in our tenants, or a tenant of any entity which we own or control, that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust. The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT before allowing a transfer.

        Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day before the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee on demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. After the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (a) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event causing the shares to be held in the trust; and (b) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust; and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee on demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust; and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. After a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

        Every owner of more than 0.5% (or such other percentage as required by the Internal Revenue Code or the regulations promulgated under the Internal Revenue Code) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, on demand, be required to provide us with information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in your best interest.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Stock Exchange Listing

        We have agreed to use our commercially reasonable efforts to qualify for and list our common stock on the NYSE or Nasdaq National Market as soon as practicable. We do not believe we currently meet the listing standards of these exchanges. We believe that listing will provide greater liquidity for our stockholders, improve stockholder value and broaden our capital markets access.

Global Securities

        Rather than issue the shares of common stock in the form of physical certificates, we will generally issue the shares of common stock in book-entry form evidenced by one or more global securities. We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC's nominee.

        DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

        Purchases of the shares of common stock under the DTC system must be made by or through participants, which will receive a credit for the shares of common stock on DTC's records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant's and indirect participants' records. Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction.

        So long as Cede & Co. is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of the global security. The deposit of shares of common stock with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the shares of common stock. DTC has no knowledge of the actual beneficial owners of the shares of common stock. DTC's records reflect only the identity of the participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        Neither DTC nor Cede & Co. consents or votes with respect to the shares of common stock. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to the participants whose accounts are credited with the shares of common stock on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of shares of common stock only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

        Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

        Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC's practice is to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

        Redemption proceeds, distributions and dividend payments on the shares of common stock will be made to Cede & Co. by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a "street name," and will be the responsibility of the participants and indirect participants.

        DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we are not responsible for its accuracy. The rules applicable to DTC and its participants are on file with the Commission. Neither we nor any transfer agent, registrar or paying agent are responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

IMPORTANT PROVISIONS OF MARYLAND LAW AND
OF OUR ARTICLES OF INCORPORATION AND BYLAWS

        The following is a summary of important provisions of Maryland law, our articles of incorporation and our bylaws. You should also refer to the Maryland General Corporation Law, our articles of incorporation and bylaws. Copies of our articles of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

Number of Directors; Vacancies

        The number of our directors shall be nine and may only be increased or decreased by a vote of a majority of the members of our board of directors. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum.

Removal of Directors

        Our articles of incorporation provide that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing the board of directors to fill vacant directorships, prevents stockholders from removing incumbent directors without a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Amendment to the Articles of Incorporation

        Our articles of incorporation, except for provisions on removal of directors, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. Provisions in our articles of incorporation related to removal of directors may only be amended by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution

        Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

        Under our bylaws, annual meetings of stockholders are to be held upon reasonable notice in the month of July each year as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president, our chief executive officer or our secretary upon the written request of the holders of common stock entitled to cast not less than 10% of all votes entitled to be cast at such meeting in accordance with the procedures established in our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) under our notice of the meeting, (2) by the board of directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (a) under our notice of the meeting, (b) by the board of directors or (c) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Business Combinations

        The Maryland General Corporation Law generally prohibits various business combinations between a Maryland corporation and an interested stockholder or the interested stockholder's affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. An interested stockholder is any person who beneficially owns 10% or more of the voting power of a corporation's shares or an affiliate or associate of the corporation who anytime within the two-year period before the date in question, was the beneficial holder of 10% or more of the then outstanding voting stock of the corporation. These provisions of the Maryland General Corporation Law will not apply, however, to business combinations that are approved or exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the Maryland General Corporation Law, our board has adopted a resolution stating that the business combination provisions of the Maryland General Corporation Law will not apply to us. This resolution may be repealed at any time by our board.

Control Share Acquisitions

        The Maryland General Corporation Law generally provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Control shares are voting shares of stock owned by the acquiror which, if aggregated with all other shares of stock owned by the acquiror, in respect of which the acquiror is able to direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within certain ranges of voting power, commencing at one-tenth. Shares owned by the acquiror, or by officers or directors who are employees of the corporation are not entitled to vote on the matter. As permitted by the Maryland General Corporation Law, we have provided in our bylaws that the control share provisions of the Maryland General Corporation Law will not apply to transactions involving us. However, our board of directors can amend our bylaws at any time to make such provisions applicable to us.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Articles of Incorporation and Bylaws

        If our board of directors' resolution exempting us from the business combination provisions and our bylaws provisions exempting us from the control share acquisition provisions of the Maryland General Corporation Law are rescinded, such provisions of the Maryland General Corporation Law, the provisions of our articles of incorporation on removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the United States federal income tax considerations that are anticipated to be material to purchasers of our common stock. The information in this section is based on:

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  the Internal Revenue Code;

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  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

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  the legislative history of the Internal Revenue Code;

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  current administrative interpretations and practices of the Internal Revenue Service; and

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  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, the tax considerations contained in this discussion could be challenged by the Internal Revenue Service and, if challenged, may not be sustained by a court.

        The summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us or a purchaser of our common stock. The summary below is for general information only and is not tax advice. The law firm of Kutak Rock LLP has acted as our tax counsel in connection with this offering and our election to be taxed as a REIT. Kutak Rock LLP, as our counsel, has reviewed this summary and is of the opinion that the discussion contained herein summarizes the federal income tax consequences that are material to a holder of our common stock. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

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  the acquisition, ownership and sale or other disposition of common stock offered, including the federal, state, local, foreign and other tax consequences;

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  our election to be taxed as a REIT for federal income tax purposes; and

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  potential changes in the tax laws.

Taxation of the Company

        General.    We have elected to be taxed as a "REIT" under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 2003. We believe we have been organized and will be operated in a manner that allows us to continue to qualify for taxation as a REIT under the Internal Revenue Code. We intend to operate in this manner. However, our qualification and taxation as a REIT depend on our ability to meet, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, we may not have operated or continue to operate in a manner so as to qualify or remain qualified as a REIT. See "— Failure to Qualify."

        The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and Treasury Regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and Treasury Regulations. Kutak Rock LLP will render an opinion to us to the effect that, commencing with our taxable year ending December 31, 2003, we have qualified to be taxed as a REIT and that our current and proposed methods of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Kutak Rock LLP will have no obligation to update its opinion subsequent to the date of this prospectus.

        The opinion of Kutak Rock LLP will be based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus, and the documents incorporated by reference in this prospectus, and a factual certificate provided by our officers. Moreover, our qualification and taxation as a REIT depends on our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Kutak Rock LLP. Accordingly, neither Kutak Rock LLP nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See "— Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

        If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

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  We will be required to pay tax at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains.

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  We may be required to pay the "alternative minimum tax" on our items of tax preference.

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  If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure after a default on a loan secured by the property or a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (b) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (2) a fraction intended to reflect our profitability.

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  We will be required to pay a 4% nondeductible excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from prior periods.

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  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax paid.

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  If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate level tax. The results described in this paragraph with respect to the recognition of gain assume that we will refrain from making an election under Treasury Regulation Section 1.337(d)-5, which would cause this gain to be recognized upon our acquisition of the asset.

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  We will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by any of our "taxable REIT subsidiaries" to any of our tenants. See "— Taxation of the Company — Ownership of Interests in Taxable REIT Subsidiaries." Redetermined deductions and excess interest represent amounts that are deducted by any of our taxable REIT subsidiaries for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length terms.

        Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (a)   that is managed by one or more trustees or directors;

          (b)   that issues transferable shares or transferable certificates to evidence beneficial ownership;

          (c)   that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

          (d)   that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

          (e)   that is beneficially owned by 100 or more persons (determined without regard to any rules of attribution);

          (f)    not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

          (g)   that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that all of conditions (a) to (d) must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (f), stock owned by pension funds and other specified tax-exempt entities generally may be treated as if owned by their beneficiaries. However, in that case, the special provisions of the Internal Revenue Code regarding pension held REITs, described below, may apply.

        We believe that we will satisfy conditions (a) through (g) during the relevant time periods. In addition, our articles of incorporation provide for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (e) and (f) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (e) and (f) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (f) above, we will be treated as having met this requirement. See "— Failure to Qualify."

        In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

        Ownership of a Partnership Interest.    We may own and operate one or more properties through a partnership or a limited liability company taxed as a partnership for federal income tax purposes. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands as in the hands of the partnership for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "— Tax Aspects of Partnerships." We will maintain control of any partnership in which we are a partner, and intend to continue to operate that partnership, if any, in a manner consistent with the requirements for qualification as a REIT. In addition, we will not acquire an interest in any partnership or similar entity unless we receive an opinion of counsel to the effect that the acquisition would not adversely affect our qualification as a REIT.

        Ownership of Qualified REIT Subsidiaries.    We may own and operate a number of properties through a wholly owned subsidiary that we believe will be treated as a "qualified REIT subsidiary" under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit, as the case may be, of the parent REIT for all purposes under the Internal Revenue Code, including all REIT qualification tests. Thus, in applying the requirements described in this section, the subsidiaries in which we own a 100% interest, other than any taxable REIT subsidiaries, will be ignored, and all assets, liabilities and items of income, deduction and credit of those subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of that subsidiary will not violate the REIT asset tests, described below under "— Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    A REIT is allowed to own up to 100% of the vote or value of a corporation which jointly elects with the REIT to be treated as a "taxable REIT subsidiary" provided that, in the aggregate, a REIT's total investment in its taxable REIT subsidiaries does not exceed 20% of the REIT's total assets, and at least 75% of the REIT's total assets are real estate or other qualifying assets. A taxable REIT subsidiary also includes any corporation other than a

REIT with respect to which any of our taxable REIT subsidiaries owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than specified activities relating to lodging and healthcare facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. The income and assets of a taxable REIT subsidiary will be considered separately from those of its parent REIT. A taxable REIT subsidiary is required to pay federal income tax, and state and local income tax where applicable, as a regular C corporation. Dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income tests described below under "— Income Tests." We have formed a taxable REIT subsidiary, Spirit Management Company.

        Transactions between a REIT and its taxable REIT subsidiary must occur "at arm's length" and on commercially reasonable terms. The taxable REIT subsidiary rules prevent a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. Further, the rules impose a 100% excise tax on the REIT if its, or its tenants', rental, service or other agreements with its taxable REIT subsidiary are not on arm's length terms. See "— Penalty Tax" below.

        Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

          FIRST, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (1) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest; or (2) qualified temporary investment income; and

          SECOND, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (1) the real property investments described above; (2) dividends, interest and gain from the sale or disposition of stock or securities; or (3) any combination of the above.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Qualified temporary investment income is income attributable to an investment in stock or debt securities with a maturity date of at least five years and which is attributable to the investment of new capital (i.e., the proceeds from a stock offering or public debt offering, provided the debt has a maturity of at least five years) in a REIT. We will acquire investments with the proceeds of this offering that will generate qualified temporary investment income.

        We expect that interest generated from any general business loans that we originate will constitute qualifying income for purposes of the 95% test but not the 75% test, described above. In addition, any rents from personal property that are not incidental to the lease of real property as described below, will not constitute qualifying income for purposes of either the 75% test or the 95% test.

        Rents we receive from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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  The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales.

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  We do not actually or constructively own 10% or more of the interests in the tenant, known as a "related party tenant." Broad constructive ownership rules apply for this purpose, including a rule that treats us as constructively owning securities owned by an actual or constructive owner of 10% or more of our stock. Rents received from a "related party tenant" that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by the REIT's other tenants for comparable space.

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  Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

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  We generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, we are permitted to employ a "taxable REIT subsidiary" which is wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

        If a portion of the rent we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as "rents from real property": (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish more than a de minimis level of noncustomary services to the tenants of the property, or manage or operate the property beyond the scope of services generally described above, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

        We generally do not intend to receive rent that fails to satisfy any of the above conditions. Despite the above, we may make investments, the income from which fails to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those investments will not jeopardize our status as a REIT.

        We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of the sources of our income to our federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "— Taxation of the Company — General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a "Repossession Action"). Property acquired by a Repossession Action will not be considered "foreclosure property" if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered "foreclosure property" unless the REIT makes a proper election to treat the property as "foreclosure property."

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary of the Company to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid by it that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents received by us will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property, (2) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception, (3) the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for those services are substantially comparable, (4) rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary and who lease at least 25% of the property are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving the services from the taxable REIT subsidiary and the charge for the services is separately stated or (5) the taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost in furnishing the service.

        Prohibited Transaction Income.    Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We may in the future make occasional sales of the properties and mortgage loans as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

        We may in the future dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, resulting in the deferral of gain for federal income tax purposes. The failure of any of these transactions to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

        Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

          FIRST, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and other entities treated as partnerships for federal income tax purposes in which we own an interest, must be represented by real estate assets (including stocks in other REITs), cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds;

          SECOND, not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test and other than stock of any qualified REIT subsidiary;

          THIRD, of the investments included in the 25% asset class, and except for investments in our taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer's outstanding securities, except that certain "straight debt" securities are not treated as "securities" for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interest we or any taxable REIT subsidiary of ours owns in that corporation or of a partnership if we own at least a 20% profits interest in the partnership); and

          FOURTH, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Any general business loans or equipment lease that we originate will not constitute qualifying assets for purposes of the 75% requirement. In addition, those loans likely will constitute securities for purposes of the requirements described in the third paragraph above.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We intend to maintain adequate records of the value of our assets and take other actions to ensure compliance with the asset tests. In addition, we intend to take actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

        Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income"; and

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  90% of our after tax net income, if any, from foreclosure property; minus

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  the excess of the sum of specified items of our noncash income items over 5% of "REIT taxable income" as described below.

        Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

        In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of the asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset on the date we acquired the asset over (2) our adjusted basis in the asset on the date we acquired the asset.

        We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made, including stockholders who participate in dividend reinvestment plans, must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

        We expect that our "REIT taxable income" will be less than our cash flow because of depreciation and other non-cash charges included in computing our "REIT taxable income." Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. We may not have sufficient cash or other liquid assets to meet these distribution requirements, however, because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we might not have sufficient cash to satisfy these requirements if we incur substantial amounts of debt. If these events occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

        We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest based on the amount of any deduction taken for deficiency dividends.

        In addition, we will be required to pay a 4% nondeductible excise tax to the extent our actual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

        Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be treated as taxable dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction and non-corporate United States distributees may be eligible for the reduced tax rates. See "— Distributions Generally — Reduced Dividends Tax Rates For Non-Corporate Stockholders." Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Partnerships

        General.    In the future, we may own an interest in a partnership or a limited liability company treated as a partnership for federal income tax purposes. A partnership is not a taxable entity for federal income tax purposes. Our ownership interest in a partnership involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of the partnership in which we own an interest as a partnership for federal income tax purposes. If a partnership in which we own an interest were treated as an association or a publicly traded partnership taxable as a corporation, its income would be subject to an entity level tax. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests or the REIT income tests. This, in turn, would prevent us from qualifying as a REIT. In addition, a change in the tax status of one or more of the partnerships in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. Further, our share of any income derived from the partnership could exceed our share of any corresponding cash distribution.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and that has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity that did not exist or did not claim a classification before January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise.

        However, an entity that otherwise would be eligible to elect partnership status for federal income tax purposes will be taxable as a corporation if it is a publicly traded partnership. Further, partnership anti-abuse regulation authorizes the Internal Revenue Service to recast transactions involving partnerships that inappropriately exploit the partnership provisions of the Internal Revenue Code in an attempt to avoid tax. If the Internal Revenue Service were to successfully recast a transaction it may have an adverse impact on us qualifying as a REIT.

        Publicly Traded Partnerships.    In general, a partnership will be subject to taxation as a corporation if it is characterized as a publicly traded partnership under Section 7704 of the Code. A partnership will be characterized as a publicly traded partnership if its partnership interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. For this purpose, interests in a partnership are not deemed to be readily tradable on a secondary market or the substantial equivalent thereof if, among other things, all interests in the partnership were issued in a transaction that was not required to be registered under the Securities Act and the partnership does not have more than 100 beneficial owners including certain owners that own an interest in the partnership through another partnership, trust or other flow-through entity. Moreover, a publicly traded partnership will not be taxable as a corporation, if for each of its taxable years, at least 90% of its gross income is derived from certain passive sources which include among other items, interest, dividends and rents from real property, provided that the partnership does not conduct a finance or insurance business. Rents from real property are essentially defined under the REIT rules and includes income that would qualify for the REIT 95% income test discussed above. This provision would not apply if the partnership were deemed to be engaged in a finance business. If any partnership in which we own an interest were treated as a publicly traded partnership taxable as a corporation, we likely would fail one or more of the asset tests applicable to REITs.

        Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to that item.

        Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. In some cases, these allocations could cause us to be allocated (i) lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the other partners in the partnership. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members.

Taxation of Holders of Our Common Stock

        Scope of Discussion.    This general discussion of United States federal income tax consequences applies to you if you are a United States holder of our common stock and hold the common stock as a "capital asset," generally, for investment, as defined in Section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules that may affect the United States tax treatment of your investment in our common stock. For example, special rules not discussed here may apply to you if you are:

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  not a United States holder;

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  a broker dealer, a dealer in securities or a financial institution;

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  an S corporation;

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  a bank;

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  a thrift;

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  an insurance company;

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  a tax-exempt organization;

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  subject to the alternative minimum tax provisions of the Internal Revenue Code;

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  holding the common stock as part of a hedge, straddle or other risk reduction or constructive sale transaction;

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  a person with a "functional currency" other than the United States dollar;

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  a United States expatriate; or

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  a partner in a partnership.

        If a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

        This discussion only represents our best attempt to describe the material federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences that are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion.

        When we use the term "United States stockholder," we mean a holder of shares of our stock who is, for United States federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, partnership or other entity treated as a partnership or corporation for federal income tax purposes created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;

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  an estate which is required to pay United States federal income tax regardless of the source of its income; or

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  a trust whose administration is under the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons before that date that elect to continue to be treated as United States persons, will also be considered United States stockholders.

Distributions Generally

        As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than qualified dividend income and capital gain dividends discussed below, are generally taxable to our taxable United States stockholders as ordinary income. These distributions will not be eligible for the dividends received deduction in the case of United States stockholders that are corporations. To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in his shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder's adjusted tax basis in his shares will be taxable as capital gain, provided that the shares have been held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

        For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to the common stock.

Reduced Dividends Tax Rates for Non-Corporate United States Stockholders

        Qualified dividend income received by non-corporate United States stockholders after December 31, 2002, is taxed at a maximum rate of 15%. The tax rate is decreased to 5% (and then to zero in 2008) for non-corporate United States stockholders in the 10% or 15% regular income tax brackets. The reduced dividend tax rates apply for both regular tax and alternative minimum tax and terminate on December 31, 2008.

        The reduced dividend tax rates apply only to the extent that we designate a portion of our distributions as qualified dividend income. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of (a) the qualified dividend income received by us during the year of the distribution from C corporations (including dividends from a taxable REIT subsidiary, such as Spirit Management Company), (b) the excess of "undistributed" REIT taxable income for the preceding tax year over the tax payable by us on such income for that preceding tax year, and (c) the excess of our income from the sale of built-in gain assets for the preceding tax year over the tax payable by us on that income for the preceding tax year. Your share of the qualified dividend income would be an amount that bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as qualified dividend income bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our capital stock for the year.

        To qualify for the reduced dividend tax rates, a non-corporate United States stockholder must have owned our stock for at least 60 days during the 120-day period commencing 60 days prior to our ex-dividend date and not be obligated to make related payments with respect to positions in substantially similar or related property. In some cases, this holding period may be increased. Additionally, the reduced dividend tax rates do not apply to dividends on stock if an individual elects to treat the dividends received as "investment income" for purposes of Section 163(d)(4) of the Code.

Capital Gain Distributions

        Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as a gain, to the extent that the gain does not exceed our actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets that produced these gains, and on specified designations, if any, that we may make, these gains may be taxable to non-corporate United States stockholders at a 15% rate, decreased to 5% (and then to zero in 2008) for non-corporate United States stockholders in the 10% or 15% regular income tax brackets, or 25% rate, which applies to long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, to the extent such gain would have been treated as ordinary income if the property were "section 1245 property." United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, your share of the capital gain dividend would be an amount that bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our stock for the year.

Retention of Net Long-Term Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

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  include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

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  be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by it;

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  increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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  in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any "passive losses" against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock

        If you are a United States stockholder and you sell or dispose of your shares of our common stock, you will recognize a gain or loss for federal income tax purposes in an amount equal to the excess of the amount of cash and the fair market value of any property you receive on the sale or other disposition over your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be a long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a United States stockholder and you recognize a loss on the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

        We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "— Taxation of Non-United States Stockholders."

Taxation of Tax-Exempt Stockholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified REIT do not constitute UBTI when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and any gain arising on your sale of shares generally will not be UBTI to a tax-exempt stockholder. This income or gain will be UBTI, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property that the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

        For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a "pension held REIT" if it is able to satisfy the "not closely held"

requirement without relying on the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our articles of incorporation, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.

Taxation of Non-United States Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of those rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

        A non-United States stockholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of "U.S. real property interests" (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder's conduct of a U.S. trade or business, in the same manner as U.S. stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

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  a lower treaty rate applies and the non-United States stockholder files an Internal Revenue Service, or IRS, Form W-8BEN evidencing eligibility for that reduced rate with us; or

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  the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effective connected income.

        A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder's common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of common stock, as described below. Because we generally cannot determine at the time we made a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of "U.S. real property interests" under the "FIRPTA" provisions of the Internal Revenue Code. The term "U.S. real property interests" includes interest in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-United States stockholder. A non-United States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.

        A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of common stock as long as, during a specified testing period, non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding common stock. This test may not be met. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of our outstanding shares of common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is "regularly traded" on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Also, a purchaser of our common stock would be required to withhold 10% of the purchase price.

        A non-United States stockholder generally will incur tax on gain not subject to FIRPTA if:

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  the gain is effectively connected with the conduct of the non-United States stockholder's U.S. trade or business, in which case the non-United States stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain; or

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  the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.

        Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder's country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person. Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

        We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business and our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Internal Revenue Code impose restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA); (b) plans described in Section 4975(e)(1) of the Internal Revenue Code, including individual retirement accounts or Keogh plans; (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities, each a plan; and (d) persons who have specified relationships to those plans, i.e., "parties-in-interest" under ERISA, and "disqualified persons" under the Internal Revenue Code. Moreover, based on the reasoning of the U.S. Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a party-in-interest or disqualified person with respect to a plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of plans subject to ERISA and prohibits certain transactions between a plan and parties-in-interest or disqualified persons with respect to such plans.

The Acquisition and Holding of Our Common Stock

        BAS or certain of its affiliates may be "parties-in-interest" or "disqualified persons" with respect to a number of plans. Accordingly, an investment in our common stock by a plan that has such a relationship could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Internal Revenue Code (e.g., the indirect transfer to or use by party-in-interest or disqualified person of assets of a plan). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as prohibited transaction class exemption, or PTCE 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; and PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a "qualified professional asset manager"; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an "in-house asset manager"; or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a plan's investment.

The Treatment of Our Underlying Assets Under ERISA

        The DOL has issued regulations (29 C.F.R. 2510.3-101) concerning the definition of what constitutes the assets of an employee benefit plan, the "plan asset regulations." These regulations provide that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan purchases an "equity interest" will be deemed, for purposes of ERISA, to be assets of the investing plan unless certain exceptions apply. The plan asset regulations define an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Our common stock offered hereby should be treated as "equity interests" for purposes of the plan asset regulations.

        One exception to the look-through rule under the plan asset regulations provides that an investing plan's assets will not include any of the underlying assets of an entity in which such assets are invested if at all times less than 25% of each class of "equity" interests in the entity is held by "benefit plan investors," which is defined to include plans that are not subject to ERISA, such as governmental pension plans and individual retirement accounts as well as plans that are subject to ERISA. For purposes of this determination, equity interests held by a person who has discretionary authority or control over the entity's assets or any person who provides investment advice for a fee (direct or indirect) with respect to such assets, and affiliates of such persons, are disregarded. Another exception under the plan asset regulations provides that an investing plan's assets will not include any of the underlying assets of an entity if the class of "equity" interests in question is (a) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other); (b) freely transferable; and (c) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or the "publicly offered securities exception." Another exception is provided for an investment in an "operating company," which is defined in the plan assets regulations to include a "venture capital operating company" and a "real estate operating company."

        Our board of directors will take such steps as may be necessary to qualify for one or more of the exceptions available under the plan asset regulations and thereby prevent our assets from being treated as assets of any investing plan. Specifically, we initially limited equity ownership in us by benefit plan investors to less than 25% of the value of any class of equity securities issued by us and are taking steps to qualify our common stock as a class of publicly offered securities, at which time the 25% limitation will cease to be applicable.

        If, however, none of the exceptions under the plan asset regulations were applicable and we were deemed to hold plan assets by reason of a plan's investment in our common stock (or other equity security of ours), such plan's assets would include an undivided interest in the assets held by us. In such event, such assets, transactions involving such assets and the persons with authority or control over and otherwise providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, and any statutory or administrative exemption from the application of such rules may not be available.

        As noted above, under the reasoning of the U.S. Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a party-in-interest with respect to a plan by virtue of such investment. Following the decision in John Hancock Life Insurance, Congress enacted Section 401(c) of ERISA and DOL adopted regulations (29 C.F.R. 2550.401c-1) to provide guidance on which assets held by the insurer constitute "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code. The plan asset status of insurance company separate accounts is unaffected by Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

        Any plan fiduciary that proposes to cause a plan to purchase common stock should consult with its counsel with respect to the potential applicability of ERISA and the Internal Revenue Code to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the common stock is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio. The sale of our common stock is in no respect a representation by BAS, us or any other person that such an investment meets all relevant legal requirements with respect to investments by plans generally or that such an investment is appropriate for any particular plan.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock covered by this prospectus in accordance with our agreement to register the shares under the terms of a registration rights agreements that we entered into with the selling stockholders in connection with our December 2003 private offering. The registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest under this prospectus.

        The sale of the shares by any selling shareholder, including any donee, pledgee or other transferee who receives shares from a selling shareholder, may be effected from time to time by selling them directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholder or may purchase from the selling shareholder all or a portion of the shares as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on exchanges on which shares of our common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated.

        The shares may also be sold in one or more of the following transactions:

          (a)   block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

          (b)   purchases by any broker-dealer as principal and resale by that broker-dealer for its own account under a prospectus supplement;

          (c)   a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, or stock exchange rules;

          (d)   ordinary brokerage transactions and transactions in which any broker-dealer solicits purchasers;

          (e)   sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares; and

          (f)    sales in other ways not involving market markers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate.

        Broker-dealers will receive commissions or other compensation from the selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

        The distribution of the shares also may be effected from time to time in one or more underwritten transactions at a fixed price or prices which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares. Underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with the proposed sale of shares by the selling stockholders; provided, however, that Banc of America Securities LLC is a registered broker-dealer and therefore deemed to be an underwriter. Each of the selling stockholders that is an affiliate of a broker-dealer has advised us that (1) each of them, respectively, purchased the shares to be offered by them under this prospectus in the ordinary course of its or his, as the case may be, business and (2) that, at the time of the purchase of those shares, they did not have any agreement or understanding, directly or indirectly, with any person, or any intent, to distribute the shares. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. That supplement will disclose, among other information:

          (a)   the name of the selling stockholders and of participating brokers and dealer(s);

          (b)   the number of shares involved;

          (c)   the price at which the shares are to be sold;

          (d)   the commissions paid or the discounts or concessions allowed to the broker-dealer(s), where applicable;

          (e)   that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

          (f)    other facts material to the transaction.

        The selling stockholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

        From time to time, the selling stockholders may pledge their shares of common stock under the margin provisions of their customer agreements with their brokers. Upon default by a selling shareholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

        The selling stockholders have agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholders.

LEGAL MATTERS

        Various legal matters in connection with this offering will be passed on for us by Kutak Rock LLP.

EXPERTS

        The consolidated financial statements of Spirit Finance Corporation and subsidiary at December 31, 2003, and for the period from the date of inception (August 14, 2003) to December 31, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement, containing this prospectus, on Form S-11, with the Securities and Exchange Commission relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. You may read and copy the registration statement, the related exhibits and other material we file with the Commission at the Commission's public reference room in Washington, D.C. at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The website address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Spirit Finance Corporation, 8910 E. Raintree Drive, Suite 100, Scottsdale, Arizona 85260, Attention: Secretary or (480) 606-0820.

        Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the Commission. These annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations listed above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Spirit Finance Corporation

CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Investments, at cost:
Real estate investments:
Land and improvements	$25,232,568	$21,431,489
Buildings and improvements	23,247,470	16,099,916

Total real estate investments	48,480,038	37,531,405
Less: Accumulated depreciation	(267,116)	—

	48,212,922	37,531,405
Mortgage loans receivable	40,678,526	40,765,840

Total investments, at cost	88,891,448	78,297,245
Cash and cash equivalents	244,825,957	199,088,674
Investment, available for sale	48,034	48,074
Accrued interest receivable	323,552	324,158
Accrued rental revenue	71,773	6,513
Escrow deposits	150,000	—
Prepaid expenses and other assets	363,878	101,533
Receivable from stockholder	3,391	8,838

Total assets	$334,678,033	$277,875,035

Liabilities and stockholders' equity
Liabilities:
Accounts payable and accrued expenses	$814,278	$903,918
Accrued compensation	152,797	68,742
Unearned revenue	67,088	—

Total liabilities	1,034,163	972,660
Stockholders' equity:
Preferred stock, $0.01 par value per share, 125,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 37,405,612 and 31,327,612 shares issued and outstanding	374,056	313,276
Capital in excess of par value	334,905,434	278,486,446
Accumulated deficit	(346,126)	(1,158,157)
Unearned restricted stock compensation	(1,290,570)	(739,701)
Accumulated other comprehensive income	1,076	511

Total stockholders' equity	333,643,870	276,902,375

Total liabilities and stockholders' equity	$334,678,033	$277,875,035

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2004

(Unaudited)

Revenues:
Rentals	$977,788
Interest income on mortgage loans receivable	936,441
Other interest income	639,049

Total revenues	2,553,278

Expenses:
General and administrative	1,239,036
Depreciation	273,860
Stock-based compensation expense	228,351

Total expenses	1,741,247

Net income	$812,031

Net income per common share:
Basic	$0.02

Diluted	$0.02

Weighted average outstanding common shares:
Basic	35,538,326

Diluted	35,668,996

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

	Common Shares	Common Stock Par Value	Capital in Excess of Par Value	Accumulated Deficit	Unearned Restricted Stock Compensation	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balances at December 31, 2003	31,327,612	$313,276	$278,486,446	$(1,158,157)	$(739,701)	$511	$276,902,375
Comprehensive income:
Net income				812,031			812,031
Unrealized gain on investment available for sale						565	565

Total comprehensive income							812,596
Issuance of shares as a result of exercise of underwriter's over-allotment option, net	6,000,000	60,000	55,639,768				55,699,768
Restricted stock grants	78,000	780	779,220		(779,220)		780
Restricted stock amortization					228,351		228,351

Balances at March 31, 2004	37,405,612	$374,056	$334,905,434	$(346,126)	$(1,290,570)	$1,076	$333,643,870

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2004

(Unaudited)

Cash flows from operating activities
Net income	$812,031
Adjustments to net income:
Depreciation	273,860
Amortization of premium on mortgage loans receivable	14,466
Restricted stock amortization	228,351
Changes in operating assets and liabilities:
Accrued interest receivable	606
Accrued rental revenue	(65,260)
Escrow deposits	(150,000)
Prepaid expenses and other assets	(269,089)
Accounts payable and accrued expenses	(89,640)
Accrued compensation	84,055
Unearned revenue	67,088
Other	6,052

Net cash provided by operating activities	912,520

Cash flows from investing activities
Acquisition of real estate investments	(10,948,633)
Principal proceeds from mortgage loans receivable	72,848

Net cash used by investing activities	(10,875,785)

Cash flows from financing activities
Issuance of shares as a result of exercise of underwriter's over-allotment option, net	55,699,768
Proceeds from issuance of restricted stock	780

Net cash provided by financing activities	55,700,548

Net increase in cash and cash equivalents	45,737,283
Cash and cash equivalents, beginning of period	199,088,674

Cash and cash equivalents, end of period	$244,825,957

See accompanying notes.

Spirit Finance Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004

(Unaudited)

1. Organization and Operations

        Spirit Finance Corporation ("Spirit Finance" or the "Company") is a self-managed and self-advised Maryland corporation formed on August 14, 2003 as a real estate investment trust ("REIT") under the Internal Revenue Code.

        Spirit Finance was formed with the primary intention of offering investors an interest in a pool of single tenant, operationally essential real estate leased on a long-term, net basis to retail and service-oriented companies. Spirit Finance also intends to selectively originate and acquire long-term commercial mortgage loans or equipment loans that are integral to its strategy of providing a complete solution of financing products to its customers, and may also make a limited amount of corporate loans to its customers. Spirit Finance intends to target companies that provide goods and services to consumers through retail and wholesale locations throughout the United States such as restaurants, interstate travel plazas, discount warehouses, movie theaters, supermarkets, pharmacies, automotive parts stores and services facilities, and other similar businesses.

        On December 17, 2003, Spirit Finance completed a private offering (the "Offering") of 30,000,000 shares of its common stock at a price of $10 per share. Proceeds, net of underwriter's discount and Offering costs, totaled $277,540,431. On January 27, 2004, Spirit Finance issued an additional 6,000,000 shares of common stock and received an additional $55,699,768 in proceeds, net of underwriter's discount and other Offering costs, as a result of the exercise of the underwriter's over-allotment option.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Accounting

        The accompanying unaudited financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. The accompanying financial statements and notes should be read in conjunction with the audited financial statements for the year ended December 31, 2003.

        The consolidated financial statements of Spirit Finance include the accounts of the Company and its wholly owned subsidiaries, Spirit Management Company ("Spirit Management") and Spirit Finance Acquisitions, LLC ("Spirit Acquisitions"). All intercompany transactions have been eliminated in consolidation. Spirit Management was formed as a taxable REIT subsidiary in order to have the operational flexibility to engage in non-REIT activities that may include short-term gains from opportunistic real estate sales, advisory and management fee income, and other sources of revenues not suitable for a REIT. Because Spirit Management is a taxable REIT subsidiary, Spirit Management's net income, if any, will be taxed at regular corporate rates. Spirit Management is currently inactive. Spirit Acquisitions was formed March 19, 2004 to acquire and hold the real estate sought by Spirit Finance. For federal income tax purposes, Spirit Finance includes the operating results of Spirit Acquisitions.

Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Reclassifications

        Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

Real Estate Investments

        Spirit Finance records the acquisition of real estate at cost, including acquisition and closing costs. Depreciation is computed using the straight-line method over an estimated useful life of 40 years for buildings and improvements and 20 years for land improvements.

        Impairment of Real Estate Assets  —  Spirit Finance reviews its real estate investments periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Provision for Losses  —  The Company reviews its rent receivables on a monthly basis, taking into consideration changes in factors such as the lessee's payment history, the financial condition of the lessee, business conditions in the industry in which the lessee operates, and economic conditions in the area in which the property is located. In the event that the collectibility of a receivable with respect to any lessee is in doubt, a provision for uncollectible accounts will be established or a direct write-off of the specific rent receivable will be made.

        Revenue Recognition  —  Spirit Finance leases real estate under long-term net leases that are classified as operating leases. Throughout the lease term, the leases may include scheduled rent escalations as well as contingent rent escalations based on a percentage of the lessee's gross sales or based on increases in the Consumer Price Index. The Company recognizes contingent rentals as revenue when the change in the factor on which the contingent lease payment is based actually occurs. For leases with scheduled rent escalations, rental revenue from operating leases is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accordingly, "Accrued rental revenue," calculated as the aggregate difference between the scheduled rents and rental revenue recognized on a straight-line basis, represents unbilled rent receivables that we will receive only if the tenant makes all rent payments required through the expiration of the initial term of the lease. In the event a lessee's monthly lease payments become more than 60 days past due, Spirit Finance will suspend revenue recognition on that lease until collectibility is reasonably assured.

Mortgage Loans Receivable

        Spirit Finance holds its commercial mortgage loans receivable for long-term investment. These loans are secured by single-tenant operationally essential real estate. The loans are carried at cost, net of related unamortized premiums or discounts, and include the related unamortized balance of fees collected or direct costs incurred in originating the related loans.

        Loan Impairment and Provision for Loan Losses  —  The Company periodically evaluates the collectibility of its mortgage loans receivable by analyzing the underlying property-level economics and trends, collateral value and quality, and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs.

        Revenue Recognition  —  Interest income on mortgage loans receivable is recognized using the effective-interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related mortgage loans receivable using the effective-interest method. A loan is placed on non-accrual status when the loan has become 60 days past due, or earlier, if in the opinion of management, full recovery of the contractual collection of principal and interest becomes doubtful. While on non-accrual status, interest income is recognized only when received.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. Such investment securities are carried at cost plus accrued interest, which approximates fair value.

        Cash and cash equivalents included $244,749,308 at March 31, 2004 and $161,038,401 at December 31, 2003 representing Spirit Finance's investment in money market funds of a major financial institution, consisting of highly rated money market instruments and other short-term obligations. At December 31, 2003, cash and cash equivalents also included $37,987,256 representing the cost, plus accrued interest, of a U. S. Treasury security. Interest income on these investments is included in the Consolidated Statement of Operations as "Other interest income."

Investment Available for Sale

        Investments designated as available for sale are held for an indefinite period of time and are carried at estimated fair value with the net unrealized gains or losses reported in accumulated other comprehensive income in the equity section of the consolidated balance sheets. At disposition, the realized gain or loss is included in earnings on a specific-identification basis.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, deposits, accrued interest receivable, accounts payable and accrued expenses approximate fair value because of the relatively short maturity of these financial instruments.

Income Taxes

        Spirit Finance has elected to qualify as a REIT under the Internal Revenue Code. As a REIT, Spirit Finance generally will not be subject to federal income tax at the corporate level provided it meets certain tests which, among other things, require that its assets consist primarily of real estate, its income be derived primarily from real estate and at least 90% of its taxable income be distributed annually to its stockholders. If Spirit Finance fails to qualify as a REIT in any taxable year, it may be subject to federal income tax (including any applicable alternative minimum tax). Even if Spirit Finance qualifies for taxation as a REIT, it may be subject to state and local income taxes and to federal income tax and excise tax on its undistributed income. Management believes that the Company has qualified and will continue to qualify as a REIT. No provision has been made for federal income taxes in the accompanying consolidated financial statements.

Stock-Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Spirit Finance uses the intrinsic-value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Under this method, no compensation expense has been recorded with respect to options granted as the options were granted at an exercise price equal to the estimated fair value of the underlying common shares on the date of grant. Compensation expense related to restricted stock awards is recognized over the respective vesting periods for time-based awards based on the fair value of the stock at the date of grant. For performance-based awards, compensation is recognized over the respective performance periods based on the probability of achieving the performance objectives.

        In accordance with the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure," the following table summarizes Spirit Finance's net income and diluted and basic net income per common share as reported for the quarter ended March 31, 2004 and on a pro forma basis as if Spirit Finance had applied the fair value expense recognition provisions of SFAS No. 123. The fair value of the options granted is estimated on the date of grant using the minimum-value method, which omits the assumption of any volatility. Under this method, the following assumptions were used: (i) risk free rate of return of 3.2%, (ii) dividend yield of 8.5% and (iii) expected life of five years.

Net income as reported	$812,031
Add: Stock-based employee compensation(a) included in reported net income	228,351
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(228,351)

Pro forma net income	$812,031

Basic net income per common share:
As reported	$0.02

Pro forma	$0.02

Diluted net income per common share:
As reported	$0.02

Pro forma	$0.02

(a)
Restricted stock amortization.

Recent Accounting Pronouncements

        On March 31, 2004, the Financial Accounting Standards Board issued an Exposure Draft addressing issues related to stock-based compensation. The proposed standard requires most companies to use a fair value-based method of accounting for stock-based compensation beginning in the first quarter of 2005. Early adoption will be permitted once the Exposure Draft becomes final. Companies will be required to recognize compensation expense for all equity-classified awards granted, modified, or settled after the effective date of the Exposure Draft. In addition, companies will be required to recognize compensation expense over the remaining vesting period for the unvested portion of awards outstanding as of the effective date based on their grant-date fair value as calculated under the original provisions of SFAS No. 123. Spirit Finance is continuing to evaluate the impact of the Exposure Draft on its financial statements.

3. Real Estate Investments

        In December 2003, Spirit Finance purchased four interstate travel plaza facilities for $37,531,405 and then leased the facilities back to the seller under an operating lease. During the first quarter of 2004, Spirit Finance purchased nine restaurants and one sports vehicle dealership for $10,948,633 and then leased the facilities back to the sellers under operating leases. The leases are triple-net, which provides that the lessee is responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance; therefore, Spirit Finance is not responsible for any repairs or other capital expenditures related to the properties. The leases have initial terms ranging from 15 to 20 years and provide for renewal options ranging from 5 to 22 years. Scheduled rental increases are accounted for on a straight-line basis over the term of the lease. Straight-line rental revenue recognized in excess of payments due was $71,773 and $6,513 at March 31, 2004 and December 31, 2003, respectively, and is included in the Consolidated Balance Sheets as "Accrued rental revenue."

        Minimum future rentals to be received under the remaining term of noncancelable operating leases at March 31, 2004, are as follows:

2004 (April through December)	$3,418,167
2005	4,593,181
2006	4,629,162
2007	4,665,503
2008	4,702,208
Thereafter	51,045,392

Total future minimum rentals	$73,053,613

        Since lease renewal periods are exercisable at the option of the lessee, the above table presents future minimum lease payments due during the initial lease term only.

4. Mortgage Loans Receivable

        In December 2003, Spirit Finance purchased 67 mortgage loans, with an outstanding principal balance of $39,439,709, for $40,770,711. The loans, which are collateralized by single-tenant, operationally essential real estate, are fixed-rate loans, with a weighted average contractual interest rate of 9.5% per annum (weighted average effective interest rate of 9.1%). The loans require monthly principal and interest payments. One loan matures in 2011 and three of the loans mature in 2016. The remaining loans have balloon payments totaling $13,601,576 in 2021. The loans may be prepaid, with penalties. The carrying value of the mortgage loans receivable at March 31, 2004 and December 31, 2003 approximates fair value.

5. Investment Available for Sale

        The investment available for sale consists of a GNMA security which has contractual maturities through 2018, and is summarized below.

	March 31, 2004	December 31, 2003
Amortized cost	$46,958	$47,563
Gross unrealized gain	1,076	511

Estimated fair market value	$48,034	$48,074

6. Escrow Deposits

      At March 31, 2004, Spirit Finance had deposits in escrow totaling $150,000 pending investment in five properties totaling approximately $56,000,000. Spirit Finance anticipates that these transactions will close in the second quarter of 2004; however, the transactions are subject to the completion of the Company's due diligence procedures and, accordingly, there can be no assurance that Spirit Finance will make these real estate investments.

7. Revenue Concentrations

        At March 31, 2004, Spirit Finance owned or financed 81 single-tenant properties, located in 15 states, representing interstate travel plazas, restaurants, automotive parts stores and a sports vehicle dealership. Approximately 98% of Spirit Finance's rental revenue for the first quarter of 2004 was derived under a single master lease agreement with one customer and interest income on mortgage loans receivable was generated almost equally from two customers.

8. Stockholders' Equity

        On March 31, 2004, there were 37,405,612 shares of common stock outstanding, including 36,000,000 shares issued pursuant to the Offering, 1,252,612 shares held by Spirit Finance Holdings, LLC ("Spirit Holdings", an Arizona limited liability company owned primarily by certain executive officers of Spirit Finance) and 153,000 restricted shares granted to non-employee directors, officers and employees under the Company's stock compensation plan.

9. Net Income per Common Share

        A reconciliation of the numerators and denominators used in the computation of diluted and basic net income per common share for the three months ended March 31, 2004 is as follows:

Net income available to common stockholders	$812,031

Weighted average outstanding common shares	35,538,326
Effect of unvested restricted stock	130,670

Weighted average outstanding and potentially dilutive common shares	35,668,996

Basic net income per common share	$0.02

Diluted net income per common share	$0.02

        Options to purchase 1,290,000 shares of common stock were outstanding as of March 31, 2004, but were not included in the computation of diluted net income per common share because the effect was not dilutive.

10. Related Party Transactions

        Under an Administrative Services Agreement dated October 15, 2003, Spirit Finance allocates certain general and administrative expenses to Spirit Holdings on a quarterly basis. The amount allocated during 2004 totaled $3,391 and is included in the consolidated balance sheets under the caption "Receivable from stockholder."

        Spirit Finance pays a related party for the rental of its headquarters' office space on a month-to-month basis. The amount Spirit Finance pays is equal to the amount the related party pays under its lease agreement between the related party and an unaffiliated third party. During the first quarter of 2004, Spirit Finance paid $24,144 in rent. In February 2004, Spirit Finance entered into a seven-year lease agreement with an unrelated third party for its new corporate offices at a monthly rental of approximately $19,000. The relocation to the new office is anticipated to occur in the third quarter of 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders
Spirit Finance Corporation

        We have audited the accompanying consolidated balance sheet of Spirit Finance Corporation and subsidiary (the "Company") as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows from the date of inception (August 14, 2003) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spirit Finance Corporation and subsidiary at December 31, 2003, and the consolidated results of its operations and its cash flows from the date of inception (August 14, 2003) to December 31, 2003 in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

February 2, 2004

Spirit Finance Corporation

CONSOLIDATED BALANCE SHEET

December 31, 2003

Assets
Investments, at cost:
Real estate investments:
Land and improvements	$21,431,489
Buildings and improvements	16,099,916

Total real estate investments	37,531,405
Mortgage loans receivable	40,765,840

Total investments, at cost	78,297,245
Cash and cash equivalents	199,088,674
Investment, available for sale	48,074
Accrued interest receivable	324,158
Accrued rental revenue	6,513
Prepaid expenses and other assets	101,533
Receivable from stockholder	8,838

Total assets	$277,875,035

Liabilities and stockholders' equity
Liabilities:
Accounts payable and accrued expenses	$952,660
Refundable deposit	20,000

972,660

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value per share, 125,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 31,327,612 shares issued and outstanding	313,276
Capital in excess of par value	278,486,446
Accumulated deficit	(1,158,157)
Unearned restricted stock compensation	(739,701)
Accumulated other comprehensive income:
Unrealized gain on investment available for sale	511

Total stockholders' equity	276,902,375

Total liabilities and stockholders' equity	$277,875,035

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF OPERATIONS

From the Date of Inception (August 14, 2003) to December 31, 2003

Revenues:
Rentals	$95,576
Interest income on mortgage loans receivable	89,187
Other interest income	101,713

Total revenues	286,476

Expenses:
General and administrative	1,207,726
Other expense	197,214
Depreciation	3,982
Related party interest expense	35,711

Total expenses	1,444,633

Net loss	$1,158,157

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

From the Date of Inception (August 14, 2003) to December 31, 2003

	Common Shares	Common Stock Par Value	Capital in Excess of Par Value	Accumulated Deficit	Unearned Restricted Stock Compensation	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Comprehensive loss:
Net loss	—	$—	$—	$(1,158,157)	$—	$—	$(1,158,157)
Unrealized gain on investment available for sale						511	511

Total comprehensive loss							(1,157,646)
Initial capitalization, August 14, 2003	5,000,000	50,000					50,000
Proceeds from private offering, net	30,000,000	300,000	277,240,431				277,540,431
Issuance of shares in repayment of advances	52,612	526	488,765				489,291
Repurchase of common stock	(3,000,000)	(30,000)					(30,000)
Reverse stock split: 1-for-1.6666667	(800,000)	(8,000)	8,000				—
Restricted stock grant	75,000	750	749,250		(749,250)		750
Restricted stock amortization					9,549		9,549

Balances at December 31, 2003	31,327,612	$313,276	$278,486,446	$(1,158,157)	$(739,701)	$511	$276,902,375

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS

From the Date of Inception (August 14, 2003) to December 31, 2003

Cash flows from operating activities
Net loss	$(1,158,157)
Adjustments to net loss:
Issuance of shares in payment of certain expenses	489,291
Depreciation	3,982
Amortization of premium on mortgage loans receivable	4,871
Restricted stock amortization	9,549
Changes in operating assets and liabilities:
Accrued interest receivable	(324,158)
Accrued rental revenue	(6,513)
Accounts payable and accrued expenses	952,660
Other	(94,353)

Net cash used by operating activities	(122,828)

Cash flows from investing activities
Acquisition of real estate investments	(37,531,405)
Investment in mortgage loans receivable	(40,770,711)
Purchase of securities	(49,532)
Proceeds from maturities of securities	1,969

Net cash used by investing activities	(78,349,679)

Cash flows from financing activities
Proceeds from initial capitalization	50,000
Proceeds from private offering, net of expenses	277,540,431
Proceeds from issuance of restricted stock	750
Repurchase of common stock	(30,000)

Net cash provided by financing activities	277,561,181

Net increase in cash and cash equivalents and cash and cash equivalents at December 31, 2003	$199,088,674

See accompanying notes.

Spirit Finance Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

1. Organization and Operations

        Spirit Finance Corporation ("Spirit Finance" or the "Company") is a self-managed and self-advised Maryland corporation formed on August 14, 2003. The Company intends to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code.

        Spirit Finance was formed with the primary intention of offering investors an interest in a pool of single tenant, operationally essential real estate leased on a long-term, net basis to retail and service-oriented companies. Spirit Finance also intends to selectively originate and acquire long-term mortgage loans or equipment loans that are integral to its strategy of providing a complete solution of financing products to its customers, and may also make a limited amount of corporate loans to its customers. Spirit Finance intends to target companies that provide goods and services to consumers through retail and wholesale locations throughout the United States such as restaurants, interstate travel plazas, discount warehouses, supermarkets, pharmacies, automotive parts stores and services facilities and other similar businesses.

        On December 17, 2003, Spirit Finance completed a private offering (the "Offering") of 30,000,000 shares of its common stock at a price of $10 per share. Proceeds, net of underwriter's discount of $21,000,000 and Offering costs of $1,459,569, totaled $277,540,431. Spirit Finance's sole operations prior to December 17, 2003 consisted of organization and start-up activities. On January 27, 2004, Spirit Finance issued an additional 6,000,000 shares of common stock and received an additional $55,800,000 in proceeds, net of underwriter's discount of $4,200,000, as a result of the exercise of the underwriter's over-allotment option.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Accounting

        The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

        The consolidated financial statements of Spirit Finance include the accounts of the Company and its wholly owned subsidiary, Spirit Management Company ("Spirit Management").

        The Company and Spirit Management have jointly elected to treat Spirit Management as a taxable REIT subsidiary. As a result, Spirit Management will have the operational flexibility to engage in non-REIT activities that may include short-term gains from opportunistic real estate sales, advisory and management fee income and other sources of revenues not suitable for a REIT. Because Spirit Management will be a taxable REIT subsidiary, Spirit Management's net income, if any, will be taxed at regular corporate rates. Spirit Management is currently inactive.

Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Real Estate Investments

        Spirit Finance records the acquisition of real estate at cost, including acquisition and closing costs. Depreciation is computed using the straight-line method over an estimated useful life of 40 years for buildings and improvements and 20 years for land improvements.

        Impairment of Long-Lived Assets — In accordance with SFAS No. 144, long-lived assets such as real estate investments are reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Revenue Recognition — Spirit Finance leases real estate under long-term net leases that are classified as operating leases. Rental revenue from operating leases is recognized on a straight-line basis over the terms of the leases. The leases may include rent escalations during the lease term. When scheduled rentals vary during the lease term, revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental revenue is the aggregate difference between the scheduled rents and rental revenue recognized on a straight-line basis.

Mortgage Loans Receivable

        Mortgage loans receivable are held for long-term investment and are secured by single-tenant operationally-essential real estate. On occasion, Spirit Finance may acquire mortgage loans at premiums or discounts. The loans are carried at cost, net of related unamortized premiums and discounts.

        Provision for Loan Losses — The Company periodically evaluates the collectibility of its mortgage loans receivable by analyzing the underlying property-level economics and trends, collateral value and quality and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific valuation allowances are established for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs.

        Revenue Recognition — Interest income on mortgage loans receivable is recognized using the effective interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related mortgage loans receivable using the effective-interest method.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. Such investment securities are carried at cost plus accrued interest, which approximates fair value.

        At December 31, 2003, cash and cash equivalents included $37,987,256 representing the cost, plus accrued interest, of Spirit Finance's investment in a U.S. Treasury security and $161,038,401 representing Spirit Finance's investment in money market funds of a major financial institution, consisting of highly-rated money market instruments and other short-term obligations. Interest income on these investments is included in the Consolidated Statement of Operations as 'Other interest income'.

Investment Available for Sale

        Investments designated as available for sale are held for an indefinite period of time and are carried at estimated fair value with the net unrealized gains or losses reported in accumulated other comprehensive income in the equity section of the balance sheet. At disposition, the realized gain or loss is included in earnings on a specific identification basis.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, accrued interest receivable, accounts payable and accrued expenses approximate fair value because of the relatively short maturity of these financial instruments.

Income Taxes

        Spirit Finance has elected to qualify as a REIT under the Internal Revenue Code. As a REIT, Spirit Finance generally will not be subject to federal income tax at the corporate level provided it meets certain tests which, among other things, require that its assets consist primarily of real estate, its income be derived primarily from real estate and at least 90% of its taxable income be distributed annually to its stockholders. During 2003, the Company had no taxable income; accordingly, no distributions to stockholders were required. If Spirit Finance fails to qualify as a REIT in any taxable year, it may be subject to federal income tax (including any applicable alternative minimum tax). Even if Spirit Finance qualifies for taxation as a REIT, it may be subject to state and local income taxes and to federal income tax and excise tax on its undistributed income. Management believes that the Company has qualified and will continue to qualify as a REIT. No provision has been made for federal income taxes in the accompanying consolidated financial statements. Due to the use of different depreciation methods for book and tax purposes, the book basis of net assets exceeds the tax basis by approximately $82,000 at December 31, 2003.

Stock-Based Compensation

        At December 31, 2003, Spirit Finance had a stock-based compensation plan, as more fully described in Note 9. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Spirit Finance uses the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Under this method, no compensation expense has been recorded with respect to options granted as the options were granted at an exercise price equal to the estimated fair value of the underlying common shares on the date of grant. Compensation expense related to restricted stock awards is recognized over the respective vesting periods for time-based awards based on the fair value of the stock at the date of grant. For performance-based awards, compensation is recognized over the respective performance periods based on the probability of achieving the performance objectives.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (revised in December 2003), which addresses consolidation by business enterprises of variable interest entities. In general, the pronouncement will require a variable interest entity to be consolidated when the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, such that the holder of the variable interest will absorb a majority of the entity's expected losses or receive a majority of the expected residual return. Spirit Finance does not currently have any relationships with entities considered to be variable interest entities, but will evaluate future relationships for consideration under this pronouncement.

3. Real Estate Investments

        On December 23, 2003, Spirit Finance purchased four interstate travel plaza facilities for $37,531,405 and then leased the facilities back to the seller under an operating lease. The Company's Chief Executive Officer is a member of the Board of Directors of the seller. The lease is a triple-net lease (which provides that the lessee is responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance), therefore Spirit Finance is not responsible for any repairs or other capital expenditures related to the properties. The lease has an initial term of 15 years and provides for two, 10-year and one, 2-year renewal options. Scheduled rental increases are accounted for on a straight-line basis over the term of the lease. Straight-line rental revenue recognized in excess of payments due was $6,513 in 2003 and is included in the Consolidated Balance Sheet as 'Accrued rental revenue'.

        Minimum future rentals under the remaining noncancelable operating lease term at December 31, 2003, is as follows:

2004	$3,562,500
2005	3,598,125
2006	3,634,106
2007	3,670,447
2008	3,707,151
Thereafter	39,083,799

Total future minimum rentals	$57,256,128

        Since lease renewal periods are exercisable at the option of the lessee, the above table presents future minimum lease payments due during the initial lease term only.

4. Mortgage Loans Receivable

        On December 23, 2003, Spirit Finance purchased 67 mortgage loans, with an outstanding principal balance of $39,439,709, for $40,770,711. The loans, which are collateralized by single-tenant, operationally-essential real estate, are fixed-rate loans, with a weighted average contractual interest rate of 9.5% per annum (weighted average effective interest rate of 9.1%). The loans require monthly principal and interest payments. One loan matures in 2011 and three of the loans mature in 2016. The remaining loans have balloon payments totaling $13,601,576 in 2021. The loans may be prepaid, with penalties. The carrying value of the mortgage loans receivable at December 31, 2003 approximates fair value.

        Accrued interest purchased on the mortgage loans acquired, totaling $229,920 at December 31, 2003, is included in the Consolidated Balance Sheet under the caption 'Accrued interest receivable'. In conjunction with the purchase of the mortgage loans receivable, Spirit Finance paid a $197,214 servicing termination fee, classified as 'Other expense' in the Statement of Operations.

5. Investment Available for Sale

        As of December 31, 2003, the investment available for sale consists of a GNMA security which has contractual maturities through 2018, and is summarized below.

Amortized cost	$47,563
Gross unrealized gain	511

Estimated fair market value	$48,074

6. Revenue Concentrations

      At December 31, 2003, Spirit Finance owned or financed 71 properties, located in fifteen states, representing interstate travel plazas, restaurants and automotive parts single-tenant properties. All of Spirit Finance's rental revenue for 2003 was derived under a single master lease agreement. Spirit Finance's interest income on its mortgage loans receivable was generated equally from two customers. One of the Company's independent directors is a member of the board of directors of a customer operating half of the properties underlying these mortgage loans.

7. General and Administrative Expenses

        General and administrative expenses incurred during the organization and start up of the Company were charged to expense as incurred. During 2003, general and administrative expenses included employee-related expenses totaling $527,670, professional fees and outside services totaling $403,234 and office and other expenses totaling $276,822.

8. Stockholders' Equity

        On December 31, 2003, there were 31,327,612 shares of common stock outstanding, including 30,000,000 shares issued pursuant to the Offering, 1,252,612 shares held by Spirit Finance Holdings, LLC ("Spirit Holdings", an Arizona limited liability company owned primarily by certain executive officers of Spirit Finance) and 75,000 restricted shares granted to employees under the stock compensation plan (see Note 9). On January 27, 2004, Spirit Finance issued an additional 6,000,000 shares of common stock as a result of the exercise of the underwriter's over-allotment option.

        In August 2003, Spirit Finance issued 5,000,000 shares of its $0.01 par value stock to Spirit Holdings. On October 1, 2003, Spirit Finance repurchased 3,000,000 shares of its common stock for $30,000, or $0.01 per share. Immediately following the repurchase, there were 2,000,000 shares of common stock outstanding.

        On December 12, 2003, Spirit Finance effected a 1-for-1.6666667 reverse stock split of its common stock, whereby the 2,000,000 shares of common stock outstanding were converted into 1,200,000 shares of common stock. Following the effective date of the reverse stock split, the par value of the common stock remained at $0.01 per share. As a result, the Company reduced the 'Common stock' in the Consolidated Balance Sheet as of the effective date of the split by $8,000, with a corresponding increase in 'Capital in excess of par value'.

        Under the terms of a Stockholder Agreement, 600,000 of the 1,252,612 shares held by Spirit Holdings are restricted and subject to repurchase by the Company for $0.01 per share. Under this agreement, if the Company does not complete an initial public offering of its common stock with gross proceeds to the Company of at least $100,000,000 before October 15, 2013, the Company will repurchase 300,000 shares of its common stock. In addition, if the Company does not meet annual performance criteria determined by the compensation committee of its board of directors, Spirit Finance will repurchase 60,000 shares of its common stock for each year that the performance criteria are not met, up to a total of 300,000 shares. The performance criteria include meeting any of the following targets each year (i) the Company's stock price increases by 110% of the increase in the Morgan Stanley REIT Index; (ii) the Company's dividend yield is greater than or equal to the Company's prior year dividend yield plus 1.0%; or (iii) the Company has an annual compounded total return to shareholders of 10%. The performance criteria also allow the Company to meet the targets on a cumulative basis over the full five-year period. Further, in connection with the Offering, Spirit Holdings, senior management and certain other persons entered into agreements not to sell the common stock they hold for a customary period of time after the closing of the Offering.

        In connection with the sale of its common stock, the Company entered into an agreement with the underwriter that requires the Company to file with the Securities and Exchange Commission ("SEC") no later than June 14, 2004 a registration statement registering for sale the Company's common stock. If the Company fails to file the registration statement with the SEC, the Company will be obligated to pay liquidated damages quarterly, in arrears, to its stockholders which damages will accrue daily for as long as the default remains uncured at an annual rate of (1) $0.25 per share during the first 90 days, (2) $0.50 per share during days 91 to 180, (3) $0.75 per share during days 181 to 270 and (4) $1.00 per share after the 270th day. Management expects to file the registration statement prior to June 14, 2004.

        Spirit Finance's articles of incorporation authorize the issuance of 125,000,000 shares of preferred stock. At December 31, 2003, there were no preferred shares issued or outstanding.

9. Stock-Based Compensation

        In December 2003, Spirit Finance adopted its 2003 Stock Option and Incentive Plan (the "Plan") that provides for the issuance of (1) non-qualified options; (2) incentive options; (3) dividend equivalent rights; (4) stock appreciation rights; (5) phantom stock rights; and (6) restricted stock. Upon adoption of the Plan, the number of shares available for grant totaled 2,100,000, of which options to purchase 1,230,000 shares were granted to employees prior to the closing of the Offering. Stock options were granted at an exercise price of $10 (the estimated fair value of Spirit Finance common stock on the date of grant), vest equally each year over a three to five year period, subject to continued employment, and will expire ten years after the date of the grant. There were no options exercisable at December 31, 2003.

        Prior to the closing of the Offering, 75,000 restricted shares were granted to employees. The restricted shares vest, 50% over time and 50% based on performance criteria (as more fully described in Note 8), ratably over a three-year period. Compensation expense related to restricted stock awards is recognized over the respective vesting periods for time-based awards based on the $10 value of the stock at the date of grant. For performance-based awards, compensation is recognized over the respective performance periods based on the probability of achieving the performance objectives. Compensation expense for restricted stock totaled $9,549 for 2003.

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", Spirit Finance uses the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation expense has been recorded with respect to the options granted.

        The following table illustrates the effect on the 2003 net loss if Spirit Finance had applied the fair value recognition provisions of SFAS No. 123.

Net loss as reported	$(1,158,157)
Add: Stock based employee compensation included in reported net loss	9,549
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	(9,549)

Pro forma net loss	$(1,158,157)

        The fair value of the options granted is estimated on the date of grant using the minimum-value method, which omits the assumption of any volatility. Under this method, the following assumptions were used: (i) risk free rate of 3.2%, (ii) dividend yield of 8.5% and (iii) expected life of 5 years.

        In January 2004, options to purchase 45,000 shares were granted to employees at an exercise price of $10 per share. In addition, 68,000 restricted shares were granted to employees and non-employee directors. All of the restricted shares vest ratably over a three-year period. Fifty percent of the shares granted to employees vest based on specific performance criteria.

10. Related Party Transactions

        Prior to the closing of the Offering, Spirit Finance's organizational, start-up and offering expenses, including costs incurred by Spirit Holdings on behalf of Spirit Finance prior to its incorporation, were paid on its behalf by Spirit Holdings under an Advance Agreement. Spirit Holdings charged Spirit Finance interest at 8% on funds advanced. Upon completion of the Offering, Spirit Finance issued 52,612 shares of common stock to Spirit Holdings in repayment of $489,291 of amounts advanced, with the balance of amounts advanced at December 17, 2003, totaling $1,004,841, paid in cash in accordance with the agreement. Interest paid to Spirit Holdings on the amounts advanced during 2003 totaled $35,205.

        As discussed in Note 8, on October 1, 2003, Spirit Finance repurchased 3,000,000 shares of its common stock for $30,000, or $0.01 per share. In exchange, Spirit Finance issued a note payable for $30,000, accruing interest at 8% per annum, payable upon demand. The note, including interest totaling $506, was repaid on December 17, 2003.

        Under an Administrative Services Agreement dated October 15, 2003, Spirit Finance allocates certain general and administrative overhead expenses to Spirit Holdings. The amount allocated during 2003 totaled $2,709 and is included in the Consolidated Balance Sheet under the caption 'Receivable from stockholder'.

        Spirit Finance pays a related party for the rental of its headquarters office space on a month-to-month basis. The amount Spirit Finance pays is equal to the amount the related party pays under its lease agreement between the related party and an unaffiliated third party. During 2003, Spirit Finance paid $86,711 for rent.

11. Commitments and Contingencies

        The Company has entered into three-year employment agreements with its five executive officers. At the end of the three-year term the employment agreements will automatically extend for one additional year unless either party terminates the agreement. The employment agreements provide for a base salary and annual cash and stock-based incentive awards. The employment agreements for certain of the executives provide that base salaries and maximum bonuses will be increased on each January 1 by the increase in the Consumer Price Index. The maximum aggregate annual cash compensation under these agreements totaled approximately $2,580,000 at December 31, 2003. Each employment agreement provides that Spirit Finance is liable for a lump-sum severance payment at a rate of one and one-half to two times the sum of the officer's base salary plus maximum target bonus, and other termination benefits, if an executive officer were to be terminated without cause, or if a change in control occurs and the executive's employment is terminated.

37,404,862 Shares of Common Stock

Spirit Finance Corporation

PROSPECTUS

                        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

        The expenses incurred and estimated to be incurred in connection with this offering are as follows:

Securities and Exchange Commission Registration Fee	$47,392
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$50,000
Printing Fees and Expenses	$150,000
Miscellaneous	$2,608

Total	$275,000

Item 32. Sales to Special Parties.

        Concurrently with the sale of a total of 28,087,647 shares of common stock to, or placed by, Banc of America Securities LLC, the initial purchaser and placement agent in the Registrant's December 2003 private offering, the Registrant sold 1,912,353 shares of common stock to some of its directors, officers, employees, stockholders and other persons associated with the Registrant. The per share purchase price for these shares of common stock was $9.30, which was the offering price in the December 2003 private offering less the initial purchaser's discount or placement fee.

Item 33. Recent Sales of Unregistered Securities.

        On August 14, 2003, in connection with the Registrant's incorporation, the Registrant issued 5,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), to Spirit Finance Holdings, LLC, at a purchase price of $.01 per share. On December 17, 2003, January 20, 2004, January 30, 2004 and February 9, 2004 the Registrant issued an aggregate of 153,000 restricted shares of Common Stock to certain of its directors, executive officers and employees under the Registrant's 2003 Stock Option and Incentive Plan at a purchase price of $.01 per share. The above sales and issuances of securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. Exemption from the registration provisions of the Securities Act is claimed on the basis that the purchasers represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such transactions did not involve any public offering and the purchasers were sophisticated and had adequate access to information about us through their relationship with us.

        On December 17, 2003 and January 27, 2004, the Registrant sold a total of 34,087,647 shares of Common Stock in a private unregistered offering to Banc of America Securities LLC pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act, which shares were subsequently resold to other investors in accordance with Rule 144A of, and other available exemptions set forth in, the Securities Act. The per share purchase price of the Common Stock sold to the initial purchaser was $9.30, and the per share offering price to investors was $10.00. In connection with this offering, the Registrant sold 1,912,353 shares directly to directors, officers and other persons associated with the Registrant pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, for which the purchasers paid $9.30 per share.

Item 34. Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Registrant's charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        The Registrant's charter authorizes the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Registrant and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Registrant's bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Registrant and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.

        Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith; (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (A) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (B) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        The Registrant has also purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Stock Being Registered.

        Not applicable

Item 36. Financial Statements and Exhibits.

  (a)
  Financial Statements: See "Index to Financial Statements" and the financial statements appearing thereafter in Part I of this registration statement.

  (b)
  Exhibits:

3.1	Articles of Amendment and Restatement.
3.2	Bylaws.
4.1	Form of Common Stock Certificate.*
5.1	Opinion of Kutak Rock LLP regarding legality of the securities to be registered.*
8.1	Opinion of Kutak Rock LLP regarding federal income tax matters.*
10.1	Employment Agreement between the Registrant and Morton H. Fleischer.
10.2	Employment Agreement between the Registrant and Christopher H. Volk.
10.3	Employment Agreement between the Registrant and Catherine F. Long.
10.4	Employment Agreement between the Registrant and Jeffrey M. Fleischer.
10.5	Employment Agreement between the Registrant and Gregg A. Seibert.
10.6	Spirit Finance Corporation 2003 Stock Option and Incentive Plan.
10.7	Stockholder Agreement between the Registrant and Spirit Finance Holdings, LLC dated as of October 15, 2003.
10.8	Registration Rights Agreement between the Registrant and Banc of America Securities LLC dated as of December 17, 2003.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Kutak Rock, LLP (contained in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (incorporated herein by reference to page II-5 to the registration statement).

*
To be filed by amendment.

Item 37. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (c)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, State of Arizona, on June 9, 2004.

SPIRIT FINANCE CORPORATION
By:	/s/ MORTON H. FLEISCHER Morton H. Fleischer, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned, whose signatures appear below, hereby constitute and appoint Christopher H. Volk their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MORTON H. FLEISCHER Morton H. Fleischer	Chairman of the Board and Chief Executive Officer	June 9, 2004
/s/ CHRISTOPHER H. VOLK Christopher H. Volk	President, Chief Operating Officer and Director	June 9, 2004
/s/ CATHERINE LONG Catherine Long	Chief Financial Officer, Senior Vice President, Secretary and Treasurer	June 9, 2004
/s/ CATHERINE L. STEVENSON Catherine L. Stevenson	Vice President and Controller	June 9, 2004

/s/ WILLIE R. BARNES Willie R. Barnes	Director	June 9, 2004
/s/ DENNIS E. MITCHEM Dennis E. Mitchem	Director	June 9, 2004
/s/ PAUL F. OREFFICE Paul F. Oreffice	Director	June 9, 2004
/s/ JIM PARISH Jim Parish	Director	June 9, 2004
/s/ KENNETH B. ROATH Kenneth B. Roath	Director	June 9, 2004
/s/ CASEY J. SYLLA Casey J. Sylla	Director	June 9, 2004
/s/ SHELBY YASTROW Shelby Yastrow	Director	June 9, 2004

EXHIBIT INDEX

Number	Description of Exhibits
3.1	Articles of Amendment and Restatement.
3.2	Bylaws.
4.1	Form of Common Stock Certificate.*
5.1	Opinion of Kutak Rock LLP regarding legality of the securities to be registered.*
8.1	Opinion of Kutak Rock LLP regarding federal income tax matters.*
10.1	Employment Agreement between the Registrant and Morton H. Fleischer.
10.2	Employment Agreement between the Registrant and Christopher H. Volk.
10.3	Employment Agreement between the Registrant and Catherine F. Long.
10.4	Employment Agreement between the Registrant and Jeffrey M. Fleischer.
10.5	Employment Agreement between the Registrant and Gregg A. Seibert.
10.6	Spirit Finance Corporation 2003 Stock Option and Incentive Plan.
10.7	Stockholder Agreement between the Registrant and Spirit Finance Holdings, LLC dated as of October 15, 2003.
10.8	Registration Rights Agreement between the Registrant and Banc of America Securities LLC dated as of December 17, 2003.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Kutak Rock, LLP (contained in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (incorporated herein by reference to page II-5 to the registration statement).

*
To be filed by amendment.